As filed with the U.S. Securities and Exchange Commission on February 8, 2023.

Registration No. 333-269290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No.1

to

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOP KINGWIN LTD

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Room 1304, Building No. 25, Tian’an Headquarters Center, No. 555

North Panyu Avenue, Donghuan Street

Panyu District, Guangzhou, Guangdong Province, PRC
Zip: 511400

Tel: +86 400 661 3113
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 E 42nd St., 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell L. Lampert, Esq. Anna Jinhua Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2942	Spencer G. Feldman, Esq. Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Tel: (212) 451-2300

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED February 8, 2023

TOP KINGWIN LTD

3,000,000 Class A Ordinary Shares

This is the initial public offering on a firm commitment basis of 3,000,000 Class A ordinary shares, par value $0.0001 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”), of Top KingWin Ltd (the “Company” or “KingWin”), a Cayman Islands exempted company with limited liability whose principal place of business is in the People’s Republic of China (the “PRC”).

We expect that the initial public offering price will be in the range of $4.00 to $5.00 per Class A Ordinary Share. As of the date hereof, our authorized share capital is $50,000, divided into 500,000,000 ordinary shares consisting of 300,000,000 Class A Ordinary Shares and 200,000,000 Class B ordinary shares, par value $0.0001 per share (each, a “Class B Ordinary Share”, collectively, “Class B Ordinary Shares”). As of the date hereof, we have 8,213,040 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares, issued and outstanding, respectively. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes. The Class A Ordinary Shares are not convertible into shares of any other class. Upon any direct or indirect sale, transfer, assignment or disposition, the Class B Ordinary Shares will be automatically and immediately convertible into Class A Ordinary Shares on a one-to-one basis.

Our dual-class share structure will have the effect of concentrating voting control with our controlling shareholders with respect to matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets. Upon the completion of this offering, we will have 11,213,040 Class A Ordinary Shares issued and outstanding, assuming the underwriters do not exercise their over-allotment option, or 11,663,040 Class A Ordinary Shares issued and outstanding, assuming the underwriters exercise their over-allotment option. Mr. Ruilin Xu, our chairman of the board of directors and our chief executive officer, will beneficially own 4.28% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing 87.66% of our total voting power, assuming the underwriters do not exercise their over-allotment option, or 87.21% of our total voting power if the underwriters exercise their over-allotment option in full. As such, Mr. Xu will control matters subject to a vote by our shareholders, and we will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Prospectus Summary — Implications of Being a Controlled Company” on page 14 for additional information.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

No public market currently exists for our Class A Ordinary Shares or Class B Ordinary Shares. We intend to list the Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “TCJH”. This offering is contingent upon the final approval from Nasdaq for our listing on Nasdaq Capital Market. We will not proceed to consummate this offering if Nasdaq denies our listing. There is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq Capital Market or that the offering will be closed.

Top KingWin Ltd, which we refer to as “KingWin”, the “Company”, or “Cayman Islands holding company”, is a holding company with no material operations of its own, and conducts substantially all of its operations through Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd., which we will refer to as “Tiancheng Jinhui”, “PRC subsidiary”, “PRC operating entity”, or “PRC operating subsidiary”. The Class A Ordinary Shares offered in this offering are shares of KingWin, our Cayman Islands holding company, instead of shares of Tiancheng Jinhui in China. Investors in our Class A Ordinary Shares should be aware that they may never hold equity interests in Tiancheng Jinhui.

We indirectly hold 100% equity interests in our PRC subsidiary, Tiancheng Jinhui, through our BVI subsidiary, Sky KingWin Ltd, which we will refer to as “KingWin BVI”, and our Hong Kong subsidiary, SKY KINGWIN (HK) LIMITED, which we will refer to as “KingWin HK”. Tiancheng Jinhui was organized in the PRC and our corporate structure is governed by the PRC laws. As advised by our PRC legal counsel, Jingtian & Gongcheng, based on their understanding of current PRC laws and regulations, our corporate structure is not in violation of the applicable PRC laws. However, this structure involves unique risks to investors. Our corporate structure may not be enforceable in the PRC, if PRC government authorities or courts take a view that such corporate structure contravenes PRC laws and regulations or is otherwise not enforceable for public policy reasons. Furthermore, the legal environment in the PRC is not as developed as in the United States, and uncertainties in the PRC legal system could further limit our ability to enforce our corporate structure. In addition, the Chinese governmental authorities may take a different view than us about our corporate structure because of the promulgation of new laws or regulations, or the new interpretation of existing laws and regulations. In the event PRC government authorities disallow our current corporate structure, we will be unable to exert effective control over Tiancheng Jinhui and there will be a material change in our operations and/or a material change in the value of Class A Ordinary Shares we are registering for sale. It could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and as a result, our Class A Ordinary Shares may decline significantly in value or become worthless. See more details under “Risk Factors — Risks Related to Doing Business in China — Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.” on page 38 of this prospectus and detailed discussion of legal uncertainties and jurisdictional limits in China under “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to you and us.” on page 40 of this prospectus.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) issued the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”) (collectively, the “Draft Rules Regarding Overseas Listings”). According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. Although we do not believe that we are currently prohibited from conducting overseas offerings and listings, if the Draft Rules Regarding Overseas Listings are enacted, we may be subject to additional compliance requirements in the future. Since the Draft Rules Regarding Overseas Listings have not yet come into effect, and the interpretation and implementation are not very clear, we cannot assure that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to government review and any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Risks Related to Doing Business in China — Draft rules for China-based companies seeking securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the PRC government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” on page 42 of this prospectus.

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Both our former and current registered public accounting firms, Friedman LLP and Marcum Asia CPAs LLP, each headquartered in Manhattan, New York, are currently subject to the PCAOB inspections on a regular basis. Neither Friedman LLP nor Marcum Asia CPAs LLP is headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP or Marcum Asia CPAs LLP to provide audit workpapers to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China — Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 55 of this prospectus.

Neither KingWin nor its subsidiaries have maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between the entities. Each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities. As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements. If any of our subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends and our cash and financing requirement may not be fully satisfied.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between KingWin and its subsidiaries. In the future, cash proceeds from overseas financing activities, including this offering, will be transferred by KingWin to its subsidiaries via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to KingWin, and no dividends or distributions have been made to any investors by KingWin or any of its subsidiaries. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC subsidiary, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entity to the Hong Kong subsidiary. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, due to the interventions in or the imposition of restrictions and limitations by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Furthermore, if our subsidiary in mainland China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong. Based on our understanding of the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI. See “Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on page 44 of this prospectus.

See “Prospectus Summary — Dividend Distributions or Assets Transfer among the Holding Company and Subsidiaries” on page 7 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on page 44 of this prospectus and “Risk Factors — Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 45 of this prospectus. For a summary of the condensed consolidated schedule and the consolidated financial statements, see pages from 18 to 20 of this prospectus for “Summary Consolidated Financial and Operating Information — Selected Statements of Operations Information”; “— Selected Balance Sheet Information”; and “— Selected Cash Flow Information”; “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies, which could occur quickly with little advance notice, could have a material adverse effect on our business and operations.” on page 44 of this prospectus; and “Risk Factors – Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiary before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 45 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on page 46 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.” on page 49 of this prospectus; and “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” on page 49 of this prospectus.

We are a Cayman Islands company and conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, other than our independent director Kenneth K. Cheng, all of our directors and officers are nationals or residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.” on page 48 of this prospectus.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per Share	Total
Initial public offering price (1)	$4.50	$13,500,000
Underwriting discounts and commissions (7%) (2)	0.315	945,000
Proceeds, before expenses, to us (3)	$4.185	$12,555,000

(1)	Initial public offering price per share is assumed as $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The table above assumes that the underwriters do not exercise their over-allotment option.

(2)	An underwriting discount equal to 7% of the offering price will be provided to underwriters. See “Underwriting” beginning on page 147 of this prospectus for additional disclosure regarding underwriting compensation payable by us.

(3)	The total estimated expenses related to this offering are set forth in the section entitled “Underwriting — Discounts, Commissions and Expenses” on page 148 of this prospectus.

We have granted the underwriters an option, exercisable for 45 days following the effective date of this prospectus, to purchase up to an additional 15% of the Class A Ordinary Shares offered in this offering on the same terms to cover over-allotments, if any.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A Ordinary Shares against payment in USD to purchasers on or about [●], 2023.

Prospectus dated               , 2023

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Class A Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares.

We have not taken any action to permit a public offering of the Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Ordinary Shares and the distribution of this prospectus or any filed free writing prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

Until [__________], 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

COMMONLY USED DEFINED TERMS

●	“AHFCAA” refers to the Accelerating Holding Foreign Companies Accountable Act;

●	“China” or the “PRC” refers to the People’s Republic of China. When used in the case of laws, regulations and rules, “China” or “the PRC” refers to only such laws, regulations and rules of mainland China. When used in the case of government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of “China” or “the PRC” or “Chinese”, it refers to only such government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of mainland China;

●	Depending on the context, “we”, “us”, “our company”, “our”, the “Company” and “KingWin” refer to Top KingWin Ltd, a Cayman Islands company, and its subsidiaries, Sky KingWin Ltd, Sky Kingwin (HK) Limited, and Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd., unless the context otherwise indicates;

●	“CAC” refers to the Cyberspace Administration of China;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“HFCA Act” refers to the Holding Foreign Companies Accountable Act;

●	“M&A Rules” refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China;

●	“MOFCOM” refers to the Ministry of Commerce of China;

●	“Negative List” refers to the Special Administrative Measures for the Access of Foreign Investment (Negative List);

●	“NDRC” refers to the National Development and Reform Commission of China;

●	“NPC” refers to the National People’s Congress of China;

●	“RMB” or “yuan” refers to the legal currency of China;

●	“SAFE” refers to the State Administration of Foreign Exchange in China;

●	“SAIC” refers to the State Administration for Industry and Commerce in China and is currently known as State Administration for Market Regulation;

●	“SAT” refers to the PRC State Administration of Taxation;

●	“SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation;

●	“SCNPC” refers to the Standing Committee of the National People’s Congress of China;

●	“KingWin BVI” refers to Sky KingWin Ltd, a company organized under the laws of British Virgin Islands, which is wholly-owned by KingWin;

●	“KingWin HK” refers to SKY KINGWIN (HK) LIMITED, a company organized under the laws of Hong Kong, which is wholly-owned by KingWin BVI;

●	“Tiancheng Jinhui” refers to Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by KingWin HK;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“USD” or “$” refers to the legal currency of the United States.

KingWin’s reporting currency is USD. However, substantially all of our consolidated revenues, costs, expenses and assets are denominated in RMB. This prospectus contains translations of certain foreign currency amounts into USD for the convenience of the reader. All translations of RMB are calculated at the rate of $1.00=RMB6.3726 as of the year ended December 31, 2021 and $1.00=RMB6.4508 for the year ended December 31, 2021, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2021. All translations of RMB are calculated at the rate of $1.00=RMB7.1135 as of September 30, 2022 and $1.00=RMB6.6054 for the nine months ended September 30, 2022 representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2022. All translations of RMB are calculated at the rate of $1.00=RMB6.8972 as of December 31, 2022 and $1.00=RMB6.7290 for the year ended December 31, 2022. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate. We are exposed to foreign exchange risk. See “Risk Factors — Risks Related to Doing Business in China — Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares.” at page 47.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

Overview of Our Business Services

We provide a number of important business services in China to young and emerging companies including (i) corporate business training services, which mainly focus on advanced knowledge and new perspectives on the capital markets, (ii) corporate consulting services, which mainly focus on various aspects of fundraising, and (iii) advisory and transaction services. Our main clients are entrepreneurs and executives in small and medium enterprises (“SMEs”) in China.

Corporate business training, corporate consulting, and advisory and transaction services constituted approximately 7%, 23% and 70% of our business, respectively, during the nine months ended September 30, 2022.

Supported by the rapid economic growth and friendly business policies in China, the number of SMEs in China has significantly increased from 2016 to 2021. According to Frost & Sullivan, an independent market research firm, from 2016 to 2021, the number of SMEs in China increased from 13.9 million to 26.8 million with a compound annual growth rate (“CAGR”) of 14.0%. Frost & Sullivan expects the number of SMEs in China will steadily increase at 9.8% CAGR from 2021 to 2026. We believe that the increasing number of SMEs provide a solid foundation for the future development of our business.

With the increase in number of companies entering the China market, most industries in China are becoming more competitive. Therefore founders, senior management teams and key employees of companies have an increasing awareness for professional business education in order to enhance their professional knowledge, boost their company’s strategic growth and allow the company to stay competitive in today’s economy.

China’s economy is shifting from traditional real estate investment and manufacturing to new economy industries such as internet-driven or technology-driven industries. Currently, the new economy industry has been a vital driving force in the growth of the economy in China. According to Frost & Sullivan, from 2016 to 2021, the market size of new economy industries by revenue in China experienced significant growth with 28.2% CAGR, which was much higher than the synchronized growth rate of 8.9% in China’s nominal GDP, attaining $4.0 trillion (RMB25.2 trillion) by the end of 2021. We believe that the rapid growth of new economy industries benefits the development of our business. Our mission is to provide comprehensive services to address client’s needs throughout all phases of their development and growth.

Certain Risks and Limitations Related to Doing Business in China

Because all of our operations are in mainland China, our business is subject to the complex and rapidly evolving laws and regulations. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at anytime, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to us and our investors. See “Risk Factors — Risks Related to Doing Business in China — Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.” on page 38, “PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to you and us.” on page 40, “If the PRC government were to impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 41, “Draft rules for China-based companies seeking securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the PRC government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” on page 42, and “Changes in China’s economic, political or social conditions or government policies, which could occur quickly with little advance notice, could have a material adverse effect on our business and operations.” on page 44 of this prospectus.

There are significant enforcement risks related to our Class A Ordinary Shares. It may be difficult for you to effect service of process or the U.S. courts judgments obtained in U.S. courts upon us or our directors and officers, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.” on page 48, and “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.” on page 48 of this prospectus.

There are significant liquidity risks related to our Class A Ordinary Shares and certain limitations on our ability to transfer cash between us or our subsidiaries. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entity to the Hong Kong subsidiary. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, due to the interventions in or the imposition of restrictions and limitations by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution. See “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 12 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China —To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 45 of this prospectus. Furthermore, if our subsidiary in mainland China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. See “Prospectus Summary — Dividend Distributions or Assets Transfer among the Holding Company and Subsidiaries.” on page 7 of this prospectus, “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on page 44, “Prospectus Summary — Summary of Significant Risk Factors – Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiary before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 45 of this prospectus, “Risk Factors – Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on pages 44 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiary before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 45 of this prospectus. In addition, any transfer of funds by us to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiary is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) in its local branches and satisfy relevant requirements, and our PRC subsidiary may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiary are subject to the registration with State Administration for Market Regulation in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China, except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong.

Our Competitive Advantages

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●

Highly qualified professional service team with extensive experience in services of going public, corporate training and consulting, consisting of three internal corporate trainers, experts, and a team of outsourced professional consultants;

●	Our management team possesses a wide personal and business network, which provides us a valuable source of potential clients;

●	Corporate culture which reflects our employees’ energy, passion and focus on client success;

●	We develop a comprehensive range of services designed to meet the evolving demands of our clients and to capture different market opportunities, such as regularly conducting research and studies on trending topics and commonly raised client enquiries in the capital finance sectors;

●	We are able to offer services to clients from a diversified range of industry sectors;

●	We have a strong network effect; and

●	Established long-term cooperative relationships with local chambers of commerce that serve as a reliable lead source to introduce our services to potential clients.

Our Growth Strategies

We intend to pursue the following strategies to strengthen our market position and further grow our business:

●	Enhance and expand our service offerings. We intend to attract and recruit new highly qualified professionals to join our team, increase the scope of our service offerings and expand our geographical coverage in China;

●	Promote our brand and enhance our marketing capabilities through large-scale offline activities such as participating forums and customized events in order to build and maintain long-term relationships with existing clients; and

●	Invest in new complementary/synergistic business ventures to facilitate the growth of our business based on the degree of potential synergies, market position, experience of management team, valuation, historical operating metrics, financial performance and suitability with our strategic planning.

Our Industry

Overview of China’s Financing Advisory Industry

Financing advisors in China provide a series of services that assist high-growth enterprises to raise capital (such as, in the way of providing financing-related training, or directly matching investors with enterprises). In the initial stage of the financing advisory in China, a financing advisor was considered as a transaction advisor who charges fees through simply matching investors and enterprises. After nearly 20 years of development, the business model of the financing advisory has become increasingly diversified, and the financing advisory services are illustrated in the following table.

Source: Frost & Sullivan

Apart from being diversified, according to Frost & Sullivan, the financing advisory industry in China has experienced a rapid growth in the past few years (reflected in the following sections). According to Frost & Sullivan, the nominal GDP of China increased from $11.7 trillion (RMB74.6 trillion) in 2016 to $18.0 trillion (RMB114.4 trillion) in 2021, at a 8.9% CAGR. Looking forward, the overall economy in China is projected to grow with a CAGR of 7.3% from 2021 to 2026. As China’s economy continues to experience robust growth, there are an increasing number of enterprises that seek growth through financing advisory services namely equity financing (e.g., private placement, initial public offering), or improvement of business knowledge or skills.

Capital Equity Market behind Financing Advisory

Capital markets refer to the arena where companies raise capital by selling equity through private placements or initial public offerings (“IPOs”), and its direct impact in the financing advisory industry.

In the private sector, according to Frost & Sullivan, the annual volume and the annual value of private equity investments in China was 12,327 and $223.3 billion (RMB1422.9 billion) by 2021, respectively, with CAGRs of 6.2% and 13.8% from 2016 to 2021. These trends indicate an active and positive development in China’s private equity market. In the first half year of 2022, however, affected by the complicated international situation and strict quarantine measures amid frequently repeated outbreaks of COVID-19, private placement activities in China have slowed down, with the value and volume of private equity investment dropping slightly.

According to Frost & Sullivan, from 2016 to 2021, the number of newly listed companies in China, and the amount of capital raised through IPO rapidly increased at CAGRs of 18.2% and 29.4%, respectively, reaching 524 and $85.2 billion (RMB542.7 billion) by the end of 2021. In the first half of 2022, the international situation and domestic pandemic have become more complicated and severe, which adversely impacts IPO activities to a certain extent. In the first half of 2022, the number of newly listed companies presents a significant downturn, but the capital raised remains close to the first half of last year.

Corporate Business Training in China

According to Frost & Sullivan, corporate business training refers to training services provided to clients with the aim of helping clients develop business strategies and solutions. It typically entails the programs of leadership training, corporate governance training, corporate legal or financial compliance training, investor relationship training and so on. From 2016 to 2021, the market size of corporate business training by revenue in China experienced rapid growth from $23.0 billion (RMB146.4 billion) to $45.5 billion (RMB289.7 billion), representing a CAGR of 14.6%. Driven by the increasing number of companies and growing awareness of companies attending business training, the market size of corporate business training by revenue in China is projected to be at a CAGR of 10.4% from 2021 to 2026, attaining $74.6 billion (RMB475.3 billion) by the end of 2026.

Corporate Consulting in China

Corporate consulting provides company clients with one-to-one customized solutions for certain critical issues, such as strategy, marketing, digital transformation, corporate governance, ownership structure design, and financial activities. It is normally categorized into strategy consulting, management consulting, financial consulting, IT consulting and so on. Driven by robust economic growth in China in recent years, the corporate consulting industry has experienced a rapid growth. According to Frost & Sullivan, the market size of corporate consulting industry by revenue in China has increased from $180.0 billion (RMB1,147 billion) in 2016 to $259.8 billion (RMB1,655.7 billion) in 2021, representing a CAGR of 7.6%; and looking forward, it is forecasted that the revenue of corporate consulting services in China continues to grow with a CAGR of 7.1% from 2021 to 2026.

Advisory and Transaction Services in China

According to Frost & Sullivan, from 2016 to 2021, the market size of advisory and transaction industry in China rapidly increased from $289.9 billion (RMB1,847.3 billion) to $414.9 billion (RMB2,643.7 billion). Looking forward, the market size of advisory and transaction industry in China is forecasted to steadily grow at a CAGR of 4.7% from 2021 to 2026, reaching $522.8 billion (RMB3,331.9 billion) by the end of 2026.

Corporate History and Holding Company Structure

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands on February 16, 2022 with operations conducted through Tiancheng Jinhui, our PRC operating subsidiary, which was incorporated in the PRC on October 25, 2018.

The following diagram illustrates our current corporate legal structure.

Approvals from PRC Authorities to Conduct Our Operations and Issue Class A Ordinary Shares to Foreign Investors

Our operations in China are governed by PRC laws and regulations. Our PRC legal counsel, Jingtian & Gongcheng, has advised us that, as of the date of this prospectus, based on its understanding of the current PRC laws, regulations and rules, we have received all requisite permissions and approvals from the PRC government authorities for our business operations currently conducted in China. Neither have we received any denial of permissions for our business operations currently conducted in China. In addition, our PRC legal counsel, Jingtian & Gongcheng, has advised us that, as of the date of this prospectus, based on its understanding of the current PRC laws, regulations and rules, we are currently not required to obtain permission from any of the PRC authorities to issue our Class A Ordinary Shares to foreign investors, or list and trade of our Class A Ordinary Shares on Nasdaq in connection with this offering.

However, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permissions or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we are required to obtain approvals in the future, or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange and would likely cause the value of our securities to significantly decline or become worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the CAC, jointly with the relevant authorities, formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services and online platform operator carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review. Any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information, our PRC counsel, Jingtian & Gongcheng, is therefore of the opinion that we are not subject to a cybersecurity review under the Measures for Cybersecurity Review (2021). There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. For further details, see “Risk Factors — Risks Related to Doing Business in China — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering.” on page 40 of this prospectus.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce of China (the “MOFCOM”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules contain provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. As advised by our PRC counsel, Jingtian & Gongcheng, based on its understanding of the current PRC law, rules and regulations, and given that we are not an SPV which has acquired PRC domestic companies’ equities with its shares prior to the listing of its Class A Ordinary Shares on the Nasdaq Stock Market, as of the date of this prospectus, the CSRC’s approval under the M&A Rules is not required for the listing and trading of our Class A Ordinary Shares on Nasdaq in the context of this offering. However, there remains uncertainty as to how the M&A Rules will be interpreted or implemented by the relevant PRC authorities, and the opinions summarized above will be subject to any new PRC laws, rules and regulations or detailed implementations and interpretations in any form relating to overseas listing of SPVs like the Company. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do.

Notwithstanding the foregoing, on December 24, 2021, the CSRC issued the Administrative Provisions of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (collectively, the “Draft Rules Regarding Overseas Listings”). According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications and subsequent substantial amendments with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (1) a filing report and associated undertaking; (2) regulatory opinions, filings or approval and related documents issued by competent industry authorities (where applicable); (3) opinions issued by competent authorities on security assessment and review of the issuer (where applicable); (4) legal opinion provided by a domestic law firm; (5) a prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies or the others; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked. Given the current PRC regulatory environment, it is uncertain whether we or our PRC subsidiary will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. If we are unable to obtain such approvals if required in the future, or inadvertently conclude that such approvals are not required then the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

Although we do not believe that we are currently prohibited from overseas offerings and listings, the Draft Rules Regarding Overseas Listings, if enacted, may subject us to additional compliance requirements in the future. Since the Draft Rules Regarding Overseas Listings have not yet come into effect, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause our Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to you and us.” on page 40; and “Risk Factors — Risks Related to Doing Business in China — Draft rules for China-based companies seeking securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the PRC government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” on page 42 of this prospectus.

Dividend Distributions or Assets Transfer among the Holding Company and Subsidiaries

We are a holding company with no material operations of our own and do not generate any revenue. We currently conduct all of our operations through our PRC operating entity, Tiancheng Jinhui. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” on page 46 of this prospectus.

Neither we nor our subsidiaries have cash management policies dictating how funds are transferred, and each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between our company and our subsidiaries. As of the date of this prospectus, there has been no dividend or distributions made between U.S. investors, other investors and the company’s entities. For a summary of the condensed consolidated schedule and the consolidated financial statements, see pages from 18 to 20 of this prospectus for “Summary Consolidated Financial and Operating Data — Selected Statements of Operations Information”; “— Selected Balance Sheet Information”; and “— Selected Cash Flow Information.”

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, will be transferred by us to KingWin BVI, and then transferred to KingWin HK, and then transferred to Tiancheng Jinhui as capital contribution and/or shareholder loans as the case may be. Any transfer of funds by us to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiary is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) in its local branches and satisfy relevant requirements, and our PRC subsidiary may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiary are subject to the registration with State Administration for Market Regulation in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. Please see “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiary before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 45 of this prospectus. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from our BVI subsidiary, which will be dependent on receipt of dividends from our Hong Kong subsidiary, which will be dependent on receipt of payments from Tiancheng Jinhui in accordance with the laws and regulations of the PRC and Hong Kong.

Tiancheng Jinhui’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit Tiancheng Jinhui to pay dividends to KingWin HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Tiancheng Jinhui is required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their registered capital. Each of such similar entity in China may also set aside a portion of its after-tax profits to fund an optional reserve, although the amount to be set aside, if any, is determined at the discretion of such entity’s shareholder. The reserves can be used to increase the registered capital, cover losses made in past years and enhance the company’s productivity and expand its business, however a company’s capital reserve shall not be used to cover the company’s losses.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Further, if our subsidiary in the PRC incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.

Our subsidiary in the PRC generates and retains cash generated from operating activities and re-invests it in our business. As of the date of this prospectus, our PRC subsidiary has not paid any dividends to the offshore companies.

Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China, except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong. Based on the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI. Please see “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies, which could occur quickly with little advance notice, could have a material adverse effect on our business and operations.” on page 44 of this prospectus; “Risk Factors – Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 45 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on page 46 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business,” on page 49 of this prospectus; and “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” on page 49 of this prospectus.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in USD. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%.

In order for us to pay dividends to our shareholders, we may rely on payments made from Tiancheng Jinhui and the distribution of such payments to KingWin HK as dividends from Tiancheng Jinhui. Certain payments as dividends from Tiancheng Jinhui to KingWin HK are subject to PRC taxes, including withholding taxes.

Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC company. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong company must be the beneficial owner of the relevant dividends; and (b) the Hong Kong company must directly hold no less than 25% of share ownership in the PRC company during the twelve (12) consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong company must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, KingWin HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. KingWin HK intends to apply for the tax resident certificate when Tiancheng Jinhui plans to declare and pay dividends to KingWin HK. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” on page 52 of this prospectus.

Implications of the HFCA Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the AHFCAA, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCA Act to two consecutive years instead of three years. If our auditor cannot be inspected by the PCAOB for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Our former auditor, Friedman LLP, the independent registered public accounting firm of our company, that issued the audit report for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus, is headquartered in Manhattan, New York, with no branches or offices outside of the United States. Friedman LLP is currently subject to PCAOB inspections on a regular basis.

Our current auditor, Marcum Asia CPAs LLP, an independent registered public accounting firm that reviewed the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2022 and 2021, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia CPAs LLP is headquartered in Manhattan, New York, and is subject to inspection by the PCAOB on a regular basis.

Neither our former nor current auditors is identified in the report issued by the PCAOB on December 16, 2021 as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP or Marcum Asia CPAs LLP to provide audit work papers located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act. In addition, under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the AHFCAA, passed by the U.S. Senate on June 22, 2021, is signed into law, and this ultimately could result in our Class A Ordinary Shares being delisted by the exchange. Further, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 55 of this prospectus.

Impacts of COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The outbreak has reached almost every country, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The PRC government has ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses. Therefore, like many others, our business was temporarily and adversely impacted by the COVID-19 coronavirus outbreak to a certain extent.

The negative impacts of the COVID-19 pandemic on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Temporary lockdown or suspension of business. Most of our company’s business training courses are taught in indoor conference rooms. In response to the COVID-19 pandemic, local governments in China have imposed restrictions on large-scale gathering activities in various places or imposed extra requirements on participants of such activities from time to time, which have caused some of our company’s originally booked business training courses to be cancelled or delayed. Our corporate business training and corporate consulting business has been affected to some extent, although not significantly, from January 2021 to June 2021.

●	Limitations on our employees’ ability to work and travel. Resulting from the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of COVID-19, our employees’ ability to work and travel is adversely affected and therefore impair our company’s ability to manage day-to-day operations and service delivery.

●	Increase cybersecurity risks. Due to the epidemic prevention measures by the government, much of our company’s operations have been transferred to a form of online nature. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic.

We have responded to the COVID-19 pandemic in these ways:

●	Selected multiple different venues in different cities with back-up activity plans, increased our courses on the schedule and our capacity to change venues flexibly; and

●	Increased networking efforts with local distributors and suppliers who could introduce clients to take our courses if we are not able to develop clients by ourselves because of the COVID-19 and the quarantine policies.

As there are still regional outbreaks of coronavirus diseases in 2022, movement in China is still limited. Lockdown measures are expected to be employed in closed and control areas with reported COVID-19 cases. Some cities like Beijing require residents to present a negative COVID-19 test result in order to enter public venues and take public transportation. It could potentially impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

Summary of Significant Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below is a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry, beginning on page 22 of this prospectus, include, but are not limited to, the following:

●	We have a limited operating history and are subject to the risks encountered by early-stage companies. See a more detailed discussion of this risk factor on page 23 of this prospectus.

●	Our historical growth may not be indicative of our future performance, which is dependent upon factors beyond our control such as market conditions of the equity investment industry in China. See a more detailed discussion of this risk factor on page 23 of this prospectus.

●	If we are unable to retain existing clients or attract new ones, or to attract sufficient spending from our clients, our business, results of operations and financial condition could be materially and adversely affected. See a more detailed discussion of this risk factor on page 24 of this prospectus.

●	If we lose the services of any of our key executive officers and other key employees, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed. See a more detailed discussion of this risk factor on page 24 of this prospectus.

●	The industry in which we operate is highly fragmented and intensively competitive, and if we fail to compete effectively with current or future competitors, our business, results of operations and financial conditions could be materially and adversely affected. See a more detailed discussion of this risk factor on page 25 of this prospectus.

●	Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business, reputation and competitive edge. Intellectual property is crucial to our competitiveness and success. See a more detailed discussion of this risk factor on page 31 of this prospectus.

Risks Related to Our Corporate Structure

Risks related to our corporate structure, beginning on page 36 of this prospectus, include, but are not limited to, the following:

●	The dual-class structure of our ordinary shares has the effect of concentrating voting control with our Chairman and Chief Executive Officer, directors and their affiliates. See a more detailed discussion of this risk factor on page 36 of this prospectus.

●	As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders. See a more detailed discussion of this risk factor on page 36 of this prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See a more detailed discussion of this risk factor on page 37 of this prospectus.

Risks Related to Doing Business in China

We are based in China and have all of our operations in China. We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. See a more detailed discussion of this risk factor on page 38 of this prospectus.

●	PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to you and us. See a more detailed discussion of this risk factor on page 40 of this prospectus.

●	If the PRC government were to impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See a more detailed discussion of this risk factor on page 41 of this prospectus.

●	Draft rules for China-based companies seeking securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the PRC government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See a more detailed discussion of this risk factor on page 42 of this prospectus.

●	Changes in China’s economic, political or social conditions or government policies, which could occur quickly with little advance notice, could have a material adverse effect on our business and operations. See a more detailed discussion of this risk factor on page 44 of this prospectus.

●	The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction. See a more detailed discussion of this risk factor on page 44 of this prospectus.

●	To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong. See a more detailed discussion of this risk factor on page 45 of this prospectus.

●	We must remit the offering proceeds to our PRC operating subsidiary before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner. See a more detailed discussion of this risk factor on page 45 of this prospectus.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus. See a more detailed discussion of this risk factor on page 48 of this prospectus.

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. See a more detailed discussion of this risk factor on page 50 of this prospectus.

Risks Related to Our Class A Ordinary Shares and This Offering

Risks and uncertainties related to our Class A Ordinary Shares and this offering, beginning on page 54 of this prospectus, include, but are not limited to, the following:

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all. See a more detailed discussion of this risk factor on page 54 of this prospectus.

●	A sale or perceived sale of a substantial number of our Class A Ordinary Shares may cause the price of our Class A Ordinary Shares to decline. See a more detailed discussion of this risk factor on page 54 of this prospectus.

●	If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet the continued listing standards of the Nasdaq Capital Market. See a more detailed discussion of this risk factor on page 54 of this prospectus.

●	The market price for the Class A Ordinary Shares may be volatile. See a more detailed discussion of this risk factor on page 56 of this prospectus.

●

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. See a more detailed discussion of this risk factor on page 56 of this prospectus.

Compliance with Foreign Investment

The PRC Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List (2021). The PRC Foreign Investment Law provides that (i) foreign-invested entities operating in “restricted” industries are required to obtain market entry clearance and other approvals from relevant PRC government authorities; and (ii) foreign investors shall not invest in any industries that are “prohibited” under the Negative List (2021). As of the date of this prospectus, we do not conduct any business that falls into the category of “restricted” industries or “prohibited” industries under the Negative List (2021).

Recent Regulatory Development in PRC

We are a holding company incorporated in the Cayman Islands with all of our operations conducted by our operating entity in PRC. We are aware that, recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

In addition, on December 28, 2021, the CAC adopted an amended Cybersecurity Review Measures, which became effective on February 15, 2022. Pursuant to the amended Cybersecurity Review Measures, online platform operators holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. We believe we may not be subject to the cybersecurity review by the CAC, pursuant to the Cybersecurity Review Measures and the Data Security Management Regulations Draft (if it becomes effective as it is currently published), given that our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information.

On December 24, 2021, the CSRC and relevant departments of the State Council published the Draft Rules Regarding Overseas Listings, which aim to regulate overseas securities offerings and listings by China-based companies, were available for public consultation until January 23, 2022. The Draft Rules Regarding Overseas Listing, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. As of the date of this prospectus, the Draft Rules Regarding Overseas Listings has not yet come into effect.

Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on Tiancheng Jinhui’s daily business operation, its ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. We were advised by our PRC counsel, Jingtian & Gongcheng, that under existing PRC laws, we and our subsidiaries are not required to obtain regulatory approval for this offering of our Class A Ordinary Shares to foreign investors from the CSRC or other PRC authorities, or to pass cybersecurity review of the CAC, and we, and our subsidiaries have received all requisite permissions and approvals from PRC authorities for current business operation in the PRC and this offering of our Class A Ordinary Shares to foreign investors. As of the date of this prospectus, none of those permissions or approvals has been revoked or denied by PRC authorities. However, if the Draft Rules Regarding Overseas Listings are enacted, we may be subject to additional compliance requirements in the future. Further, if there is significant change to the applicable laws and regulations, or if interpretations change, and that Tiancheng Jinhui is required to obtain such approval in the future, and that Tiancheng Jinhui does not receive the approvals or is denied permission by the PRC authorities, we will not be able to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interest of the investors and cause significant depreciation of the price of our Class A Ordinary Shares. See “Risk Factors — Risks Related to Doing Business in China — Draft rules for China-based companies seeking securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the PRC government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless,” on page 42 of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur as of the end of our fiscal year if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are incorporated in the Cayman Islands and more than 50% of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Ruilin Xu, our Chairman and Chief Executive Officer, will beneficially own 4.28% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing 87.66% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming the underwriters do not exercise their over-allotment option, or 87.21% of our total voting power if the underwriters exercise their over-allotment option in full. Accordingly, we may be deemed to be a “controlled company” under Nasdaq Marketplace Rule 5615(c). For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to these corporate governance requirements.

Corporate Information

Our principal executive offices are located at Room 1304, Building No. 25, Tian’an Headquarters Center, No. 555, North Panyu Avenue, Donghuan Street, Panyu District, Guangzhou, Guangdong Province, PRC. Our telephone number at this address is +86 400 661 3113. Our registered office in the Cayman Islands is currently located at the office of 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, which may be changed from time to time at the discretion of our directors. Our agent for service of process in the United States is Cogency Global Inc.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

Notes on Prospectus Presentation

This prospectus contains translations of certain RMB amounts into USD amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	Year Ended December 31, 2022	Nine Months Ended September 30, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Period Ended RMB: USD exchange rate	6.8972	7.1135	6.3726	6.4434	6.5250
Period Average RMB: USD exchange rate	6.7290	6.6054	6.4508	6.4701	6.9042

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Ruilin Xu,” even though, in Chinese, his name is presented as “Xu Ruilin.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. Certain market data and other statistical information contained in this prospectus are based on information gathered and provided by Frost & Sullivan Inc., which was retained by, and received payments from, us, and other independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the sources listed above, our internal research and our knowledge of the PRC corporate business training industry and corporate consulting industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

THE OFFERING

Issuer	Top KingWin Ltd

Securities Being Offered	3,000,000 Class A Ordinary Shares, par value $0.0001 per share, on a firm commitment basis.

Over-Allotment	We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 450,000 additional Class A Ordinary Shares.

Offering Price	We expect that the initial public offering price will be $4.00 to $5.00 per Class A Ordinary Share.

Ordinary Shares Outstanding Immediately Before This Offering	8,213,040 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares

Ordinary Shares Outstanding Immediately After This Offering	11,213,040 Class A Ordinary Shares (or 11,663,040 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full) and 3,786,960 Class B Ordinary Shares. Our founder, Ruilin Xu, will beneficially own 4.28% of our Class A Ordinary Shares and 100% of our Class B Ordinary Shares, collectively equivalent to 87.66 % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering assuming the underwriters do not exercise their over-allotment option, or 87.21 % of our total voting power if the underwriters exercise their over-allotment option in full.

Voting Rights

Shares of Class A Ordinary Share are entitled to one vote per share.

Shares of Class B Ordinary Share are entitled to 20 votes per share.

Holders of our Class A Ordinary Share and Class B Ordinary Share will generally vote together as a single class. See “Description of Share Capital” on page 129 of this prospectus.

Use of Proceeds	We estimate that we will receive net proceeds of approximately $11,500,000 from this offering (or $13,363,000 if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $4.50 per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus).

We plan to use the net proceeds we receive from this offering for (i) personnel training and recruitment of qualified personnel; (ii) system improvement, building online platforms for future online courses; (iii) enhancement of brand recognition through multi-channel marketing; (iv) mergers and acquisitions within the industry; and (v) general corporate purposes and working capital, including potential strategic investments and acquisitions. We have no agreements or understandings with regard to any investments or acquisitions. See “Use of Proceeds” on page 64 of this prospectus for additional information.

Lock-up	Our directors and officers, and holders of 5% or more of our Class A Ordinary Shares on a fully diluted and converted basis immediately prior to this offering have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Class A Ordinary Shares or similar securities for a period of six months after the effective date of this registration statement, without the prior written consent of the Representative. See “Underwriting” beginning on page 147 and “Shares Eligible for Future Sale” beginning on page 137 of this prospectus for more information.

Risk Factors	Investing in our Class A Ordinary Shares involves a high degree of risk and purchasers of our Class A Ordinary Shares may lose part or all of their investment. See “Risk Factors” beginning on page 22 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

Listing	We have applied to list the Class A Ordinary Shares for trading on The Nasdaq Capital Market under the symbol “TCJH”. The Class A Ordinary Shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and Settlement	The Class A Ordinary Shares are expected to be delivered against payment on [●], 2023.

Transfer Agent	VStock Transfer, LLC

This prospectus assumes that the underwriters will not exercise their option to purchase additional Class A Ordinary Shares in this offering, unless otherwise indicated.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of net income for the years ended December 31, 2021 and 2020 and summary consolidated balance sheet data as of December 31, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of net income for the nine months ended September 30, 2022 and 2021 and summary consolidated balance sheet data as of September 30, 2022 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

The following summary consolidated financial data for the nine months ended September 30, 2022 and 2021 has been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Selected Statements of Operations Information:

	Nine Months ended September 30, 2022		Nine Months ended September 30, 2021		Variance
Statement of Operations Data:	$	% of Revenues	$	% of Revenues	$	%
Revenues	2,801,724	100%	3,294,255	100%	(492,531)	(15)%
Cost of revenues	665,389	24%	763,995	23%	(98,606)	(13)%
Gross profit	2,136,335	76%	2,530,260	77%	(393,925)	(16)%

Operating expenses	2,188,386	78%	913,042	28%	1,275,344	140%
Income (loss) from operations	(52,051)	(2)%	1,617,218	49%	(1,669,269)	(103)%
Other income, net	21,200	1%	1,385	-%	19,815	1,431%
Net income (loss) before income taxes	(30,851)	(1)%	1,618,603	49%	(1,649,454)	(102)%

Income tax expense	76,930	3%	409,356	12%	(332,426)	(81)%
Net income (loss)	(107,781)	(4)%	1,209,247	37%	(1,317,028)	(109)%

Other comprehensive income (loss)	(306,470)	(11)%	10,694	-%	(317,164)	(2,966)%
Total comprehensive income (loss)	(414,251)	(15)%	1,219,941	37%	(1,634,192)	(134)%

Selected Balance Sheet Information:

	As of September 30, 2022	As of December 31, 2021	Variance
Statement of Balance Sheet Data:	$	$	$	%
Current Assets
Cash	2,554,803	3,816,940	(1,262,137)	(33)%
Restricted cash	-	78,461	(78,461)	(100)%
Accounts receivable, net	849,090	921,235	(72,145)	(8)%
Interest receivable - related party	-	4,825	(4,825)	(100)%
Prepayments	3,577	104,307	(100,730)	(97)%
Prepaid and other receivables	52,840	36,706	16,134	44%
Total Current Assets	3,460,310	4,962,474	(1,502,164)	(30)%

Non-Current Assets
Property and equipment, net	201,973	236,166	(34,193)	(14)%
Intangible assets, net	30,418	20,063	10,355	52%
Operating lease right-of-use assets	573,151	623,236	(50,085)	(8)%
Other non-current assets	39,149	36,809	2,340	6%
Deferred offering costs	439,640	-	439,640	n.m.
Total Non-Current Assets	1,284,331	916,274	368,057	40%

Total Assets	4,744,641	5,878,748	(1,134,107)	(19)%

Current Liabilities
Accounts payable	251,540	836,787	(585,247)	(70)%
Accounts payable - related party	-	1,285	(1,285)	(100)%
Operating lease liabilities - current	162,202	130,198	32,004	25%
Advance from clients	285,300	587,396	(302,096)	(51)%
Due to related parties	739,302	85,784	653,518	762%
Taxes payable	87,255	508,149	(420,894)	(83)%
Accruals and other payables	411,613	437,770	(26,157)	(6)%
Total Current Liabilities	1,937,212	2,587,369	(650,157)	(25)%

Non-Current Liabilities
Operating lease liabilities -non-current	424,726	494,425	(69,699)	(14)%
Total Non-Current Liabilities	424,726	494,425	(69,699)	(14)%

Total Liabilities	2,361,938	3,081,794	(719,856)	(23)%

Shareholders’ Equity
Class A Ordinary Shares, $0.0001 par value, 300,000,000 shares authorized, 68,442 shares issued and outstanding as of September 30, 2022 and 2021	7	7	-	-%
Class B Ordinary Shares, $0.0001 par value, 200,000,000 shares authorized, 31,558 shares issued and outstanding as of September 30, 2022 and 2021	3	3	-	-%
Share subscription receivables	(10)	(10)	-	-%
Additional paid-in capital	114,726	114,726	-	-%
Statutory reserve	282,545	282,545	-	-%
Retained earnings	2,227,265	2,335,046	(107,781)	(5)%
Accumulated other comprehensive income (loss)	(241,833)	64,637	(306,470)	(474)%
Total Shareholders’ Equity	2,382,703	2,796,954	(414,251)	(15)%

Total Liabilities and Shareholders’ Equity	4,744,641	5,878,748	(1,134,107)	(19)%

n.m. = not meaningful.

Selected Cash Flow Information:

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Statement of Balance Sheet Data:	$	$
Net cash provided by (used in) operating activities	(1,224,659)	2,220,465
Net cash used in investing activities	(51,313)	(59,422)
Net cash provided by financing activities	269,183	-
Effect of exchange rates on cash	(333,809)	11,118
Net Increase (Decrease) in Cash and Restricted Cash	(1,340,598)	2,172,161

Cash and restricted cash at beginning of period	3,895,401	171,332
Cash at End of Period	2,554,803	2,343,493

The following summary consolidated financial data for the years ended December 31, 2021 and 2020 has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Selected Statements of Operations Information:

	Year ended December, 2021		Year ended December, 2020		Variance
Statement of Operations Data:	$	% of Revenues	$	% of Revenues	$	%
Revenues	6,294,667	100.0%	1,333,930	100.0%	4,960,737	371.9%
Cost of revenues	1,356,798	21.6%	461,038	34.6%	895,760	194.3%
Gross profit	4,937,869	78.4%	872,892	65.4%	4,064,977	465.7%

Operating expenses	1,894,647	30.1%	493,034	37.0%	1,401,613	284.3%
Income from operations	3,043,222	48.3%	379,858	28.5%	2,663,364	701.1%
Other income (expenses), net	42,625	0.7%	(375)	-%	42,250	11,266.7%
Net income before income taxes	3,085,847	49.0%	379,483	28.5%	2,706,364	713.2%

Income tax expense	777,221	12.3%	39,515	3.0%	737,706	1,866.9%
Net income	2,308,626	36.7%	339,968	25.5%	1,968,658	579.1%

Other comprehensive income	39,076	0.6%	25,897	1.9%	13,179	50.9%
Total comprehensive income	2,347,702	37.3%	365,865	27.4%	1,981,837	541.7%

Selected Balance Sheet Information:

	As of December 31, 2021	As of December 31, 2020	Variance
Statement of Balance Sheet Data:	$	$	$	%
Current Assets
Cash	3,816,940	171,332	3,645,608	2,127.8%
Restricted cash	78,461	-	78,461	n.m.
Accounts receivable, net	921,235	393,911	527,324	133.9%
Accounts receivable - related party	-	337,165	(337,165)	(100.0)%
Interest receivable - related party	4,825	-	4,825	n.m.
Prepayments	104,307	86,923	17,384	20.0%
Prepaid and other receivables	36,706	15,403	21,303	138.3%
Total Current Assets	4,962,474	1,004,734	3,957,740	393.9%

Non-Current Assets
Property and equipment, net	236,166	135,454	100,712	74.4%
Intangible assets, net	20,063	-	20,063	n.m.
Operating lease right-of-use assets	623,236	623,101	135	-%
Other non-current assets	36,809	31,698	5,111	16.1%
Total Non-Current Assets	916,274	790,253	126,021	15.9%

Total Assets	5,878,748	1,794,987	4,083,761	227.5%

Current Liabilities
Accounts payable	836,787	258,541	578,246	223.7%
Accounts payable - related party	1,285	15,326	(14,041)	(91.6)%
Operating lease liabilities - current	130,198	98,750	31,448	31.8%
Advance from clients	587,396	205,881	381,515	185.3%
Due to a related party	85,784	32,337	53,447	165.3%
Taxes payable	508,149	95,455	412,694	432.3%
Accruals and other payables	437,770	99,080	338,690	341.8%
Total Current Liabilities	2,587,369	805,370	1,781,999	221.3%

Non-Current Liabilities
Operating lease liabilities -non-current	494,425	540,365	(45,940)	(8.5)%
Total Non-Current Liabilities	494,425	540,365	(45,940)	(8.5)%

Total Liabilities	3,081,794	1,345,735	1,736,059	129.0%

Shareholders’ Equity
Class A Ordinary Shares, $0.0001 par value, 300,000,000 shares authorized, 68,442 shares issued and outstanding as of December 31, 2021 and 2020	7	7	-	-%
Class B Ordinary Shares, $0.0001 par value, 200,000,000 shares authorized, 31,558 shares issued and outstanding as of December 31, 2021 and 2020	3	3	-	-%
Share subscription receivables	(10)	(10)	-	-%
Additional paid-in capital	114,726	114,726	-	-%
Statutory reserve	282,545	24,320	258,225	1,061.8%
Retained earnings	2,335,046	284,645	2,050,401	720.3%
Accumulated other comprehensive income	64,637	25,561	39,076	152.9%
Total Shareholders’ Equity	2,796,954	449,252	2,347,702	522.6%

Total Liabilities and Shareholders’ Equity	5,878,748	1,794,987	4,083,761	227.5%

n.m. = not meaningful.

Selected Cash Flow Information:

	Year ended December 31, 2021	Year ended December 31, 2020
Statement of Balance Sheet Data:	$	$
Net cash provided by operating activities	3,774,372	184,220
Net cash used in investing activities	(151,538)	(129,589)
Net cash provided by financing activities	52,034	101,860
Effect of exchange rates on cash	49,201	10,406
Net Increase in Cash and Restricted Cash	3,724,069	166,897

Cash and restricted cash at beginning of year	171,332	4,435
Cash and Restricted Cash at End of Year	3,895,401	171,332

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

The COVID-19 pandemic has adversely affected, and is expected to continue to pose risks, to our business, results of operations, financial condition and cash flows, and other epidemics or outbreaks of infectious diseases may have a similar impact.

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. The spread of the outbreak has caused significant disruptions in the U.S. and global economies, and the impact may continue to be significant during the rest of the calendar year and potentially beyond. We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments to avoid the spread of the virus, could affect our results of operations. Because most of our business training courses are taught in indoor conference rooms, in response to the restrictions on large-scale gathering activities imposed by local governments in China, we recently had to cancel or delay a large number of our originally booked business training courses. We continue to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on our employees, clients and financial results. The COVID-19 pandemic or other epidemics or outbreaks of infectious diseases could materially adversely impact our results of operations, financial condition and liquidity in several ways. In particular, the continued spread of COVID-19 and efforts to contain the virus could:

●	impair the Company’s ability to manage day-to-day operations and service delivery;

●	continue to impact client demand of our services;

●	cause disruptions in or closures of the Company’s operations or those of its clients;

●	impact global liquidity and the availability of capital;

●	cause limitations on our employees’ ability to work and travel;

●	impact the availability of qualified personnel;

●	increase cybersecurity risks as remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic; and

●	cause other unpredictable events.

As the situation surrounding COVID-19 remains fluid, it is difficult to predict the duration of the pandemic and the impact on our business, operations, financial condition and cash flows. The severity of the impact on our business in the fiscal year ending December 31, 2022 will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic (including the advent of variants and the impact of vaccination on infection and hospitalization rates), the extent and severity of the impact on our clients and suppliers, the continued disruption to the demand for our services, the effect of national or local regulations regarding safety measures to address the spread of COVID-19, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. We are staying in close communication with our employees, clients and suppliers, and acting to mitigate the impact of this dynamic and evolving situation, but there is no guarantee we will be able to do so.

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Our operating entity, Tiancheng Jinhui, was established in October 2018. As a development-stage company, our business strategies and model are constantly being tested by the market and operating results, and we work to adjust our allocation of resources accordingly. As such, our business may be subject to significant fluctuations in operating results in terms of amounts of revenues and percentages of total with respect to the business segments.

We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a development-stage business. As a result, we must establish many functions necessary to operate a business, including expanding our managerial and administrative structure, assessing and implementing our marketing program, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies with a limited operating history. These risks and challenges are, among other things:

●	we may require additional capital to develop and expand our operations which may not be available to us when we require it;

●	our marketing and growth strategy may not be successful;

●	our business may be subject to significant fluctuations in operating results; and

●	we may not be able to attract, retain and motivate qualified professionals.

Our future growth will depend substantially on our ability to address these and the other risks described in this prospectus. If we do not successfully address these risks, our business would be significantly harmed.

Our historical growth may not be indicative of our future performance, which is dependent upon factors beyond our control such as market conditions of the equity investment industry in China.

Our revenue increased by 372% from $1,333,930 in the fiscal year ended December 31, 2020 to $6,294,667 in the fiscal year ended December 31, 2021, but decreased by 17% from $3,294,255 for the nine months ended September 30, 2021 to $2,801,724 for the nine months ended September 30, 2022. Our historical growth rate and results may not be indicative of our future growth or performance, and we cannot assure you that we will grow at the same rate as we did in the past or avoid any decline. There is inherent risk in using our historical financial information to project or estimate our financial performance in the future, as it only reflects our past performance under particular conditions. We may not be able to sustain our historical growth rate, revenue, gross margin and return on net assets for various reasons, some of which are beyond our control, including deterioration in the market conditions of the equity investment industry in China, macro-economic measures taken by the PRC government to manage economic growth and intensified competition in the industry. If we fail to successfully address any of the foregoing risks and uncertainties, our business, results of operations and financial condition may be materially and adversely affected. In addition, our future performance will depend in part on our ability to effectively manage our growth and deal with any and all issues that may potentially hinder our growth. As our operations grow in scale, scope and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to maintain the necessary level of discipline or fail to allocate limited resources effectively in our organization as it grows, our business, results of operations and financial condition could be materially and adversely affected. To effectively manage our growth, we will also need to implement a variety of new and upgraded operational, technological and financial systems, procedures and controls, including the improvement of our accounting, actuarial, claims and other internal management systems and the enhancement of our compliance and risk control capabilities. The expansion of our business may increase our exposure to liquidity risk, credit risk and operational risk. We expect that we will need to continue to devote substantial financial, operational and technical resources to managing our growth and implementing our business strategies. In order to attain and maintain profitability, we will need to recruit, develop and retain skilled and experienced personnel, which will increase our cost. Our results of operations and financial condition may not always meet the expectations of public market analysts or investors, and may vary from period to period due to a variety of factors beyond our control, which could cause the price of our Class A Ordinary Shares to decline.

If we are unable to retain existing clients or attract new ones, or to attract sufficient spending from our clients, our business, results of operations and financial condition could be materially and adversely affected.

In order to increase our revenue and maintain our growth, we must retain existing clients and attract new ones, and encourage their usage of our services. As is common in the industry, we do not have long-term service agreements with our clients with respect to each of our business lines. A substantial portion of our revenue comes from agreements that are on a project-by-project basis or for a term of one year or shorter, such as agreements for customized reports and marketing skills training. Revenue from these agreements is not recurrent in nature, which exposes us to the risks of uncertainty and potential volatility with respect to our revenue. Our success depends in large part on our ability to continue to offer high-quality services through our service platform in a cost-effective manner. To this end, we must continue to expand our offline service offerings and keep abreast of user preferences and market trends. Clients may cease their usage of our services or may only be willing to purchase our services at reduced prices if we do not deliver services in an effective manner, or if they do not believe that their spending with us will generate a competitive return or effect as compared to alternative service providers, which will adversely affect our business. Our ability to retain existing clients and attract new ones also depends on the following factors, some of which are out of our control:

●	our brand recognition and market presence;

●	the competitiveness of our pricing and payment terms for our clients, which may, in turn, be constrained by our capital and financial resources;

●	the market acceptance of new services and functionalities we may introduce;

●	mergers, acquisitions or other consolidation among market players; and

●	the effects of domestic and global economic conditions on the development of the equity investment industry generally.

If we are unable to retain our existing clients and attracting new clients due to any of the foregoing factors, our business will be adversely affected. Further, if our existing clients decrease or cease their usage of our services, we may be unable to acquire new clients that spend similarly or even more for our services, and our ability to maintain and/or grow our revenue may be materially and adversely affected.

If we lose the services of any of our key executive officers and other key employees, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.

Our future success depends on the continued service of our key executive officers and other key employees. We benefit from the leadership of a strong management team with proven vision, rich professional work experience, and extensive knowledge of China’s corporate business training industry and corporate consulting industry. We also rely on a number of key personnel for the development and operation of our business. In addition, we will need to continue attracting and retaining skilled and experienced staff for our businesses to maintain our competitiveness. If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all and may incur additional expenses to recruit and train new personnel, our business could be materially and adversely affected. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose know-how, trade secrets and clients. Substantially all of our employees, including each of our executive officers and key employees, have entered into confidentiality agreements with us, which contains customary non-compete provisions. Although non-compete provisions are generally enforceable under PRC laws, PRC legal practice regarding the enforceability of such provisions is not as well-developed as in countries such as the United States. Thus, if we need to enforce our rights under the non-compete provisions, we cannot assure you that a PRC court would enforce such provisions. If we lose the services of any of our key executive officers, senior management, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.

Our business could suffer if we are unable to retain or hire quality in-house writers and editors.

We maintain a professional in-house content creation team to create high-quality original content. We intend to continue to invest resources in our in-house writer and editorial team to maintain and improve content creation capabilities. Nevertheless, the demand and competition for talents is intense in our industry, particularly for skilled writers and editors. Therefore, we may need to offer high compensations and additional benefits to maintain a skilled in-house content creation team, which could increase our expenses. If we fail to compete effectively for talents, or to retain existing writers or editors, or fail to otherwise maintain an in-house content creation team at reasonable costs, our in-house content creation capabilities would be negatively affected. If we are unable to offer high-quality original content in a cost-effective manner, our user experience may be adversely affected, and we may suffer from reduced user traffic. Our business, results of operations and financial condition may be materially and adversely affected as a result.

We have a substantial client concentration, with a limited number of clients accounting for a substantial portion of our revenues.

We derive a significant portion of our revenues from a few major clients. For the nine months ended September 30, 2022, two major clients, Chongqing Longjinyun Enterprise Management Partnership (Limited Partnership) and Qingdao Yingmanli Enterprise Management Partnership (Limited Partnership), accounted for 23% and 22% of the Company’s revenues respectively. The contract with Chongqing Longjinyun Enterprise Management Partnership (Limited Partnership), dated August 22, 2022, has a term of one year, and will expire on August 21, 2023. The contract with Qingdao Yingmanli Enterprise Management Partnership (Limited Partnership), dated March 1, 2022, has a term of one year and will expire on February 28, 2023. In the nine months ended September 30, 2021, two clients, Guangzhou Tiancheng Capital Management Group Co., Ltd. and Jiangmen Jiahong Environmental Protection Technology Co., Ltd., accounted for 26% and 18% of the Company’s revenues, respectively. The contract with Guangzhou Tiancheng Capital Management Group Co., Ltd., dated July 6, 2021, has a term of one year and expired on July 5, 2022. The contract with Jiangmen Jiahong Environmental Protection Technology Co., Ltd., dated June 20, 2021, has a term of one year and expired on June 19, 2022.

In the year ended December 31, 2021, two major clients, Zhangjiajie Zhenghang Commercial Partnership (Limited Partnership) and Guangzhou Tiancheng Capital Management Group Co., Ltd., accounted for 15% and 14% of the Company’s revenues, respectively. The contract with Zhangjiajie Zhenghang Commercial Partnership (Limited Partnership), dated November 29, 2021, has a term of one year and will expire on November 28, 2022. The contract with Guangzhou Tiancheng Capital Management Group Co., Ltd., dated July 6, 2021, has a term of one year and expired on July 5, 2022. In the year ended December 31, 2020, three clients, Guangzhou Tiancheng Capital Management Group Co., Ltd., Chongqing Yangyiyang Enterprise Management Co., Ltd., and Chongqing Qiyun Biotechnology Co., Ltd., each accounted for 17%, 13% and 10% of the Company’s revenues, respectively. The contract with Chongqing Yangyiyang Enterprise Management Co., Ltd., dated June 30, 2020, had a term of one year and expired on June 29, 2021. The contract with Chongqing Qiyun Biotechnology Co., Ltd., dated December 1, 2020, had a term of one year and expired on November 30, 2021.

In addition, as of September 30, 2022, one major client, Chongqing Longjinyun Enterprise Management Partnership (Limited Partnership), accounted for 87% of the Company’s accounts receivable. As of December 31, 2021, two clients, Zhangjiajie Zhenghang Commercial Partnership (Limited Partnership) and Guangzhou Bohua Enterprise Management Consulting Co., Ltd., accounted for 37% and 27% of the Company’s accounts receivable, respectively. The contract with Guangzhou Bohua Enterprise Management Consulting Co., Ltd., dated December 1, 2021, has a term of one year and will expire on November 30, 2022.As of December 31, 2020, two clients, Chongqing Yangyiyang Enterprise Management Co., Ltd. and Chongqing Qiyun Biotechnology Co., Ltd., each accounted for 35% and 31% of the Company’s accounts receivable, respectively.

Inherent risks exist whenever a large percentage of total revenues are concentrated with a limited number of clients. It is not possible for us to predict the future level of demand for our services that will be generated by these clients or the future demand for our services by these clients in the marketplace. If any of these clients declines our services due to market, economic or competitive conditions, it could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations.

The industry in which we operate is highly fragmented and intensively competitive, and if we fail to compete effectively with current or future competitors, our business, results of operations and financial conditions could be materially and adversely affected.

The equity investment service industry in China is highly fragmented and intensely competitive. Market players in the equity investment service industry primarily include service platforms for equity investment industry, referring to service providers which offer two or more types of equity investment services, and other service providers. Our ability to grow and stand out among our peers and competitors in this highly fragmented industry depends on many factors, including our ability to expand our geographical coverage in China, to improve our offline service offerings and enhance online-offline synergy. We cannot assure you that we will achieve any of the foregoing goals, and the failure to achieve such goals could materially and adversely affect our business, results of operations and financial condition. Moreover, the highly fragmented market has presented significant likelihood for market consolidation. If one or more of our competitors, especially other top players in the market, were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively or may even cause us to lose our leading position in the market, which may in turn materially and adversely affect our reputation, business, results of operations and financial condition.

Increasing competition within our industries could have an impact on our business prospects.

We operate in an industry where new competitors can easily enter into since there are no significant barriers to entry. We also face many competitors in the knowledge sharing industry where a number of competitors have been in business longer than us. Competing companies may have significantly greater financial and other resources than we have and may offer services that are more attractive to prospective clients; and increased competition would have a negative impact on both our revenues and our profit margins.

Our failure to obtain necessary permits for our offline industry events may subject us to adjustment or cancellation of industry events and may adversely affect our business, results of operations and financial condition.

While no license is required for holding offline events in general under PRC laws and regulations, we may be required to obtain an event-specific security permit or make relevant filings for large-scale mass activities each time before we hold an offline industry event if the estimated number of participants exceeds a certain number of people. Although we will endeavor to obtain all necessary permits or complete all required filings according to our estimate of the condition of each specific event and currently we do not plan to hold large-scale events requiring security permits or filings, we cannot assure you that we will be able to obtain relevant permits or complete relevant filings in a timely manner or at all in order to organize our offline industry events as planned, as the regulatory practices with respect to an offline industry event may vary from time to time and the local authorities retain broad discretion in enforcing the relevant requirements. In addition, the permit requirements in China are constantly evolving, and we may be subject to more stringent regulatory requirements due to political or economic changes in the future. If we fail to obtain relevant permits or complete relevant filings to organize our offline industry events as planned, we may have to adjust our event coverage and other arrangements, or even cancel the relevant events. If our offline industry events are reduced in size or even canceled, our business, results of operations and financial condition may be materially and adversely affected. Even if we have obtained all prerequisite permits or completed all required filings, government authorities may unexpectedly suspend our scheduled offline industry events due to a variety of reasons beyond our control. Local police security authorities may prevent participants from entering our offline industry events and impose administrative penalties on us if the visitor flow exceeds the prescribed limit. Such abrupt suspensions and restrictions might adversely affect the brand-building and networking activities of our industry clients, which in turn could discourage them from participating in our future events and materially and adversely affect our business, results of operations and financial condition. Moreover, the provisions of our offline industry events have been disrupted by the COVID-19 outbreak and relevant government measures requiring quarantine and social distancing. If the outbreak persists or escalates, we may be subject to further negative impact as a result of government measures to contain its spread, which may lead to cancellation, suspension or rescheduling of our offline industry events, and our business, reputation, results of operations and financial condition may be materially and adversely affected.

Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.

Our financial statements are expressed in USD. However, all of our revenues and expenses are denominated in Renminbi (RMB). Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our Class A Ordinary Shares will be affected by the foreign exchange rate between USD and RMB because the primary value of our business is effectively denominated in RMB, while the Class A Ordinary Shares will be traded in USD.

The value of the RMB against the USD and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rate and achieve certain exchange rate targets, and through such intervention kept the USD-RMB exchange rate relatively stable.

As we may rely on dividends paid to us by our PRC subsidiary, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our Class A Ordinary Shares in foreign currency terms. For example, to the extent that we need to convert USD we receive from this offering into for our operations, appreciation of the RMB against the USD would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into USD for the purpose of making payments for dividends on our Class A Ordinary Share or for other business purposes, appreciation of the USD against the RMB would have a negative effect on the USD amount available to us. Furthermore, appreciation or depreciation in the value of the RMB relative to the USD would affect our financial results reported in USD terms without giving effect to any underlying change in our business or results of operations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert into foreign currencies.

The success of our business depends on our ability to maintain and enhance our brand.

We believe that maintaining and enhancing our brand is significant to the success of our business. Our operational and financial performance is highly dependent on the strength of our well-recognized brand, which is critical for forging long-term relationships with China’s investors, entrepreneurs and growth enterprises, and governmental agencies at low client acquisition cost. However, we cannot assure you that we will be able to maintain and enhance our brand and remain our leadership position in China’s equity investment service industry. In addition, negative publicity about us, our services, operations and our management could threaten the perception of our brand. We may receive negative publicity, including negative Internet and blog postings about our Company, our business, our management, our services or our affiliates. Such negative publicity may come from malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such negative publicity and may be required to spend significant time and incur substantial costs to defend ourselves, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and client confidence can also arise for many other reasons, including misconduct of our employees or any third parties we conduct business with. As a result, our brand may suffer in the marketplace, our operational and financial performance may be negatively affected and the price of our Class A Ordinary Shares may decline.

We may not be able to successfully compete with our competitors, which could materially and adversely affect our business, results of operations and financial condition.

The equity investment service industry in China is becoming increasingly competitive, and we expect it to remain so. We compete primarily with other equity investment service providers including data service providers, online advertising service providers, offline event service providers, consulting service providers, training service providers, etc. As China’s equity investment service industry continues to evolve and grow, we may face increased competition from new market entrants. We compete based on a number of factors, including industry experience and insights, ability to adapt to evolving needs of our clients, brand recognition, network, price, breadth of services offered, level of service integration and technology capabilities. If we fail to compete effectively against our competitors, our business, results of operations and financial condition would be materially and adversely affected. Our competitors may operate with different business models, have different cost structures, participate selectively in different market segments or offer a wider range of products and services. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products and services. Our competitors may also have longer operating histories, more extensive client base, greater brand recognition and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may also from time to time solicit our employees in order to compete in each of our business lines; and certain of our services are newly developed and may fail to compete effectively and achieve market adoption. If we are unable to compete effectively with our competitors, we could experience a decline of our market share, which in turn would materially and adversely affect our business, results of operations and financial condition.

Our clients with rapidly evolving business may face inherent risks and uncertainties, which could adversely affect their demands for our services.

We are dedicated to serving, among others, entrepreneurs and growth enterprises and investors, whose businesses and prospects are constantly changing and rapidly evolving. As China has witnessed significant economic development and transformation in recent years, an increasing number of innovative business models have emerged, which further contributes to China’s economic growth and the prosperity of the equity investment industry. However, there are significant risks and uncertainties with respect to the growth and sustained profitability of these emerging businesses. The short-term growth of new businesses may not be as fast as we expect, while the long-term viability and prospects of new business models remain relatively untested. Our future business, results of operations and financial condition will depend on the development of these new businesses and the performance of our clients, which is in turn subject to the following factors:

●	our clients’ ability to enhance their existing products and services, to introduce new products and services that meet market preferences, and to expand their markets;

●	the complex regulatory landscape and governmental measures affecting the emerging businesses in China;

●	our clients’ ability to incorporate technological advancements and predict and adapt to market changes;

●	the appeal of the new businesses to continue to attract, retain, manage and motivate the key talents; and

●	the global and domestic economic fluctuations and market trends.

Most of these factors are beyond the control of our clients and ourselves. For example, if new regulatory measures impose strict licensing requirements on emerging businesses in which our clients operate, they may incur substantial cost in obtaining the requisite licenses and suffer declines in their profits. Moreover, if they are unable to meet the licensing requirements, they may be compelled to discontinue successful business operations, or be subject to warnings, fines and confiscation of gains. Such significant business interruptions may reduce our clients’ demand for our services, and therefore, materially and adversely affect our business, results of operations and financial condition.

The implementation of our expansion plan may not be successful and may lead to increases in our costs and expenses, which may adversely affect our profitability, business, results of operations and financial condition.

As part of our growth strategies, we intend to, among others, expand our geographical coverage in China. There is no assurance that we can successfully implement such strategies to capture the market demand or that such strategies can be implemented according to our proposed schedules and estimated costs, due to various factors, such as the sufficiency of financial resources, and our ability to employ sufficient and competent personnel. In addition, benefits to be generated from such expansion plan, such as increase in revenue, may not be as expected due to factors beyond our control, such as changes in general market conditions and client demands, the economic and political environment in the areas where we intend to expand into. Furthermore, in carrying out our expansion plan, we expect to incur additional costs and expenses, such as employee benefit expenses, selling and marketing expenses, rental expenses and depreciation and amortization. Our plan to strengthen our sales and marketing efforts through online advertisement placements and sales and marketing employee recruitment is also expected to result in an increase in our selling and marketing expenses. Such factors may cause a delay in realizing the benefits of our expansion plan and an increase in our overall costs and expenses, or even prevent us from generating sufficient earnings to cover the costs and hence, our results of operations, in particular our profitability, may be adversely affected.

The continued expansion of our business may also place significant strain on our managerial, operational, technological, financial and other resources. To manage and support our growth, we may need to improve our existing operational and administrative systems, improve our financial and management controls, and enhance our ability to recruit, train and retain additional qualified personnel. All of these endeavors will require substantial attention and time from management and may incur significant additional expenditures. We cannot assure you that we will be able to manage our future growth effectively and efficiently, and our ability to capitalize on new business opportunities may be materially and adversely affected if we fail to do so, which could in turn materially and adversely affect our business, results of operations, financial condition and prospects.

In view of the above-mentioned uncertainties, there is no assurance that our expansion plan will materialize, or be completed by the predetermined timeframe, or that our objectives will be fully or partially achieved. In the event that we fail to implement our expansion plan as planned, or our expansion plan fails to achieve expected benefits, our profitability, results of operations and financial condition may be materially and adversely affected.

Our improvements of our existing services and introduction of new services may not be successful or may fall short of expected results.

Our success depends in large part on our ability to improve our existing services, introduce new services and enhance our market competitiveness. The success of any improvement or new service depends on a number of factors, including actual performance, pricing level, market competition, industry trend and client demand, many of which are beyond our control. However, our future plans may require us to devote significant financial and managerial resources, and we cannot assure you that we will achieve our goals to successfully improve our existing services and achieve market acceptance of our new services, which could compromise our ability to serve our users and clients effectively. If our equity investment services become less attractive to existing and potential users and clients, our business, results of operations and financial condition may be materially and adversely affected.

If we fail to help facilitate the brand-building and networking of the sponsors and participants of our offline industry events due to factors beyond our control, our operational and financial results might suffer.

Sponsors and participants are attracted to our offline industry events due to the brand-building and networking prospects. The brand-building and networking results at our offline industry events might fail to meet the expectation of those sponsors and participants due to factors beyond our control, including among others, changes in the regulatory environment, a downturn or unfavorable development in the equity investment industry in China, overall domestic or global economic downturn and the resulting decrease in investment ability and willingness, and contingencies that occur on event dates such as inclement weather or sudden public security measures which affect our ability to host the events effectively, or at all. Other factors may also affect our ability to host satisfactory offline industry events, such as conflicts with other local events, road traffic control, outbreaks of contagious disease or the potential for infection, or acts of nature, such as earthquakes, storms, and typhoons. If we fail to help facilitate the brand-building and networking of offline industry event sponsors and participants, they might be less inclined to participate in our future events, which could materially and adversely affect our business, results of operations and financial condition.

Our failure to honor our obligations may lead to our refund obligation, client dissatisfaction, or even clients’ disputes with us, which may adversely affect our reputation, business, results of operations and financial condition.

Clients for customized reports, offline industry events and offline course offerings generally prepay us a majority of the total contract values upon signing. Our contract liabilities primarily consisted of these prepayments. We had contract liabilities of $285,300 and $587,396 as of September 30, 2022 and December 31, 2021. As of the same date, we had cash of $2,554,803 and $3,816,940, respectively. Our contract liabilities are generally not refundable. However, if we fail to honor our obligations in respect of our contract liabilities, clients may request to cancel their agreements with us or ask for a partial or full refund, which may lead to our refund obligation, client dissatisfaction or even clients’ disputes with us. In the event that we are required to refund some or all of the prepayments from our clients pursuant to the contract provisions, we may not have the cash or other available resources to fulfill the refund obligation. Even if we are able to fulfill the refund obligation from available resources (including potentially a portion of the net proceeds of this Offering), we may need to seek additional sources of capital to fund our operations, which funding may not be available when needed or on acceptable terms. In either of those circumstances, our business, results of operations, financial condition and reputation may be materially and adversely affected. Furthermore, in the future, clients may elect not to prepay us for our services in which case we would have to find other sources of funding for our operations, capital expenditures and expansion plans, which would be costly as compared to the aforementioned cost-free client prepayment funding and which may not be available when needed or on acceptable terms.

We may be held liable for injuries to individual participants of our offline industry events, which may materially and adversely affect our reputation, business, results of operations and financial condition.

We take event security seriously, and make every effort to ensure the safety of the participants during our offline industry events, such as industry-wide forums and outdoor challenges. However, we cannot guarantee that no physical injury will occur during our offline industry events, for which we could be held liable. Under the PRC laws and regulations, the organizer of a large-scale group activity shall bear tort liability for damages to a third party arising from such organizer’s failure to fulfill its security obligations. If the act of a third party results in damage to others in a large-scale group activity, the organizer that failed to fulfill security obligations shall also bear supplementary liability. Therefore, we might face negligence claims alleging that we fail to maintain our facilities or to supervise our employees. In addition, if any participants of our offline events commit acts of violence, we could also face allegations that we failed to provide adequate security or were otherwise responsible for his or her actions. Additionally, our offline events may be perceived to be unsafe, which may discourage prospective sponsors, participants and media partners from attending. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

Our consulting business is dependent on our ability to identify, execute and complete projects successfully and is subject to various risks.

The transactions that we generally advise on, including equity and debt financing, as well as mergers and acquisitions, may be subject to review and approvals by various regulatory authorities. The results and timing of necessary regulatory approvals are beyond our or involving parties’ control. Any failure to obtain the necessary regulatory approvals for these transactions in a timely manner may cause substantial delays to, or even the termination of, relevant transactions. In addition, the successful conclusion of transactions depends upon a number of other factors, such as market trends and investors’ decisions, many of which are beyond our control. We generally charge consulting fees or commissions based on a certain percentage of the deal size, and we are generally entitled to receive payment of such fees or commissions only after the successful completion of the relevant transaction. If a transaction is not completed as scheduled or at all for any reason, we may not be able to receive fees or commissions for services that we have provided in a timely manner or at all, which could materially and adversely affect our business, results of operations and financial condition. Furthermore, we may face increasing challenges in terms of deal execution, client development, pricing and legal risks in light of the constantly evolving regulatory framework and the market conditions. If we are unable to adapt our business strategies to such economic and legal challenges, we may not be able to compete effectively, which could in turn materially and adversely affect our business, results of operations and financial condition.

The due diligence that we undertake in the course of our business operations is inherently limited and may not reveal all facts that may be relevant.

In the course of providing consulting services, we endeavor to conduct due diligence review that we deem reasonable and appropriate based on relevant regulatory and market standards, as well as the facts and circumstances applicable to each deal. When conducting due diligence, we are often required to evaluate critical and complex business, financial, tax, accounting, environmental, regulatory and legal issues. Outside consultants, such as legal advisors and accountants, may be involved in the process in varying degrees depending on the type of deal. Nevertheless, when conducting due diligence and making an assessment, we are limited to the resources available, including information provided by the potential clients and, in some circumstances, third-party investigators. Our due diligence may not reveal or highlight all relevant facts and issues that may be necessary or helpful in evaluating potential risks, which may subject us to inaccurate assessment regarding financing opportunities and growth prospects of the potential clients. Moreover, such an investigation will not necessarily result in the successful completion of a deal, which may increase our costs and therefore materially and adversely affect our business, results of operations and financial condition.

If we are not able to continue to retain and attract clients to purchase our course offerings, our business and prospects will be materially and adversely affected.

Our ability to continue to attract clients to purchase our course offerings are critical to the continued success and growth of our corporate business training services. This in turn will depend on several factors, including our ability to engage high-level industry practitioners as our instructors, continue to develop, adapt or enhance quality of our course offerings to meet the evolving demands of our existing or prospective clients, and effectively market our course offerings and enhance our brand awareness to a broader base of prospective clients. We may not always be able to meet our clients’ expectations due to a variety of reasons, many of which are outside of our control. We may face client dissatisfaction due to our clients’ perceptions that we fail to help them achieve their learning goals, as well as our clients’ overall dissatisfaction with the quality of our course offerings and our instructors. We must also manage our growth while maintaining consistent and high course quality, and respond effectively to competitive pressures. If we are unable to continue to retain and attract clients to purchase our course offerings, our revenue for corporate business training services may decline, which may have a material adverse effect on our business, results of operations and financial condition.

We may not be able to maintain or increase our course fee level.

Our revenue generated from corporate business training services are affected by the pricing of our training courses. We determine our course fees primarily based on the demand for our courses, the cost of our operations, the course fees charged by our competitors, our pricing strategy to gain market share and general economic conditions in the PRC. Leveraging our long-standing industry expertise and comprehensive course offerings, we offer high-end equity investment training services and charge premium fees comparable to trainings services of the same category for our course. Although we charge premium course fees for our courses compared with the majority of the equity investment training service providers, we cannot guarantee that we will be able to maintain or increase our course fees in the future without adversely affecting the demand for our corporate business training services.

We may not be able to timely develop our courses in a cost-effective manner to make them appealing to existing and prospective clients, or at all.

As our training courses cover topics regarding China’s rapidly evolving equity investment industry, we work closely with our instructors on developing, updating and improving our course materials to stay abreast of the latest development trends in each subsector of the industry. The adjustments, updates and expansions of our existing course content and the development of new course materials may not be accepted by existing or prospective clients. Even if we are able to develop acceptable new course materials, we may not be able to introduce them as quickly as clients require or as quickly as our competitors introduce competing offerings. Furthermore, offering new courses materials or upgrading existing ones may require us to commit significant resources and make significant investments in course content development. If we are unsuccessful in pursuing course content development and upgrading opportunities due to the financial constraints, failure to attract qualified instructors, or other factors, our ability to attract and retain clients could be impaired and our business, results of operations and financial condition could be materially and adversely affected.

We may be subject to liability claims for any inappropriate or illegal content in our courses and any misconduct of our instructors or employees, which could cause us to incur legal costs and damage our reputation.

We implement strict monitoring procedures to remove inappropriate or illegal content in our courses. However, we cannot assure you that there will be no inappropriate or illegal materials included in our offline or online courses. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of our courses violates any laws, regulations or governmental policies or infringes upon its legal rights. In addition, in the event of accident or injuries or other harm to our clients or other people during our course offerings, including those caused by or otherwise arising from the actions or negligence of our employees or instructors, we could face negligence claims for inadequate security measures or lack of supervision of employees or instructors. Even if such claim is not successful, defending such claim may cause us to incur substantial costs. Moreover, any accusation of inappropriate or illegal content in our courses and any misconduct of our instructors or employees could lead to significant negative publicity, which could harm our reputation and future business prospects.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business, reputation and competitive edge. Intellectual property is crucial to our competitiveness and success.

Unauthorized use of our intellectual property may adversely affect our business and reputation. We rely on a combination of contractual restrictions, confidentiality procedures, and intellectual property registrations to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain or use our intellectual property, including seeking court declaration that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken may not fully prevent misappropriation of our intellectual property. We may not be able to detect all such websites in a timely manner and, even if we could, technological measures may be insufficient to stop their operations, and could require us to expend significant financial or other resources. Furthermore, the practice of intellectual property rights enforcement action by Chinese regulatory authorities is at its early stage of development and is subject to significant uncertainty. We may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, and thus may adversely affect our business. In addition, there is no assurance that we will be able to enforce our intellectual property rights effectively or otherwise prevent others from the unauthorized use of our intellectual property. Failure to adequately protect our intellectual property could materially and adversely affect our brand name and reputation, and our business, results of operations and financial condition.

Third parties may claim that we infringed their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We could be involved in litigation related to allegations of infringement of intellectual property rights. While we screen content offered in our service offerings to avoid potential intellectual property right infringement, we may not be able to identify all instances of infringement, especially those arising from content we source from others. Third parties may claim that, as the service provider delivering such contents, we are also liable for any infringement upon the third parties’ rights jointly with the content providers. We typically rely on representations from third-party content providers that their contents do not infringe upon third parties’ intellectual property rights and on indemnification should any such representations become inaccurate and we suffer damages as a result, including any damages resulting from third-party claims. However, indemnification may not be adequate in recovering our loss if the contents we deliver indeed infringe upon valid patents, trademarks, copyrights or other intellectual property rights. Moreover, third parties may also claim that the software or technologies we currently use in our business operations infringe their intellectual property rights, which may subject us to potential liabilities. We have implemented operational protocols to use our best efforts to ensure compliance with intellectual property laws. However, there can be no assurance that third-party right holders will not assert intellectual property infringement or other related claims against us in the future. Defending against these claims is costly and can impose a significant burden on our management and resources. Such claims may harm our reputation. Any liability or expenses resulting from such claims, or necessary changes to our services to reduce the risk of future liability, may have a material adverse effect on our business, results of operations and financial condition.

We face risk related to our collection and use of data, which could result in regulatory actions, litigations and negative publicity about privacy and data protection practices.

Our data capabilities are fundamental to our business operation. We face risks inherent in collecting and handling large volumes of data and in protecting the security of such data. We could be subject to attacks to our systems by outside parties or fraudulent or inappropriate behaviors by our employees or business partners. Third parties may also gain access to our data using computer malware, viruses, spamming, phishing attacks or other means. Data breaches or any misconduct during the process of collection, storage and use of data, could result in a violation of applicable data privacy and protection laws and regulations in China, and subject us to regulatory actions, investigations or litigations. We could incur significant costs in investigating and defending against them and we could be subject to negative publicity about our privacy and data protection practices that may affect our reputation in the marketplace. Our potential risk related to our collection and use of data could require us to implement measures to reduce our exposure to liability, which may require us to expend substantial resources and limit the attractiveness of our data and other services to clients.

Non-compliance with law on the part of any third parties with which we conduct business could disrupt our business and adversely affect our results of operations and financial condition.

Third parties with which we conduct business, such as third-party content providers and marketing service clients, may be subject to regulatory penalties or punishments because of their regulatory compliance failures or may be infringing upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. Although we conduct review of legal formalities and certifications before entering into contractual relationships with third parties, and use our best efforts to take measures to reduce the risks that we may be exposed to in case of any non-compliance by third parties, we cannot be certain whether such third party has violated any regulatory requirements or infringed or will infringe any other parties’ legal rights. For example, content providers may submit copyrighted content that they have no right to distribute, and we may not be able to identify all instances of copyright infringement. In the event we release content that violates copyrights of a third party on our online platforms, we may be required to pay damages to compensate such third party. Even though we have the contractual right to seek indemnification from the relevant content provider for such payment, there can be no assurance that we will be able to enforce such right. As a result, our business, results of operations and financial condition could be materially and adversely affected. Similarly, advertisement content provided by our clients may also not be in full compliance with applicable laws and regulations.

We cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. We cannot assure you that we will be able to identify irregularities or non-compliance in the business practices of third parties we conduct business with, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputations, and may in turn affect our business, results of operations and financial condition.

We may be involved in legal proceedings or arbitration claims, and the court ruling or arbitration award may not be favorable to us.

We were not and currently are not involved in any litigation or arbitration proceedings pending or, to our knowledge, threatened against us or any of our directors that could have a material and adverse effect on our reputation, business, financial condition or results of operations. Therefore, no provision was made for legal proceedings or arbitration claims. However, we cannot assure you that there will not be such proceedings or claims in the future or any proceedings or claims during the ordinary course of our business (including but not limited to those in relation to contract disputes between us and our clients). We may also bring legal proceedings against others. We may incur enormous legal costs and, if the outcomes of these legal proceedings or arbitration claims are unfavorable to us, we may be confronted with significant legal liabilities, waste enormous legal costs incurred, and/or suffer financial or reputational damages, which may materially and adversely affect our business, financial condition, and results of operations.

Immediate impact on global economy caused by the ongoing Russian invasion of Ukraine and any other conflicts could adversely affect our business and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets and supply and distribution chains for certain raw materials and goods and services on an unprecedented scale. The impact of the sanctions has also included disruptions to financial markets, an inability to complete financial or banking transactions, restrictions on travel and an inability to service existing or new clients in a timely manner in the affected areas of Europe. The Russian Federation could resort to cyberattacks and other action that impact businesses across the United States, the European Union and other nations across the globe including those without any direct business ties to the Russian Federation. The Russian invasion of Ukraine has continued to escalate without any resolution of the invasion foreseeable in the near future with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain.

The U.S. and the European Union responded to Russia’s invasion of Ukraine by imposing various economic sanctions on the Russian Federation to which the Russian Federation has responded in kind. The United Kingdom, Japan, South Korea, Australia and other countries across the globe have imposed their own sanctions on the Russian Federation. The United States, the European Union and such other countries acting together or separately could impose wider sanctions or take further actions against the Russian Federation if the conflict continues to escalate. Multinational corporations and other corporations and businesses with business and financial ties to the Russian Federation have either reduced or eliminated their ties to the Russian Federation in a manner that often exceeds what is required pursuant to sanctions by these countries. While we do not have any direct business or financial ties to the Russian Federation or Ukraine as part of our own business, the impact of higher energy prices and higher prices for certain goods and services resulting in higher inflation and disruptions to financial markets across the globe may impact our business in the future.

In addition, any deterioration in credit markets resulting directly or indirectly from the ongoing Russian invasion of Ukraine could limit our ability to obtain external financing to fund our operations and capital expenditures. Adverse economic conditions may also result in a higher rate of losses on accounts receivables that we accrue in the future due to credit defaults. As a result, a downturn in the worldwide economy resulting from the Russian invasion of Ukraine and other conflicts with a global impact that may arise from time to time could have a material adverse effect on our business, results of operations, and/or financial condition.

A severe or prolonged downturn in Chinese or global economy could materially and adversely affect our business, results of operations, financial condition and prospects.

The global macroeconomic environment is facing challenges, including the US-China trade war, the end of quantitative easing and start of interest rate hike by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the Russian Federation’s invasion of Ukraine. The Chinese economy has shown slower growth since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. Recent international trade disputes, including tariff actions announced by the United States, China and certain other countries, and the uncertainties created by such disputes may cause disruptions in the international flow of goods and services and may adversely affect the Chinese economy as well as global markets and economic conditions. In addition, the recent market panics over the global outbreak of COVID-19 and the drop in oil prices materially and negatively affected the global financial markets, which may cause slowdown of the global economy. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in Chinese or the global economy may materially and adversely affect our business, results of operations, financial condition and prospects.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

We may require additional capital beyond those generated by this offering from time to time to grow our business, including to better serve our clients, develop new service offerings, enhance our data collection and analytics capabilities and online platforms, improve our operating and technology infrastructure or conduct acquisition of complementary businesses and technologies. Accordingly, we may need to sell additional equity or debt securities. Future issuances of equity or equity-linked securities could significantly dilute our existing Shareholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A Ordinary Shares. The incurrence of debt financing would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our ability to obtain additional capital is subject to a variety of uncertainties, including:

●	our market position and competitiveness in the equity investment service industry;

●	our future profitability, overall financial condition, results of operations and cash flows;

●	general market conditions for fundraising activities by equity investment service providers in China; and

●	economic, political and other conditions in China and internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth could be significantly impaired, and our business and prospects could be materially and adversely affected.

Our insurance coverage may not be adequate, which could expose us to significant costs and business disruption.

We have maintained insurance policies covering damages to certain of our properties. However, insurance companies in China generally do not offer as extensive an array of insurance products as insurance companies do in countries with more developed economies. Consequently, we do not maintain sufficient business interruption insurance, business liability insurance or key man life insurance, which are not mandatory under PRC laws. Any business disruption, litigation or natural disasters, or any significant damages to our equipment or facilities may cause to incur substantial costs and divert our resources, and we may have no insurance to cover such losses. As a result, our business, results of operations and financial condition could be materially and adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to follow the extended transition period, and as a result, we will delay adoption of certain new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

We may undertake mergers, acquisition or investments to diversify or expand our business, which may pose risks to our business and dilute the ownership of our existing shareholders, and we may not realize the anticipated benefits of these mergers, acquisition or investments.

As part of our growth and service diversification strategy, we may evaluate opportunities to acquire or invest in other business in the industry. Mergers, investment or acquisitions that we may enter in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including, among others:

●	problems integrating the acquired operations, technologies or products into our existing business;

●	diversion of management’s time and attention from our core business;

●	adverse effect on our existing business relationships with clients;

●	need for financial resources above our planned investment levels;

●	failures in realizing anticipated synergies;

●	difficulties in retaining business relationships with suppliers and clients of the acquired company;

●	risks associated with entering markets in which we lack experience;

●	potential loss of key employees of the acquired company; and

●	potential write-offs of acquired assets.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition or investment will likely require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions; the value of your Class A Ordinary Shares may be diluted. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that can, among other things, restrict us from distributing dividends.

Risks Related to Our Corporate Structure

The dual-class structure of our ordinary shares has the effect of concentrating voting control with our Chairman and Chief Executive Officer, directors and their affiliates.

Each of our Class B Ordinary Shares has 20 votes per share, and each of our Class A Ordinary Shares, which are the share we are offering in this offering, has 1 vote per share. Mr. Ruilin Xu, our chairman of the board of directors and our chief executive officer, will beneficially own 4.28% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing 87.21% of our total voting power following our initial public offering, assuming the full exercise of the over-allotment option by the underwriters. Because of the twenty-to-one voting ratio between our Class B and Class A Ordinary Shares, the holder of our Class B Ordinary Shares will continue to control a majority of the combined voting power of our ordinary share and therefore be able to control all matters submitted to our shareholders for approval so long as the collective voting power of the shares of Class B Ordinary Shares represent more than 50% of the voting power of all outstanding shares of our Class A and Class B Ordinary Shares. As a result, until such time as his collective voting power is below 50%, Mr. Xu as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions, such as (i) making amendments to our certificate of incorporation and by-laws, (ii) whether to issue additional Class A Ordinary Shares, including to himself, (iii) employment decisions, including compensation arrangements, and (iv) whether to enter into material transactions with related parties. The interests of Mr. Xu as the controlling shareholder may differ from the interests of our other shareholders. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, concentration of ownership of our Class B Ordinary Shares may discourage, prevent or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected. The concentration in the ownership of our ordinary shares will limit the ability of holders of our Class A Ordinary Shares to influence corporate matters for the foreseeable future and may cause a material decline in the value of our Class A Ordinary Shares.

For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.” beginning on page 126 of this prospectus. For a description of the dual-class structure, see “Description of Capital Stock—Anti-Takeover Provisions.” on page 131 of this prospectus.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Mr. Ruilin Xu, our chairman of the board of directors and our chief executive officer, will beneficially own 4.28% of our total issued and outstanding Class A Ordinary Shares and 100%% of our total issued and outstanding Class B Ordinary Shares, representing 87.66% of our total voting power, assuming the underwriters do not exercise their over-allotment option, or 87.21% of our total voting power if the underwriters exercise their over-allotment option in full. As such, Mr. Xu will control matters subject to a vote by our shareholders. Under Rule 4350I of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum of association and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. It may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law” on page 131 of this prospectus.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10 percent of our voting share capital in issue, to convene a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 7 days is required for the convening of our general meetings. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing a majority of the paid up voting share capital in the Company.

Recently introduced economic substance legislation of the Cayman Islands may impact the Company or its operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. Effective January 1, 2019, the International Tax Co-operation (Economic Substance) Act, 2018 (the “Substance Law”) and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of fiscal years commencing July 1, 2019, onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as the Company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test under the Substance Law. Although it is presently anticipated that the Substance Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. In its October 2021 plenary, the FATF recognized the progress made by the Cayman Islands to improve its anti-money laundering and counter-terrorist financing regime. Despite this recognition, it is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Cayman Islands was added to the EU AML High-Risk Third Countries List.

On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes to add nine countries, including the Cayman Islands. The EC has noted it is committed to there being a greater alignment between the EU AML List and the FATF listing process. The addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Risks Related to Doing Business in China

Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

As a business operating in the PRC, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●	Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our Class A Ordinary Shares.

Furthermore, if the PRC government determines that our corporate structure does not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our Class A Ordinary Shares may decline significantly in value or become worthless if the determinations, changes or interpretations result in impermissibility of our corporate structure and our inability to assert control over the assets of our PRC subsidiary that accordingly conduct all or substantially all of our operations.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to customer rights, taxation, employment, property and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. Such future administrative measure or actions may have material adverse effects on the offering of our securities to investors, our proposed listing in the U.S. or our business operation, for example in the event that it is required that we should obtain permission from the Chinese government to offer our securities to investors or list on U.S. exchanges, it is unpredictable whether such permission can be obtained by us, as the case may be, or, if permission is obtained, whether it could be later denied or rescinded. If we, including our subsidiaries, do not receive or maintain such permissions or approvals, or inadvertently conclude that such permissions or approvals are not required, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, list in the U.S. and cause the value of our securities to significantly decline or become worthless. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”), promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. In July 2021, the Chinese cybersecurity regulator launched the investigation on three Internet platforms.

On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments) (the “Data Security Management Regulations Draft”), to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. Since the Cybersecurity Review Measures is new, the implementation and interpretation thereof is not yet clear. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.

On July 30, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

Given that the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. See “Risk Factors — Risks Related to Doing Business in China — If the PRC government were to impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 41 of this prospectus.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to you and us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with clients in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is based on written statutes. Prior court decisions are encouraged to be used for reference but it remains unclear to what extent the prior court decisions may impact the current court ruling as the encouragement policy is new and there is limited judicial practice in this regard. We conduct our business primarily through our subsidiary established in China.

This subsidiary is generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements, etc. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, clients and suppliers. In addition, such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other more developed countries and the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effects. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations.

Furthermore, if China adopts more stringent standards with respect to certain areas such as corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. We cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that critical information infrastructure operators and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Data Security Management Regulations Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Data Security Management Regulations Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Data Security Management Regulations Draft was December 13, 2021. On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Outbound Data Transfers, or the Measures, which will become effective from September 1, 2022. The Measures shall apply to the security assessment of the provision of important data and personal information collected and generated by data processors in the course of their operations within the territory of the PRC by such data processors to overseas recipients. The Measures stipulates the circumstances under which security assessment of outbound data transfers should be declared, including: (i) outbound transfer of important data by a data processor; (ii) outbound transfer of personal information by a critical information infrastructure operator or a personal information processor who has processed the personal information of more than one million people; (iii) outbound transfer of personal information by a personal information processor who has made outbound transfers of the personal information of one million people cumulatively or the sensitive personal information of 10,000 people cumulatively since January 1 of the previous year; or (iv) other circumstances where an application for the security assessment of an outbound data transfer is required as prescribed by the national cyberspace administration authority. Based on the relevant regulations relating to outbound data transfer in the Cybersecurity Law, the Data Security Law, and the Personal Information Protection Law, the Measures provide the scope, conditions and procedures of security assessment of outbound data transfer and thereby provide specific guidelines for security assessment of outbound data transfers.

We believe that we are in compliance with the current data security, cybersecurity, and other regulations and policies issued by the CAC, and we have not received any inquiry, notice, warning, or sanctions from the CAC or other PRC governmental authorities for violation of those regulations or policies to date. However, since many of those regulations or policies are relatively new, there remains significant uncertainty as to their interpretation and implementation. If PRC governmental authorities interpret or implement those regulations or policies in a way different from us and conclude that there are violations by us in the future, or new laws, regulations, rules, or detailed implementation and interpretation are adopted that result in noncompliance by us, we may be subject to fines, penalties or other sanctions, which may have a significant adverse impact on our financial position, operations and the value of our Class A Ordinary Shares. As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC subsidiary as a critical information infrastructure operator or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that our proposed listing in the U.S. will not be affected by the Cybersecurity Review Measures, Data Security Management Regulations Draft or the Measures, and our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for this offering, because our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information. There remains uncertainty, however, as to how the Cybersecurity Review Measures, the Data Security Management Regulations Draft and the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures, the Data Security Management Regulations Draft and the Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review or network data security review in the future.

If the PRC government were to impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

As of the date of this prospectus, as advised by our PRC legal counsel, Jingtian & Gongcheng, we believe that we and our PRC subsidiary are not required to obtain permissions from any PRC authorities to issue our Class A Ordinary Shares to foreign investors, and have not received or were denied any permission in relation to our business operation by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiary, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. According to clarifications from relevant responsible personnel of the CSRC and the Draft Rules Regarding Overseas Listings, only new initial public offerings and refinancing by existent overseas listed Chinese companies will be required to go through the filing process with PRC administrations; other existent overseas listed companies will be allowed sufficient transition period to complete their filing procedure, which means if we complete the offering prior to the effectiveness of the Draft Rules Regarding Overseas Listings, we will certainly go through the filing process in the future, perhaps because of refinancing or given by sufficient transition period to complete filing procedure as an existent overseas listed Chinese company. However, it is uncertain when the Draft Rules Regarding Overseas Listings will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Draft rules for China-based companies seeking securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the PRC government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

On August 8, 2006, six Chinese regulatory agencies, including the MOFCOM, jointly issued the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules contain provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. As advised by our PRC counsel, Jingtian & Gongcheng, based on their understanding of the current PRC law, rules and regulations, and given that KingWin is not a special purpose vehicle which has acquired PRC domestic companies’ equities with its shares prior to the listing of its shares on the Nasdaq Stock Market, the CSRC approval is not required for the listing and trading of our Class A Ordinary Shares on the Nasdaq Capital Market in the context of this offering. However, there remains uncertainty as to how the M&A Rules will be interpreted or implemented by the relevant PRC authorities, and the opinions summarized above will be subject to any new PRC laws, rules and regulations or detailed implementations and interpretations in any form relating to overseas listing of SPVs like the Company. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do.

Notwithstanding the foregoing, on December 24, 2021, the CSRC and relevant departments of the State Council published the Draft Rules Regarding Overseas Listings, which aim to regulate overseas securities offerings and listings by China-based companies, were available for public consultation until January 23, 2022. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markers.

The Draft Rules Regarding Overseas Listing, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (1) A filing report and associated undertaking; (2) Regulatory opinions, filings or approval and related documents issued by competent industry authorities (where applicable); (3) Opinions issued by competent authorities on security assessment and review of the issuer (where applicable); (4) Legal opinion provided by a domestic law firm; (5) A prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, etc.; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked.

Although we do not believe that we are currently prohibited from overseas offerings and listings, if the Draft Rules Regarding Overseas Listings are enacted, we may be subject to additional compliance requirements in the future. Since the Draft Rules Regarding Overseas Listings have not yet come into effect, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we have obtained CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval or that we inadvertently concluded that such approval was not required. If prior CSRC approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the CSRC approval in the future, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Class A Ordinary Shares to significantly decline in value or become worthless.

Draft rules for cross-border provision and examination of auditing records and other materials in connection with overseas securities issuance and listing was released by the CSRC. While such rules have not yet come into effect, the PRC government may impose more stringent requirement for domestic Chinese companies to share business and accounting records with foreign auditing firms and other securities service institutions, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless.

On April 2,2022, the CSRC, in conjunction with the Ministry of Finance, the National Administration of State Secret Protection and the National Archives Administration, issued the Regulations on Enhancing Confidentiality and File Management in Relation to Overseas Securities Issuance and Listing (Draft for Comments, the “Draft Regulations”), an amendment to the original regulation of the same name published in 2009. The Draft Regulations extend the scope of application of the regulations to indirectly listed enterprises, and expand the definition of “domestic enterprises” to encompass domestic corporations directly listed on overseas exchanges as well as the domestic operating subsidiaries of indirectly listed companies. The Draft Regulations require that, before providing or publicly disclosing documents and materials involving state secrets or government work secrets to securities companies, securities service institutions, or overseas regulators, the domestic enterprises shall seek approval from the relevant government regulators, and make filings with the secret protection administration at the same level.

The Draft Regulations expand the scope of the regulations from “state secrets” to “state secrets and work secrets of government agencies.” However, the Draft Regulations do not define the scope of such secrets, but merely state that “in case where it is unclear or disputed as to whether state secrets are involved, the relevant state secret protection regulator shall make final the determination; in case where it is unclear or disputed as to whether government work secrets are involved, the relevant government regulator shall make final the determination.”

The Draft Regulations mandates that domestic enterprises needs to follow the prescribed procedures before furnishing “accounting records or copies of accounting records of significant state or societal storage value” to relevant securities companies, securities service institutions, and overseas regulators. If it is necessary to transmit such materials of significance across borders, the relevant enterprises need to follow the prescribed procedures for advance approval. Similarly, if an overseas accounting firm intends to provide auditing work on a domestic enterprise seeking overseas listing, the accounting firm shall follow the prescribed procedures under the relevant state laws and regulations. A domestic enterprise shall not provide accounting records to an overseas accounting firm or network who has not satisfied the prescribed procedures.

Therefore, if the Draft Regulations are implemented, overseas accounting firms would be required to “follow the relevant procedures under the relevant state laws and regulations.” In addition, if, in their work, “accounting records or copies of accounting records of significant state or societal storage value” need to be transmitted across borders, separate advance approval is required.

We cannot guarantee that we will be able to obtain any approval or authorization from relevant secret protection administration or other government authorities in a timely manner, or any such approval or authorization can be obtained at all, if the draft regulation becomes effective as is and if we are required to obtain any approval or authorization. Failure to obtain the necessary approvals or complete the required filings in a timely manner may result in the failure to complete the listing or subject us to fines, penalties or other sanctions, which may have a significant adverse impact on our financial position and operations.

In addition, the new rule takes into account the international practice of cross-border audit regulatory co-operation and remove the original requirement that “on-site inspections should be conducted mainly by Chinese regulators, or rely on the inspection results of Chinese regulators”. This is consistent with the requirements of Article 177 of the Securities Law of China, which makes it clear that Chinese regulators shall provide necessary support through multilateral or bilateral cooperation mechanism for cross-border investigation and examination carried out by overseas securities administrative authorities and regulators on domestic companies seeking overseas listings and securities companies, securities service institutions. However, there is no existing tried-and-proved mechanisms for cross-border regulatory cooperation, and it is difficult to carry out shareholder claims or regulatory investigations in China similar to those in the United States, due to various legal and practical problems.

Although we do not believe that we are currently prohibited from providing our accounting records to our auditor or that we or our auditor would be required to go through any prescribed procedures for approval under current PRC laws and regulations, if the Draft Regulations are enacted, we may be subject to additional compliance requirements in the future. Since the Draft Regulations are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such regulatory requirements in a timely manner, or at all, in the future. If the CSRC, the state secret protection regulator or any other relevant government regulator requires that we obtain approval or complete relevant procedure prior to the completion of this offering, the offering will be delayed until we have obtained such approval or completed such procedure. There is also possibility that we may not be able to obtain or maintain such approval, complete such procedure or that we inadvertently conclude that such approval or procedure is not required. If prior approval or procedure is required while we inadvertently conclude that such approval or procedure is not required or if applicable laws and regulations or the interpretation of such are modified to require us to obtain such approval or procedure in the future, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

Changes in China’s economic, political or social conditions or government policies, which could occur quickly with little advance notice, could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, development, growth rate, control of foreign exchange, monetary and tax policies, allocation of resources, and regulation of the growth of the general or specific market and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in the PRC, in the policies of the PRC government or in the laws and regulations in the PRC, which may occur quickly with little advance notice, could have a material adverse effect on the overall economic growth of the PRC. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, which may adversely affect our business and operating results. In addition, although these government involvements have been instrumental in China’s significant growth, if the PRC government’s current or future policies fail to help the Chinese economy achieve further growth, our growth rate or strategy, our results of operations could also be adversely affected as a result.

Non-compliance with labor-related laws and regulations of the PRC and increases in labor costs in the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and was last amended in December 2012 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses. We expect that our labor costs, including wages and employee benefits, will continue to increase. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and be subject to orders by competent labor authorities for rectification, and failure to comply with the orders may further subject us to administrative fines. We may also be subject to late fees and fines in relation to the under-withheld individual income tax. In any of such events, our business, financial condition and results of operations could be materially and adversely affected.

Failure to comply with relevant regulation regarding the leased property of our PRC subsidiary may cause interruptions to its business operations.

As of the date of this prospectus, the construction plan for one leased property of our PRC subsidiary is inconsistent with the project planning permit, and there may be risks that the lessor would be punished by the relevant authorities due to inconsistency, and therefore our PRC subsidiary may not be able to continue to occupy and use such property. Our PRC subsidiary may be forced to relocate. We cannot assure you that our PRC subsidiary will be able to find a suitable replacement sites on terms acceptable to it on a timely basis.

The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.

As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our subsidiaries in mainland China and Hong Kong for our cash and financing requirements.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between KingWin and its subsidiaries. In the future, cash proceeds raised from overseas financing activities, including this offering, will be transferred by us to our subsidiaries via capital contributions or shareholder loans, as the case may be. Such cash proceeds will be transferred by KingWin to KingWin BVI, and then KingWin HK, then transferred to Tiancheng Jinhui, via capital contributions or shareholder loans, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entity, and we do not anticipate that any cash dividends will be paid in the foreseeable future to our U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entity to the Hong Kong subsidiary. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident.

Foreign currency exchange regulation in the PRC is primarily governed by Foreign Exchange Administration Regulations, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration on Direct Investment issued by SAFE on February 13, 2015 and most recently amended on December 30, 2019, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by the People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions, interest and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of State Administration of Foreign Exchange, or the SAFE, or its local office has been obtained. Capital investments by foreign enterprises are also subject to the regulations of the National Development and Reform Commission of China (the “NDRC”), the MOFCOM and the SAFE.

Therefore, KingWin and its subsidiaries may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.

To the extent funds are generated in our PRC operating subsidiary, and may need to be used to fund operations outside of mainland China, such funds may not be available due to limitations placed by the PRC government. Furthermore, to the extent assets (other than cash) in our business are located in mainland China or held by a mainland China entity, the assets may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on the ability of us and our subsidiaries to transfer assets by the PRC government. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent cash is generated in our Hong Kong subsidiary, and to the extent assets (other than cash) in our business are located in Hong Kong or held by a Hong Kong entity and may need to be used to fund operations outside of Hong Kong, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on the ability of us and our subsidiaries to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions or limitations on our ability to transfer or distribute cash, which could result in an inability or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong and adversely affect our business.

We must remit the offering proceeds to our PRC operating subsidiary before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow our business until our PRC subsidiary receives such proceeds in the PRC. Any transfer of funds by us to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiary is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) in its local branches and satisfy relevant requirements, and our PRC subsidiary may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiary are subject to the registration with State Administration for Market Regulation in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

To remit the proceeds of the offering, we must take the steps legally required under the PRC laws, for example, we will open a special foreign exchange account for capital account transactions, remit the offering proceeds into such special foreign exchange account and apply for settlement of the foreign exchange. The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and the value of our Class A Ordinary Shares.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our subsidiary established in China. We may make loans to our PRC subsidiary subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiary in China.

Any loans to our wholly foreign-owned subsidiary in China, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly foreign-owned subsidiary in China to finance their activities must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our wholly foreign-owned subsidiary in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiary when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares.

Our revenues and expenditures are denominated in RMB, whereas our reporting currency is the USD. As a result, fluctuations in the exchange rate between the USD and RMB will affect the relative purchasing power, in RMB terms, of our USD assets and the proceeds from our initial public offering. Our reporting currency is the USD, while the functional currency for our PRC subsidiary is RMB. Gains and losses from the re-measurement of assets and liabilities receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the USD value of our results of operations to vary with exchange rate fluctuations, and the USD value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the USD could reduce our profits from operations and the translated value of our net assets when reported in USD in our financial statements. This change in value could negatively impact our business, financial condition, or results of operations as reported in USD. In the event that we decide to convert our RMB into USD to make payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the USD against the RMB will harm the USD amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the USD and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the USD, and the RMB appreciated more than 20% against the USD over the following three years. However, the People’s Bank of China, or PBOC, regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Between July 2008 and June 2010, the exchange rate between the RMB and the USD had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the USD, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (“IMF”)’s basket of currencies that make up the Special Drawing Right (“SDR”) and includes the USD, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging USD and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the USD in the future. It is difficult to predict how market forces or the PRC or U.S. government policy may impact the exchange rate between the Renminbi and the USD in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Class A Ordinary Shares in USD. For example, to the extent that we need to convert USD we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the USD would adversely affect the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the USD may significantly reduce the USD equivalent of our earnings, which in turn could adversely affect the price of our Class A Ordinary Shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited. We may not be able to hedge our exposure adequately. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our Class A Ordinary Shares.

There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities.

We conduct substantially all of our business operations in China, and a majority of our directors and senior management are based in China, which is an emerging market. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate. While shareholder claims are common in the United States, including class action securities law and fraud claims, shareholders are generally difficult to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the Unities States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.

We conduct substantially all of our operations in China, and substantially all of our assets are located in China, which is an emerging market. In addition, other than our independent director Kenneth K. Cheng, all of our directors and officers are nationals or residents of countries other than the United States, and a substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC.

It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts, including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Specifically, regarding judgment enforcement in the PRC, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocal arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest of the PRC. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.

We may rely principally on dividends and other distributions on equity from our PRC subsidiary for our cash requirements, including for services of any debt we may incur.

Our PRC subsidiary’s ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to enterprises outside of mainland China unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the enterprises outside of mainland China are incorporated.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we may primarily rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required, in principle, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Class A Ordinary Shares.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules and Anti-Monopoly Law established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that State Administration for Market Regulation (the “SAMR”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations.

Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

As of the date of this prospectus, the PRC resident shareholders have completed foreign exchange registration under the SAFE Circular 37 and other related rules.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our future acquisition strategy and could adversely affect our business and prospects.

Our business may be negatively affected by the potential obligations if PRC subsidiary fails to comply with social insurance and housing provident fund related laws and regulations.

Our PRC subsidiary is required by PRC labor-related laws and regulations to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, to designated government agencies for the benefit of its employees and associates. In October 2010, SCNPC promulgated the Social Insurance Law of PRC, effective on July 1, 2011 and amended on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Provident Fund, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Social Insurance Law of PRC and the Regulations on the Administration of Housing Provident Fund to apply for social insurance registration and housing provident fund deposit registration within thirty (30) days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance as well as housing provident fund to the extent required by law. Our PRC subsidiary could be subject to orders by competent labor authorities for rectification if it fails to comply with such social insurance and housing provident fund related laws and regulations, and failure to comply with the orders may further subject to administrative fines. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

Our PRC subsidiary does not make contributions in full for the social insurance fund and housing provident fund for its employees as required under the relevant PRC laws and regulations. Although it has not received any order or notice from the local authorities nor any claims or complaints from its current and former employees regarding its non-compliance in this regard, we cannot assure you that it will not be subject to any order to rectify non-compliance in the future, nor can we assure you that there are no, or will not be any, employee complaints regarding social insurance payment or housing provident fund contributions against it, or that it will not receive any claims in respect of social insurance payment or housing provident fund contributions under the PRC laws and regulation. In addition, our PRC subsidiary may incur additional costs to comply with such laws and regulations by the PRC Government or relevant local authorities. Any such development could materially and adversely affect its business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, or SAFE Notices No. 7, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the State Administration of Taxation, or SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

If we become directly subject to the recent scrutiny involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and or defend the matter, which could harm our business operations, stock price and reputation and could result in a complete loss of your investment in us.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and or SEC enforcement actions that are conducting internal and or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common shareholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common shareholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Class A Ordinary Shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are enterprises outside of mainland China, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Class A Ordinary Shares and This Offering

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We intend to list our Class A Ordinary Shares on the Nasdaq Capital Market. If an active trading market for our Class A Ordinary Shares does not develop after this offering, the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected. Negotiations with the underwriters will determine the initial public offering price for our Class A Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Class A Ordinary Shares will develop or that the market price of our Class A Ordinary Shares will not decline below the initial public offering price.

The price of the Class A Ordinary Shares and other terms of this Offering have been determined by us along with our underwriters.

If you purchase our Class A Ordinary Shares in this Offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our underwriters. The offering price for our Class A Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Class A Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Class A Ordinary Shares.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares if the shares are successfully listed on NASDAQ or other stock markets, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 8,213,040 Class A Ordinary Shares are outstanding before the consummation of this offering. All of the Class A Ordinary Shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Class A Ordinary Shares will be “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

A sale or perceived sale of a substantial number of our Class A Ordinary Shares may cause the price of our Class A Ordinary Shares to decline.

All of our officers and directors and holders of 5% or more of our Class A Ordinary Shares on a fully diluted and converted basis have agreed not to sell our Class A Ordinary Shares for a period of six months following the effective date of this registration statement, subject to extension under specified circumstances. Class A Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Class A Ordinary Shares in the public market, the market price of our Class A Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Class A Ordinary Shares. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we are unable to comply with certain conditions, our Class A Ordinary Shares may not trade on the Nasdaq Capital Market.

If we are unable to meet these final conditions, our Class A Ordinary Shares may not trade on the Nasdaq Capital Market. In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the Nasdaq Capital Market are “covered securities.” If we were unable to meet the final conditions for listing, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering until we have met the final conditions.

If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our Class A Ordinary Shares are listed on the Nasdaq Capital Market but are delisted from the Nasdaq Capital Market at some later date, our shareholders could find it difficult to sell our Class A Ordinary Shares. In addition, if our Class A Ordinary Shares are delisted from the Nasdaq Capital Market at some later date, we may apply to have our Class A Ordinary Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the Nasdaq Capital Market. In addition, if our Class A Ordinary Shares are not so listed or are delisted at some later date, our Class A Ordinary Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established clients and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Class A Ordinary Shares might decline. If our Class A Ordinary Shares are not so listed or are delisted from the Nasdaq Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our Class A Ordinary Shares would decline and that our shareholders would find it difficult to sell their shares.

Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, or Non-Cooperating Jurisdictions (“NCJs”), the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. After we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the NASDAQ Capital Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our Class A Ordinary Shares trading in the United States.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

In addition, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Our former auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report for the years ended December 31, 2021, and 2020 included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Friedman LLP is headquartered in Manhattan, New York, with no branches or offices outside of the United States, and has been inspected by the PCAOB on a regular basis.

Our current auditor, Marcum Asia CPAs LLP, an independent registered public accounting firm that reviewed the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2022 and 2021, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia CPAs LLP is headquartered in Manhattan, New York, and is subject to inspection by the PCAOB on a regular basis.

Friedman LLP and Marcum Asia CPAs LLP are not identified in the report issued by PCAOB on December 16, 2021 as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP or Marcum Asia CPAs LLP to provide audit workpapers to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act.  In addition, under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the AHFCAA, passed by the U.S. Senate on June 22, 2021, is signed into law, and this ultimately could result in our Class A Ordinary Shares being delisted by the exchange. Furthermore, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A Ordinary Shares may be volatile.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our Class A Ordinary Shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

The market price for the Class A Ordinary Shares may be volatile.

The trading prices of the Class A Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Class A Ordinary Shares, regardless of our actual operating performance. Any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material adverse effect on the market price of the Class A Ordinary Shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

Furthermore, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards China-based companies listed in the United States in general, which consequently may impact the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities.

In addition to the above factors, the price and trading volume of the Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our clients or our industry;

●	conditions in the financing advisory industry in China;

●	announcements of studies and reports relating to the quality of our service offerings or those of our competitors;
●	investor perceptions about us, our business and in general companies with operations in China;

●	changes in the economic performance or market valuations of other financing advisory companies;
●	general economic and securities market conditions;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;
●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
●	the absence of cash dividends on our Class A Ordinary Shares;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares;
●	the development and sustainability of an active trading market for our Class A Ordinary Shares;

●	sales or perceived potential sales of additional Class A Ordinary Shares; and
●	The COVID-19 pandemic, the ensuing economic recessions and deterioration in the credit market in many countries.

Other than the aforementioned potential factors that may affect the price and trading volume of our Class A Ordinary Shares, there are no known factors particular to our offering that may add to this risk.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Class A Ordinary Shares, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds” on page 64 of this prospectus.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 8,213,040 Class A Ordinary Shares is outstanding before the consummation of this offering and 11,213,040 Class A Ordinary Shares (11,663,040 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full) will be outstanding immediately after this offering. All of the Class A Ordinary Shares sold in the Offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. There is no formal requirement under the Company’s memorandum and articles of association mandating that we hold an annual meeting of our shareholders. However, notwithstanding the foregoing, we intend to hold such meetings on our annual meeting to, among other things, elect our directors. As a result, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter. We would lose our foreign private issuer status if (1) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and (2) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and the trading price of our Class A Ordinary Shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

Based on the anticipated market price of our Class A Ordinary Shares in this offering and expected price of our Class A Ordinary Shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. holder holds our Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder, including increased U.S. federal income tax liability and additional reporting requirements. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. holders who own our Class A Ordinary Shares if we were determined to be a PFIC, see “United States Federal Income Taxation Considerations — Passive Foreign Investment Company (“PFIC”).”

Our corporate structure, together with applicable law, may impede shareholders from asserting claims against us and our principals.

All of our operations and records, and all of our senior management are located in the PRC. Shareholders of companies such as ours have limited ability to assert and collect on claims in litigation against such companies and their principals. In addition, China has very restrictive secrecy laws that prohibit the delivery of many of the financial records maintained by a business located in China to third parties absent PRC government approval. Since discovery is an important part of proving a claim in litigation, and since most if not all of our records are in China, Chinese secrecy laws could frustrate efforts to prove a claim against us or our management. In addition, in order to commence litigation in the United States against an individual such as an officer or director, that individual must be served. Generally, service requires the cooperation of the country in which a defendant resides. China has a history of failing to cooperate in efforts to affect such service upon Chinese citizens in China.

If we become directly subject to the recent scrutiny involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and or defend the matter, which could harm our business operations, stock price and reputation and could result in a complete loss of your investment in us.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and or SEC enforcement actions that are conducting internal and or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay more for your Class A Ordinary Shares than the amount paid per share by our existing shareholders for their Class A Ordinary Shares. As a result, you will experience immediate and substantial dilution of approximately $3.26 per Class A Ordinary Share, representing the difference between the initial public offering price of $4.50 per Class A Ordinary Share (midpoint of the price range set forth on the cover page of this prospectus) and our net tangible book value per Class A Ordinary Share as of September 30, 2022 after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Class A Ordinary Shares are issued upon the exercise of any share options. See “Dilution” on page 68 for a more complete description of how the value of your investment in the Class A Ordinary Shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A Ordinary Shares as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

We may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firms must attest to and report on the effectiveness of our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2021 and 2020, we and our independent registered public accounting firms identified material weaknesses and significant deficiencies in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are: (i) inadequate segregation of duties for certain key functions due to limited staff and resources; (ii) lack of documented policies and controls (including IT controls and cybersecurity framework) which enable management and other personnel to understand and carry out their internal control responsibilities; (iii) lack of audit committee and internal audit function to establish formal risk assessment process and internal control framework; and (iv) the Company does not have accounting personnel familiar with U.S. GAAP, and there is no proper monitor on daily transaction recording and general ledger work.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (i) hiring more qualified staff to fill up the key roles in the operations; (ii) setting up a financial and system control framework with formal documentation of polices and controls in place; (iii) appointing independent directors, establishing an audit committee and strengthening corporate governance; and (iv) hiring additional qualified financial professionals such as corporate controller familiar with U.S. GAAP to increase the number of qualified financial reporting personnel and monitor daily transaction recording and general ledger work. We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. There can be no assurance that we will be successful in pursuing these measures, or that these measures will significantly improve or remediate the material weaknesses described above.

In addition, in the course of preparing our financial statements for the years ended December 31, 2021 and 2020, we and our independent registered public accounting firms identified two significant deficiencies: (i) lack of evidence or track to show management’s review performance; and (ii) lack of documentary evidence of proper review or approval process to ensure the list of related parties is complete. To address these significant deficiencies, we plan to adopt a remediation plan to set up a management’s review system with requirements to leave accounting supervisor /manager or management’s signature after reviewing financial statements and the list of related parties. There can be no assurance that we will be successful in pursuing the measures, or that the measures will significantly improve or remediate the significant deficiencies described above.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses and significant deficiencies in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses or significant deficiencies. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, material weaknesses or significant deficiencies in internal control over financial reporting may be discovered in the future. If we fail to remediate our current or future material weaknesses or significant deficiencies or to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law, our consolidated financial statements may be restated, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A Ordinary Shares could be materially and adversely affected, the Class A Ordinary Shares may be suspended or delisted from Nasdaq, and our reputation, results of operations and financial condition may be adversely affected. Failure to comply with Section 404 could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding demand for and market acceptance of our services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence, including the statistical data from Frost & Sullivan. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our Class A Ordinary Shares of approximately $11,500,000, (or up to $13,363,000 if the underwriters exercise the over-allotment option) based upon an assumed initial public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of Proceeds	Percentage of the Net Proceeds
Personnel training and recruitment of talented personnel	30%
System improvement, building online platforms for future online courses	20%
Enhancement of brand recognition through multi-channel marketing	10%
Mergers and acquisitions within the industry	30%
General corporate purposes and working capital, including potential strategic investments and acquisitions	10%

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. The above expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly from the above depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If any unforeseen event occurs or the business conditions change, we may use the proceeds of this offering differently from that described in this prospectus.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions. For those proceeds of this offering to be used in China, we will need to convert the proceeds from U.S. dollars to RMB by way of capital contributions or loans to our PRC subsidiary. None of the proceeds of this offering can be loaned or contributed to our PRC subsidiary without additional government registration or approval. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC subsidiary to fund their capital expenditures or working capital. The relevant registration or approval processes for capital contributions typically take around eight weeks to complete. The registration or approval processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the registration or approval procedures with respect to future capital contributions and loans to our PRC subsidiary, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiary. This is because there are no statutory limits on the amount of registered capital for our PRC subsidiary, and we are allowed to make capital contributions to our PRC subsidiary by subscribing for its initial registered capital and increased registered capital, provided that our PRC subsidiary complete the relevant necessary filing and registration procedures in accordance with the applicable laws and regulations. With respect to loans to the PRC subsidiary by us, (i) if the relevant PRC subsidiary is permitted by the competent governmental authorities to adopt the traditional foreign exchange administration mechanism, or the current foreign debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiary; and (ii) if the relevant PRC subsidiary adopts the foreign exchange administration mechanism as provided in the Notice of the People’s Bank of China (“PBOC”) on Full-coverage Macro-prudent Management of Cross-border Financing (the “PBOC Notice No. 9”), the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. Based on the amount of net asset of our PRC subsidiary as of December 31, 2021, the amount of loans we may provide for the PRC subsidiary shall not exceed USD 5,593,908. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiary. Therefore, we will adopt capital contributions or loans to our PRC subsidiary in consideration of the available statutory limits set out above and other factors such as usage of the fund when using the proceeds to finance our business operations in the PRC.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely principally on transfer of funds, dividends and other distributions on equity paid by our PRC subsidiary for our cash and financing requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Risk Factors – Risk Factors Related to Doing Business in China - The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on page 44 of this prospectus; “We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.” on page 49 of this prospectus; and “Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” on page 49 of this prospectus.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Taxation” beginning on page 138 of this prospectus for information on the potential tax consequences of any cash dividends. Our historical results are not necessarily declared.

EXCHANGE RATE INFORMATION

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our financial statements are translated into USD from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the USD for the periods indicated. Assets and liabilities are translated at the exchange rates as of the balance sheet date and include the exchange rate information for the fiscal year ended December 31, 2022, the nine months ended September 30, 2022 and 2021 and the fiscal years ended December 31, 2021 and 2020.

	Year Ended December 31, 2022	Nine Months Ended September 30, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Period Ended RMB: USD exchange rate	6.8972	7.1135	6.3726	6.4434	6.5250
Period Average RMB: USD exchange rate	6.7290	6.6054	6.4508	6.4701	6.9042

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

●	on an actual basis;

●	on an as-adjusted basis taking into account of an issuance on January 10, 2023; and

●	on a pro forma as-adjusted basis, based on the numbers of shares outstanding as of the date of this prospectus which have taken into account of the issuance on January 10, 2023, to give effect to the issuance and sale of the 3,000,000 Class A Ordinary Shares by us in this offering at an assumed initial public offering price of $4.50 per share, the midpoint of the estimated public offering price range, after deducting the estimated underwriting commissions and estimated offering expenses.

The pro forma and pro forma as adjusted information below are illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our Class A Ordinary Shares. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

		September 30, 2022
	Actual	As adjusted (Including issuance in January 2023) (1)	As adjusted (Over- allotment option not exercised) (1) (2)	As adjusted (Over-allotment option exercised in full) (1) (3)
	(Presented in USD)
Class A Ordinary Shares, 300,000,000 shares authorized, 68,442 shares issued and outstanding as of September 30, 2022 (adjusted to 8,213,040 shares taking into account of an issuance on January 10, 2023);(1) 11,213,040 shares issued and outstanding, as adjusted assuming the over-allotment option is not exercised, and 11,663,040 shares issued and outstanding, as adjusted assuming the over-allotment option is exercised in full	7	821	1,121	1,166
Class B Ordinary Shares, 31,558 shares issued and outstanding as of September 30, 2022 (adjusted to 3,786,960 shares taking into account of an issuance on January 10, 2023)(1)	3	379	379	379
Share subscription receivable	(10)	(1,200)	(1,500)	(1,545)
Additional paid-in capital	114,726	114,726	11,614,726	13,477,726
Statutory reserve	282,545	282,545	282,545	282,545
Retained earnings	2,227,265	2,227,265	2,227,265	2,227,265
Accumulated other comprehensive income	(241,833)	(241,833)	(241,833)	(241,833)
Total capitalization	2,382,703	2,382,703	13,882,703	15,745,703

(1)	As of September 30, 2022, the number of issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares were 68,442 and 31,558, respectively. The above table takes into account of the issuance of additional 8,144,598 Class A Ordinary Shares and 3,755,402 Class B Ordinary Shares by the Company on January 10, 2023 to its existing shareholders, which increased pro rata the number of shares owned by each existing shareholder and did not change their respective percentage of ownership in the Company. Following the issuance on January 10, 2023 and as of the date of this prospectus, there are 8,213,040 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares issued and outstanding.

(2)	Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $4.50 per share, the midpoint of the estimated public offering price range, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming the underwriters’ over-allotment option has not been exercised. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $11,500,000 assuming the underwriters have not exercised the over-allotment option. The net proceeds of $11,500,000 are calculated as follows: $13,500,000 gross offering proceeds, less underwriting discounts and commissions of $945,000, underwriter non-accountable expense allowance of $135,000, accountable expense of $200,000, and other estimated offering expenses of $720,000 (which includes deferred offering costs of $439,640 and other expenses of $280,360).The pro forma as adjusted total equity of $13,882,703 is the sum of the net proceeds of $11,500,000 and the adjusted equity of $2,382,703.

(3)	In the event that the underwriters’ over-allotment option is exercised in full, pro forma total ordinary shares outstanding would be 3,450,000 shares, pro forma additional paid-in capital would be $15,745,703 and pro forma adjusted total equity would be $15,745,703, reflecting the sum of net proceeds in the amount of $13,363,000 and the adjusted equity of $2,382,703.

DILUTION

Our adjusted net tangible book value as of September 30, 2022 was $1,912,645, or approximately $0.23 per Class A Ordinary Share based on 8,213,040 Class A Ordinary Shares outstanding. Net tangible book value per Class A Ordinary Share represents the amount of our total consolidated assets, less the amount of our intangible assets, net, deferred offering costs and total consolidated liabilities, divided by the number of Class A Ordinary Shares outstanding. Adjusted net tangible book value per Class A Ordinary Share is calculated after giving effect to the issuance of additional Class A Ordinary Shares on January 10, 2023.

Our pro forma as adjusted net tangible book value as of September 30, 2022 was $13,852,285 (or $15,715,285 if the over-allotment option is exercised in full), or approximately $1.24 per Class A Ordinary Share (or $1.35 per Class A Ordinary Share if the over-allotment option is exercised in full). Pro forma as adjusted net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, net, deferred offering costs and total consolidated liabilities, divided by 11,213,040 Class A Ordinary Shares (or 11,663,040 if the over-allotment option is exercised in full) outstanding as of such date, after giving effect to (i) the issuance and sale of 3,000,000 Class A Ordinary Shares (or 3,450,000 if the over-allotment option is exercised in full) in this offering at an assumed initial public offering price of $4.50 per Class A Ordinary Share, the midpoint of the estimated public offering price range, (ii) the deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution is determined by subtracting pro forma as adjusted net tangible book value per Class A Ordinary Share from the assumed public offering price per Class A Ordinary Share. Our pro forma as adjusted net tangible book value as of September 30, 2022 would have been $1.24 per Class A Ordinary Share (or $1.35 per Class A Ordinary Share if the underwriters’ over-allotment option is exercised in full). This represents an immediate increase in net tangible book value of $1.01 per Class A Ordinary Share (or $1.12 per Class A Ordinary Share if the over-allotment option is exercised in full) to existing shareholders and an immediate dilution in net tangible book value of $3.26 per Class A Ordinary Share (or $3.15 per Class A Ordinary Share if the over-allotment option is exercised in full) to purchasers of Class A Ordinary Shares in this offering. The following table illustrates such dilution:

	Offering without Over-allotment Option	Offering with Full Exercise of Over-allotment Option
Assumed initial public offering price per ordinary share	$4.50	$4.50
Adjusted net tangible book value per Class A Ordinary Share as of September 30, 2022*	$0.23	$0.23
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Class A Ordinary Shares in this offering	$1.01	$1.12
Pro forma as adjusted net tangible book value per ordinary share after this offering	$1.24	$1.35
Dilution per Class A Ordinary Share to new investors in this offering	$3.26	$3.15

*	As of September 30, 2022, the number of issued and outstanding Class A Ordinary Shares was 68,442. The above table takes into account of the issuance of additional 8,144,598 Class A Ordinary Shares by the Company on January 10, 2023 to its existing shareholders of Class A Ordinary Shares, which increased pro rata the number of Class A Ordinary Shares owned by each existing shareholder and did not change their respective percentage of ownership of Class A Ordinary Shares. Following the issuance on January 10, 2023 and as of the date of this prospectus, there are 8,213,040 issued and outstanding Class A Ordinary Shares. For the purpose of illustrating the effect of dilution by this public offering, pro forma net tangible book value per Class A ordinary share is calculated after giving effect to the issuance of additional Class A Ordinary Shares on January 10, 2023.

A $1.00 change in the assumed public offering price of $4.50 per Class A Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value after giving effect to the offering by $2.76 million, the pro forma as adjusted net tangible book value per Class A Ordinary Share after giving effect to this offering by $0.25 per Class A Ordinary Share and the dilution in pro forma as adjusted net tangible book value per Class A Ordinary Share to new investors in this offering by $0.75 per Class A Ordinary Share, assuming no change to the number of Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of September 30, 2022, the differences between the existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A Ordinary Share paid at an assumed initial public offering price of $4.50 per Class A Ordinary Share before deducting estimated underwriting discounts and commissions and estimated offering expenses.

					Average
	Class A Ordinary Shares				Price Per Class A
	Purchased		Total Consideration		Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
Existing shareholders	8,213,040	73%	821	1%	0.0001
New investors	3,000,000	27%	13,500,000	99%	4.5000
Total	11,213,040	100%	13,500,821	100%	1.2040

					Average
	Class A Ordinary Shares				Price Per Class A
	Purchased		Total Consideration		Ordinary
Over-allotment exercised in full	Number	Percent	Amount	Percent	Share
Existing shareholders	8,213,040	70%	821	1%	0.0001
New investors	3,450,000	30%	15,525,000	99%	4.5000
Total	11,663,040	100%	15,525,821	100%	1.3312

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS”. All amounts in annual financial statements included in the fiscal years ended December 31, 2021 and 2020 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. All amounts in interim financial statements included in the nine months ended September 30, 2022 and 2021 (“Interim Financial Statements”) are derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. These Annual Financial Statements and Interim Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

Since our inception on October 25, 2018, the main focus of our business has been offering high-quality contents that focused on equity investment industry in order to increase clients’ awareness and professional knowledge of capital market. We started our operation as a corporate consulting company providing personal/management corporate business training and corporate consulting services to SMEs in the PRC from 2019. From July 2020, with the brand recognition and trust built from referrals and word of mouth introductions by clients, we commenced offering advisory and transaction services to effectively extend our value chain and enhance our monetization capability.

Key Factors that Affect Operating Results

We believe the following key factors may affect our financial condition and results of operations:

Ability to acquire clients effectively

Our business success depends on our ability to acquire new clients and retain existing clients. In order to effectively acquire more new clients, we plan to provide more free or low-priced seminars, which we consider an efficient and effective marketing tool for promoting our brand and services to prospective clients due to the large number of attendees in each seminar. After the prospective clients gain some basic knowledge about capital markets and entrepreneurship through our seminars, some of them may be interested in signing up for our higher margin services, such as business consulting services or advisory and transaction services. Due to the ability of promoting our brand and services to a large number of prospective clients through our free or low-priced seminars, we generally do not need to incur significant expenses on other promoting channels. Furthermore, in order to retain existing clients through providing high-quality services, we intend to continue to develop and improve the quality of our courses, especially the fee-paying ones, recruit and retain industry experts, and maintain a strong management team.

In addition to the two above-mentioned strategies to acquire and retain clients, we also rely on the influence of our management team and existing client referrals. Early in our business, in order to acquire new clients, we mainly marketed our services through the influence of our management team, who collectively has a wide personal and business network and provides us a valuable source of potential new clients. In addition, we build our brand over time through high-quality services, and our reputation in the industry has been enhanced through referrals and word of mouth of existing clients. We believe that our services consistently meet or exceed our clients’ expectations, which promotes client acquisition and retention.

If any of the current client acquisition channels becomes less effective, it may affect our cost-effective manner of attracting new clients, converting potential clients to active clients or even lose our existing clients to our competitors. To the extent that our current client acquisition and retention efforts become less effective, our service revenues may be significantly impacted, which would have a significant adverse effect on our revenues, financial condition and results of operations.

Ability to attract and retain our key personnel

Due to the nature of our business, we heavily rely on the leadership of our directors, officers and our expertise team to maintain our core competence. Our team has remained stable since we started our business in 2019. Under their leadership, our business has achieved rapid expansion and growth since 2019. As our business scope increases, we expect to continue to invest significant resources in hiring and retaining a talent pool of financial consultancy professionals. Our ability to sustain our growth depends on our ability to attract qualified personnel and retain our current staff.

Transition to public company status

Subsequent to our initial public offering, our general and administrative expenses are expected to increase materially in connection with meeting our public company reporting obligations and corporate governance requirements. The increased expenses will include legal, accounting and other professional service fees, insurance premiums, auditing fees, investor relations, shareholders’ meetings, printing and filing fees, share-based compensation expense, as well as employee-related expenses for regulatory compliance and other costs. We are a relatively early-stage company, and therefore our operating costs as a public company are expected to constitute a bigger proportion of revenues and net profit as compared to a larger or more mature company.

A severe or prolonged slowdown in the global or Chinese economy

The demand for advisory and transaction services and corporate consulting services is dependent on the overall economic conditions in China as well as globally. A slowdown in the economy, such as deterioration of overall economic condition may decrease corporate clients’ desire to expand their business, which in turn may decrease their need for corporate services and therefore affects our operating business performance.

Impact of the COVID-19 pandemic on our business and operations

The COVID-19 pandemic has resulted in quarantines, travel restrictions, limitations on social or public gatherings, and the temporary closure of business venues and facilities across the world, including China. Many of the quarantine and lockdown measures within China have been relaxed since the second quarter in 2021. Nevertheless, relaxation of restrictions on economic and social activities may lead to new cases which may result in the return of restrictions. Our clients as well as revenue generation are all from China. Although the Company’s operations in China have fully resumed in July 2020, the COVID-19 pandemic continued to affect the Company’s business performance in 2020, and 2021, and the nine months ended September 30, 2022. The negative impacts of the COVID-19 outbreak on our business include: (i) the uncertain economic conditions may refrain clients from engaging our services; and (ii) quarantines impeded our ability to contact existing and new clients. Travel restrictions and limitations on social and public gatherings have caused us to cancel 1 free on-site seminar (1st Level - Opportunities of Capital Markets) in 2020, and 1 free (1st Level - Opportunities of Capital Markets) and 2 fee-paying on-site corporate business training courses (2nd Level - System of Capital Markets and Model of Capital Markets) in 2021, and 20 free on-site seminars (1st Level - Opportunities of Capital Markets) and 2 fee-paying on-site corporate business training courses (2nd - System of Capital Markets and Model of Capital Markets) for the nine months ended September 30, 2022. We charge each attendee $612 for 2nd Level courses. Each seminar usually has 100-200 attendees. We have lost $122,400 to $244,800 in corporate business training services for the year ended December 31, 2021 and $122,400 to $244,800 for the nine months ended September 30, 2022 in corporate business training services. However, these courses are offered free or at low prices to attract potential clients for our other higher paying services, such as business consulting services or advisory and transaction services. As a result of the cancellation of the courses, we lost some opportunities to promote our courses and other higher paying services. There will be a new challenge for us to retain existing clients and attract new clients, and we believe that this impact cannot be quantified with reasonable certainty.

The extent to which the COVID-19 pandemic impacts our operations will depend on its future developments, which are highly uncertain and cannot be predicted, including the duration of the outbreak, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or minimize its harm, among others. We will continue to closely monitor the effects of the pandemic impact on our business.

Results of Operations

Comparison of Results of Operations for the Nine Months Ended September 30, 2022 and 2021

The following table summarizes the results of our operations during the nine months ended September 30, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase or decrease during such periods.

	Nine months ended September 30,
	2022		2021
	$	% of Revenues	$	% of Revenues
REVENUES	2,801,724	100%	3,294,255	100%
COST OF REVENUES	(665,389)	(24)%	(763,995)	(23)%
GROSS PROFIT	2,136,335	76%	2,530,260	77%
OPERATING EXPENSES
Selling expenses	(671,181)	(24)%	(432,488)	(13)%
General and administrative expenses	(1,517,205)	(54)%	(480,554)	(15)%
Total operating expenses	(2,188,386)	(78)%	(913,042)	(28)%
INCOME (LOSS) FROM OPERATIONS	(52,051)	(2)%	1,617,218	49%
OTHER INCOME, NET
Other income	25,248	1%	1,999	-%
Other expense	(4,048)	-%	(614)	-%
Total other income, net	21,200	1%	1,385	-%
NET INCOME (LOSS) BEFORE INCOME TAXES	(30,851)	(1)%	1,618,603	49%
Income tax expense	(76,930)	(3)%	(409,356)	(12)%
NET INCOME (LOSS)	(107,781)	(4)%	1,209,247	37%
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation (loss) income	(306,470)	(11)%	10,694	-%
TOTAL COMPREHENSIVE (LOSS) INCOME	(414,251)	(15)%	1,219,941	37%

Revenues

The following table presents revenues by service categories for the nine months ended September 30, 2022 and 2021, respectively:

	Nine months ended September 30,
	2022		2021		Variance
Service Category	$	% of revenues	$	% of revenues	$	%
Advisory and transaction services	1,945,838	70%	1,904,162	58%	41,676	2%
Corporate business training services	201,650	7%	1,020,386	31%	(818,736)	(80)%
Corporate consulting services	650,554	23%	323,784	10%	326,770	101%
Others	3,682	-%	45,923	1%	(42,241)	(92)%
Total revenues	2,801,724	100%	3,294,255	100%	(492,531)	(15)%

Our total revenues decreased by $492,531 or 15%, from $3,294,255 for the nine months ended September 30, 2021, to $2,801,724 for the nine months ended September 30, 2022, primarily due to the decrease in the revenue generated from corporate business training services and other services, partly offset the increase of revenue generated from corporate consulting services.

Revenues from advisory and transaction services

Revenues from advisory and transaction services accounted for $1,945,838 or approximately 70% of total revenues for the nine months ended September 30, 2022, as compared to $1,904,162 or 58% for the nine months ended September 30, 2021. Although the number of clients decreased from 8 in the nine months ended September 2021 to 6 in the nine months ended September 2022, per-client revenue has increased. This was mainly due to the expansion of our services scope and the growth of the underling transaction size.

Revenues from corporate business training services

Revenues from corporate business training services accounted for $201,650 or 7% of total revenues for the nine months ended September 30, 2022, as compared to $1,020,386 or 31% for the nine months ended September 30, 2021, primarily due to the decrease of $380,709 or 69% from set-up services offered to new partners and the decrease of $438,023 or 94% from corporate seminars. For the nine months ended September 30, 2021, we attracted more new partners to promote the corporate business training services for us. Our staffs helped the partners familiar with the training and conduct the business. In the period ended September 30, 2022, the number of new partners and the revenue from corporate seminars decreased, primarily due to the negative impacts of the COVID-19 pandemic in the first three quarters of 2022. The COVID-19 pandemic has resulted in quarantines, travel restrictions, limitation of social or public gatherings, and the temporary closure of business venues and facilities across China, some of our company’s originally booked business training courses has been canceled or delayed.

Revenues from corporate consulting services

We provide consulting services to small and medium-sized enterprises to develop strategies and solutions for the following: corporate governance, leadership training, share structure consulting services and so on. The consulting services are adapted to each client’s specific needs. Revenues from corporate consulting services increased by $326,770, or 101% from $323,784 for the nine months ended September 30, 2021, to $650,554 for the nine months ended September 30, 2022. We enriched and diversified the content of our corporate consulting services to meet the clients’ need, which charged at a higher price.

Revenues from others

Revenue from others is mainly derived from referral services and site leasing. Others decreased by $42,241 and 92% as compared to the nine months ended September 30, 2021 due to the decreased amount of revenue from referral services. This reduction of referral services is within the expectation of the management, as we focused on the expansion of the main services and relaxation in the referral services.

Cost of revenues

The following table presents cost of revenue by service categories for the nine months ended September 30, 2022 and 2021, respectively:

	Nine months ended September 30,
	2022		2021		Variance
Service Category	$	% of cost	$	% of cost	$	%
Advisory and transaction services*	-	-%	-	-%	-	-%
Corporate business training services	149,438	22%	529,625	69%	(380,187)	(72)%
Corporate consulting services	515,791	78%	233,607	31%	282,184	121%
Others	160	-%	763	-%	(603)	(79)%
Total cost	665,389	100%	763,995	100%	(98,606)	(13)%

*	Revenues from advisory and transaction services are recognized on net basis.

Our service costs primarily include (1) referral fees paid to referral and marketing service companies for the recommendation of potential clients, (2) service fees paid to service providers for report editing, due diligence and, (3) commission fees of service personnel paid to third parties and the Company’s staff. Cost of revenues for the nine months ended September 30, 2022 was $665,389, a decrease of $98,606, or 13%, from $763,995 for the nine months ended September 30, 2021. The decrease was proportionally in line with the decrease of revenues.

The following table shows different categories of services we provided for the nine months ended September 30, 2022 in USD:

Service category	Advisory and transaction services	Corporate business training services	Corporate consulting services	Others	Total
Revenue	1,945,838	201,650	650,554	3,682	2,801,724
% of revenue	70%	7%	23%	-%	100%
Cost of revenue	-	149,438	515,791	160	665,389
% of cost	-%	22%	78%	-%	100%
Gross profit	1,945,838	52,212	134,763	3,522	2,136,335
Gross margin	100%	26%	21%	96%	76%

The following table presents revenues by service categories we provided for the nine months ended September 30, 2021 in USD:

Service category	Advisory and transaction services	Corporate business training services	Corporate consulting services	Others	Total
Revenue	1,904,162	1,020,386	323,784	45,923	3,294,255
% of revenue	58%	31%	10%	1%	100%
Cost of revenue	-	529,625	233,607	763	763,995
% of cost	-%	69%	31%	-%	100%
Gross profit	1,904,162	490,761	90,177	45,160	2,530,260
Gross margin	100%	48%	28%	98%	77%

As a result of the foregoing, we had gross profit of $2,136,335 and $2,530,260 with gross margins of 76% and 77% for the nine months ended September 30, 2022 and 2021 respectively. The gross profit rate of corporate business training services decreased by 22%, to 26% for the period ended September 30, 2022, from the period ended September 30, 2021, which is due to the reduction of revenue generated from corporate business training service but the fixed costs did not go down with revenue. And the gross profit rate of corporate consulting services decreased by 7%, to 21% for the period ended September 30, 2022, from the period ended September 30, 2021, which is due to the fact that we incurred more services fees to improve our corporate consulting services.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the nine months ended September 30, 2022 and 2021:

	Nine months ended September 30,				Change
	2022	%	2021	%	Amount	%

Selling expenses	$671,181	31%	$432,488	47%	$238,693	55%
General and administrative expenses	1,517,205	69%	480,554	53%	1,036,651	216%
Total operating expenses	$2,188,386	100%	$913,042	100%	$1,275,344	140%

 Selling expenses

	Nine months ended September 30,
	2022	2021	Variance
	$	$	$	%
Salary and welfare	236,598	246,133	(9,535)	(4)%
Promotional expenses	318,362	4,328	314,034	7,256%
Conference fee	36,865	108,893	(72,028)	(66)%
Travel and transportation	42,523	28,914	13,609	47%
Entertainment	32,578	35,291	(2,713)	(8)%
Others	4,255	8,929	(4,674)	(52)%
Total	671,181	432,488	238,693	55%

Our selling expenses increased by $238,693 or 55% from $432,488 for the nine months ended September 30, 2021 to $671,181 for the nine months ended September 30, 2022. The increase was mainly due to the growth of promotional expenses related to sales and marketing, which partially offset the decrease of conference fee. The increase of the promotional expenses by $314,034 or 7,256% was due to the increased expenses used in marketing our services to the general public. The decrease of the conference fee by $72,028 or 66% was due to the limitations on social and public gathering, we have canceled 20 free on-site seminars and 2 fee-paying on-site corporate business training courses for the nine months ended September 30, 2022.

General and administrative expenses

	Nine months ended September 30,
	2022	2021	Variance
	$	$	$	%
Salary and welfare	741,625	270,094	471,531	175%
Rental and property management fee	155,468	122,190	33,278	27%
Legal and professional fees	478,912	2,359	476,553	20,201%
Office expense	47,406	41,494	5,912	14%
Depreciation and amortization	48,245	24,011	24,234	101%
Others	45,549	20,406	25,143	123%
Total	1,517,205	480,554	1,036,651	216%

Our general and administrative expenses increased by $1,036,651 or 216%, from $480,554 for the nine months ended September 30, 2021 to $1,517,205 for the nine months ended September 30, 2022. Such increase was primarily due to an increase in salary and welfare expenses of $471,531 due to increase in headcount and pay raise for meeting our business expansion needs and an increase in legal and professional fees of $476,553 due to increase in annual audit fees and listing preparation related expenses.

Other income and expense

Total net other income was $21,200 for the nine months ended September 30, 2022, compare to net other income of $1,385 for the nine months ended September 30, 2021, primarily due to an increase in interest income and government grant.

Income tax expense

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which members of our Group domicile or operate.

BVI

We are not subject to any income tax in the BVI.

Hong Kong

We are not subject to any income tax in Hong Kong.

PRC

Our income tax expense was $76,930 and $409,356 for the nine months ended September 30, 2022 and 2021, respectively. The decrease resulted from the decreased taxable income for the nine months ended September 30, 2022.

Net income (loss)

As a result of the foregoing, we reported a net loss of $107,781 for the nine months ended September 30, 2022, compared to a net income of $1,209,247 for the nine months ended September 30, 2021.

Comparison of Results of Operations for Years Ended December 31, 2021 and 2020

The following table summarizes the results of our operations during the years ended December 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or decrease during such periods.

	Years ended December 31,
	2021		2020
	$	% of Revenues	$	% of Revenues
REVENUES	6,294,667	100%	1,333,930	100%
COST OF REVENUES	(1,356,798)	22%	(461,038)	35%
GROSS PROFIT	4,937,869	78%	872,892	65%
OPERATING EXPENSES
Selling expenses	(979,097)	16%	(279,043)	21%
General and administrative expenses	(915,550)	14%	(213,991)	16%
Total operating expenses	(1,894,647)	30%	(493,034)	37%
INCOME FROM OPERATIONS	3,043,222	48%	379,858	28%
OTHER INCOME (EXPENSE), NET
Other income	44,040	1%	2,253	-%
Other expense	(1,415)	-%	(2,628)	-%
Total other income (expenses), net	42,625	1%	(375)	-%
NET INCOME BEFORE INCOME TAXES	3,085,847	49%	379,483	28%
Income tax expense	(777,221)	12%	(39,515)	3%
NET INCOME	2,308,626	37%	339,968	26%
OTHER COMPREHENSIVE INCOME
Foreign currency translation income	39,076	1%	25,897	3%
TOTAL COMPREHENSIVE INCOME	2,347,702	37%	365,865	27%

Revenues

The following table presents revenues by service categories for the years ended December 31, 2021 and 2020, respectively:

	Years ended December 31,
	2021		2020		Variance
Service Category	$	% of revenues	$	% of revenues	$	%
Advisory and transaction services	3,878,847	62%	715,909	54%	3,162,938	442%
Corporate business training services	1,467,563	23%	294,577	22%	1,172,986	398%
Corporate consulting services	839,531	13%	287,714	21%	551,817	192%
Others	108,726	2%	35,730	3%	72,996	204%
Total revenues	6,294,667	100%	1,333,930	100%	4,960,737	372%

Our total revenues increased by $4,960,737 or 372%, from $1,333,930 for the year ended December 31, 2020, to $6,294,667 for the year ended December 31, 2021, primarily due to the increase in the revenue generated from advisory and transaction services, corporate business training services and corporate consulting services.

Revenues from corporate business training services

Revenues from corporate business training services accounted for $1,467,563 or 23% of total revenues for the year ended December 31, 2021, as compared to $294,577 or 22% for the year ended December 31, 2020, primarily due to the fact that since 2021, we have put more efforts on the development of corporate business training services through developing and improving the quality of our fee-paying courses to attract new clients and retain existing clients. We start with the free corporate seminars to raise prospective clients’ interest in our brand and build some initial connection with them., And then attract the attendees to enter the next level of paid courses. In 2021, we held more cost-free seminar to attract new clients than in 2020. We also invited industry experts to share more live-time knowledge and provide tailored advice and suggestions.

Revenues from corporate consulting services

We provide consulting services to small and medium-sized enterprises to develop strategies and solutions for the following: corporate governance, leadership training, share structure consulting services and so on. The consulting services are adapted to each client’s specific needs. Revenues from corporate consulting services increased by $551,817, or 192% from $287,714 for the year ended December 31, 2020, to $839,531 for the year ended December 31, 2021, with the number of clients increased from 9 in 2020 to 32 in 2021. Our revenues increased primarily because we managed to attract more corporate training attendees to engage us for corporate consulting services. Compared to corporate business training services, corporate consulting services are highly customized and have a higher profit margin.

Revenues from advisory and transaction services

Revenues from advisory and transaction services accounted for $3,878,847 or approximately 62% of total revenues for the year ended December 31, 2021, as compared to $715,909 or 54% for the year ended December 31, 2020, primarily due to the fact that the demand of advisory and transaction services among enterprise clients increased. The number of clients for our advisory and transaction services increased from 8 in 2020 to 26 in 2021, primarily due to our increased lead generation through our corporate business training and corporate consulting services. The advisory and transaction services offer the highest profit margin in all our services provided.

Revenues from others

Revenue from others is mainly derived from the small amount from referral services. Others increased by $72,996 and 204% as compared to the year ended December 31, 2020 due to the increased amount of site leasing.

As a result, our revenues increased in the fiscal year 2021 compared with the fiscal year 2020, which was due to the increase in clients demand in the advisory and transaction services and substantial increase of the client conversion rate from corporate business training services and corporate consulting services had a substantial increase compared with 2020.

Cost of revenues

The following table presents cost of revenue by service categories for the years ended December 31, 2021 and 2020, respectively:

	Years ended December 31,
	2021		2020		Variance
Service Category	$	% of cost	$	% of cost	$	%
Advisory and transaction services*	-	-%	-	-%	-	-%
Corporate business training services	700,402	52%	225,965	49%	474,437	210%
Corporate consulting services	605,419	45%	218,199	47%	387,220	177%
Others	50,977	3%	16,874	4%	34,103	202%
Total cost	1,356,798	100%	461,038	100%	895,760	194%

*	Revenues from advisory and transaction services are recognized on net basis.

Our service costs primarily include (1) referral fees paid to referral and marketing service companies for the recommendation of potential clients, (2) service fees paid to service providers for report editing, due diligence and, (3) commission fees of service personnel paid to third parties and the Company’s staff. Cost of revenues for the year ended December 31, 2021 was $1,356,798, an increase of $895,760, or 194%, from $461,038 for the year ended December 31, 2020. The increase was proportionally in line with the increase of revenues.

The following table shows different categories of services we provided for the year ended December 31, 2021 in USD:

Service category	Advisory and transaction services	Corporate business training services	Corporate consulting services	Others	Total
Revenue	3,878,847	1,467,563	839,531	108,726	6,294,667
% of revenue	62%	23%	13%	2%	100%
Cost of revenue	-	700,402	605,419	50,977	1,356,798
% of cost	-%	52%	45%	3%	100%
Gross profit	3,878,847	767,161	234,112	57,749	4,937,869
Gross margin	100%	52%	28%	53%	78%

The following table presents revenues by service categories we provided for the year ended December 31, 2020 in USD:

Service category	Advisory and transaction services	Corporate business training services	Corporate consulting services	Others	Total
Revenue	715,909	294,577	287,714	35,730	1,333,930
% of revenue	54%	22%	22%	2%	100%
Cost of revenue	-	225,965	218,199	16,874	461,038
% of cost	-%	49%	47%	4%	100%
Gross profit	715,909	68,612	69,515	18,856	872,892
Gross margin	100%	23%	24%	53%	65%

As a result of the foregoing, we had gross profit of $4,937,869 and $872,892 with gross margins of 78% and 65% for the years ended December 31, 2021 and 2020, respectively. The overall gross profit rate increased by 13%, which was due to the fact that the referral fees generated from corporate business training services significantly decrease by 29% in fiscal year 2021 compared with that in fiscal year 2020. We concentrated more resources in event hosting business to build our brand in the Chinese market and our reputation in quality and service.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the years ended December 31, 2021 and 2020:

	Years ended December 31,				Change
	2021	%	2020	%	Amount	%

Selling expenses	$979,097	52%	$279,043	57%	$700,054	251%
General and administrative expenses	915,550	48%	213,991	43%	701,559	328%
Total operating expenses	$1,894,647	100%	$493,034	100%	$1,401,613	284%

 Selling expenses

	Years ended December 31,
	2021	2020	Variance
	$	$	$	%
Salary and welfare	410,834	101,031	309,803	307%
Promotional expenses	224,778	-	224,778	n.m.
Conference fee	201,540	49,057	152,483	311%
Travel and transportation	75,931	74,454	1,477	2%
Entertainment	54,302	54,467	(165)	-%
Others	11,712	34	11,678	34,347%
Total	979,097	279,043	700,054	251%

n.m. = not meaningful.

Our selling expenses increased by $700,054 or 251% from $279,043 for the year ended December 31, 2020 to $979,097 for the year ended December 31, 2021. The increase was mainly due to the growth of salary and welfare, promotional expenses and conference fee.

The increase of the salary and welfare by $309,803 or 307% was primarily due to an increase in headcount and pay raise in fiscal year 2021 compared to fiscal year 2020. The increase in conference fee by $152,483 or 311% was due to more sales campaign being held for promotion activities, and there were 18 arrangements in 2021 but only 3 arrangements in 2020 for conference meetings. In 2021, as the business growing, the Company incurred the new promotional expenses of $224,778, which were used in marketing our services to the general public.

General and administrative expenses

	Years ended December 31,
	2021	2020	Variance
	$	$	$	%
Salary and welfare	578,520	84,298	494,222	586%
Rental and property management fee	171,778	42,549	129,229	304%
Legal and professional fees	58,313	56,697	1,616	3%
Office expense	50,751	18,394	32,357	176%
Depreciation and amortization	35,428	9,454	25,974	275%
Others	20,760	2,599	18,161	699%
Total	915,550	213,991	701,559	328%

Our general and administrative expenses increased by $701,559 or 328%, from $213,991 for the year ended December 31, 2020 to $915,550 for the year ended December 31, 2021. Such increase was primarily due to an increase in salary and welfare expenses of $494,222 due to increase headcount and pay raise for meeting our business expansion needs, an increase in rental and property management fee of $129,229 due to a newly signed office rental agreement in December 2020 with higher monthly rental fee than the prior one, an increase in depreciation and amortization expenses of $25,974 due to the interior decoration was completed and started amortization, and an increase in others of $18,161 in line with the increase of expansion of business.

Other income and expense

Total net other income was $42,625 for the year ended December 31, 2021, compare to net other expense of $375 for the year ended December 31, 2020, primarily due to an increase in interest income of $10,570.

Income tax expense

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which members of our Group domicile or operate.

BVI

We are not subject to any income tax in the BVI.

Hong Kong

We are not subject to any income tax in Hong Kong.

PRC

Our income tax expense was $777,221 and $39,515 for the years ended December 31, 2021 and 2020, respectively. The increase resulted from the increased taxable income for year ended December 31, 2021.

Net income

As a result of the foregoing, we reported a net income of $2,308,626 for the year ended December 31, 2021, compared to a net income of $339,968 for the year ended December 31, 2020.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations and additional capital contributions from shareholders. We received an aggregate capital injection by our shareholders of $71,299 for the year ended December 31, 2020. We plan to support our future operations primarily from cash generated from our operations and cash on hand. Due to the ability of promoting our brand and services to a large number of prospective clients through our free or low-priced seminars where there are generally a large number of attendees in each seminar, we consider such free or low-priced seminars an efficient and effective marketing tool. Therefore, we generally do not need to incur significant expenses on other promoting channels. In order to effectively grow our revenues through developing more new clients, we intend to provide more free or low-priced seminars, the cost of which we intend to finance through cash generated from our operations.

As of September 30, 2022, our cash and restricted cash amounted to $2,554,803 as compared to $3,895,401 as of December 31, 2021.

We believe that our working capital is at a positive position and sufficient to meet our operation requirement in the next 12 months from the financial statements’ issuance date. It is mainly contributed from (1) our current position of cash, and (2) cash flows provided by operating activities.

If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we accelerate our growth, then additional financing may be required. No assurance can be given, however, that additional financing, if required, would be on favorable terms or available at all. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilutions to our existing shareholders.

All of our operations are conducted in the PRC and all of our revenues and all of our expenses, cash are denominated in RMB. As of September 30, 2022, 100% of our cash were held in China.

As of September 30, 2022, the following were outstanding balances of our cash in each jurisdiction:

Cash
PRC	$2,554,803
Hong Kong	-
BVI	-
Cayman Islands	-
Total	$2,554,803

Cash Flows for the Nine Months Ended September 30, 2022, compared to the Nine Months Ended September 30, 2021

The following table summarizes our cash flows for the nine months ended September 30, 2022 and 2021:

	Nine months ended September 30,
	2022	2021
Net cash provided by (used in) operating activities	$(1,224,659)	$2,220,465
Net cash used in investing activities	(51,313)	(59,422)
Net cash provided by financing activities	269,183	-
Effect of foreign exchange rate on cash	(333,809)	11,118
Net increase (decrease) in cash	$(1,340,598)	$2,172,161

Operating Activities

Net cash used in operating activities was $1,224,659 for the nine months ended September 30, 2022, as compared to $2,220,465 net cash provided by operating activities for the nine months ended September 30, 2021, reflecting a decrease of cash inflow of $3,445,124. The net cash used in operating activities for the nine months ended September 30, 2022 was mainly due to a net loss of $107,781, an increase in accounts receivable of $49,859, an increase in prepaid and other receivable of $21,491, a decrease in accounts payable and of $536,406, a decrease in tax payables of $396,274, a decrease in other payable of $32,912, a decrease in advance from customers of $259,448, partially offset by a decrease in prepayment of $96,778 and an increase in lease liability of $13,499. The net cash provided by operating activities for the nine months ended September 30, 2021 was mainly due to our net income of $1,209,247, a decrease in accounts receivable - related party of $216,381, an increase in accounts payable of $87,980, an increase in taxes payable of $187,387, an increase in accruals and other payable of $56,107, an increase in advance from clients of $500,727, partially offset by an increase in prepayment of $74,154 and an increase in prepaid and other receivable of $33,065.

Investing Activities

Net cash used in investing activities was $51,313 for the nine months ended September 30, 2022, as compared to $59,422 net cash used in investing activities for the nine months ended September 30, 2021, showing a decrease of $8,109. The net cash used in investing activities for the nine months ended September 30, 2022 was mainly attributable to the decrease of purchase of property and equipment and intangible assets.

Financing Activities

Net cash provided by financing activities was $269,183 for the nine months ended September 30, 2022. No cash used in financing activities for the nine months ended September 30, 2021. The increase cash inflow was mainly due to the amounts advance from related parties $658,823, offset by an increase in deferred offering costs of $389,640.

Cash Flows for the Year Ended December 31, 2021, compared to the Year Ended December 31, 2020

The following table summarizes our cash flows for the years ended December 31, 2021 and 2020:

	Years ended December 31,
	2021	2020
Net cash provided by operating activities	$3,774,372	$184,220
Net cash used in investing activities	(151,538)	(129,589)
Net cash provided by financing activities	52,034	101,860
Effect of foreign exchange rate on cash	49,201	10,406
Net increase in cash and restricted cash	$3,724,069	$166,897

Operating Activities

Net cash provided by operating activities was $3,774,372 for the year ended December 31, 2021, as compared to $184,220 net cash provided by operating activities for the year ended December 31, 2020. The net cash provided by operating activities for the year ended December 31, 2021 was mainly due to our net income of $2,308,626, an increase in accounts payable of $565,127, an increase in taxes payable of $405,436, an increase in advance from clients of $372,025, a decrease in accounts receivable - related party of $341,042 and an increase in accruals and other payables of $332,242, partially offset by an increase in accounts receivable of $525,576. The net cash provided by operating activities for the year ended December 31, 2020 was mainly due to our net income of $339,968, an increase in accounts payable of $244,341, an increase in advance from clients of $194,574, an increase in accruals and other payables of $93,639, and an increase in taxes payable of $90,214, partially offset by an increase in accounts receivable of $372,277 and an increase in accounts receivable - related party of $318,647.

Investing Activities

Net cash used in investing activities was $151,538 for the year ended December 31, 2021, as compared to $129,589 net cash used in investing activities for the year ended December 31, 2020. The net cash used in investing activities for the years ended December 31, 2021 was mainly attributable to loan to a shareholder of $1,550,192 (the principal of which was fully repaid as of December 31, 2021), as well as purchase of property and equipment. Tiancheng Capital, as our former shareholder, wanted to borrow a one-time lump sum amount of $1,550,192 from us to finance its general working capital. Since we would like to make full use of our cash surplus, we decided to loan a total of $1,550,192 to Tiancheng Capital at an interest rate of 6.75% per annum. The net cash used in investing activities for the years ended December 31, 2020 was mainly attributable to purchase of property and equipment.

Financing Activities

Net cash provided by financing for the year ended December 31, 2021 was $52,034, as compared to $101,860 net cash provided by financing activities for the year ended December 31, 2020. For the year ended December 31, 2021, we obtained advances of $52,034 from a related party. During the year of 2020, we obtained capital contribution of $71,299 from a shareholder and advances of $30,561 from a related party.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Lease Commitment

We entered into two leases for office spaces located at Guangzhou City in China, and the amortization of right-of-use assets charged to operations under operating lease for the nine months ended September 30, 2022 and 2021 amounted to $152,536 and $121,165, respectively.

The Company’s known contractual obligations as of September 30, 2022 were as follows:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Operating Lease Obligations	$666,487	$203,330	$444,027	$19,130	$-

We believe that our current cash and financing from our existing shareholders are adequate to support operations for at least the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our business or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, incomes from operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of September 30, 2022.

Contingencies

The Company may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of September 30, 2022, the Company was not aware of any litigations or lawsuits against it.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenues and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the collection of accounts receivable, the useful lives and impairment of property and equipment, and the provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Use of Estimates

The preparation of these consolidated financial statements requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates required to be made by management, include, but are not limited to, the assessment of a provision for doubtful accounts, the useful lives of property and equipment and intangible asset, and valuation of deferred tax assets. Actual results may differ from those estimates under different assumptions or conditions.

Accounts Receivable, Net

Accounts receivable include trade accounts due from clients. Accounts are considered overdue three months. Management reviews its receivables on a regular basis to determine if provision for doubtful accounts is adequate, and makes provision when necessary. The provision is based on management’s best estimates of specific losses on individual client exposures, as well as the historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

Lease

On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02. Under this guidance, the Company determines if an arrangement is a lease or contains a lease at inception, operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use (“ROU assets”) assets represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the operating lease liabilities. Lease expense is recognized on a straight-line basis over the lease term. The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating lease associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

The Company has one operating lease for office, including an option to renew which is not at the Company’s sole discretion. The initial amount of ROU assets and operating lease liabilities amounted $665,688. The renewal to extend the lease term is not included in the Company’s ROU assets and operating lease liabilities as they are not reasonably certain of exercise. The Company regularly evaluates the renewal option, and, when it is reasonably certain of exercise, the Company will include the renewal period in its lease term. New lease modifications result in re-measurement of the ROU assets and operating lease liabilities. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

The Company recognized no impairment of ROU assets for the nine months ended September 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020.

The operating lease is included in operating lease right-of-use assets, operating lease liabilities-current and operating lease liabilities-non-current on the consolidated balance sheets.

The Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less. Lease payments associated with these leases are expensed as incurred.

Revenue Recognition

The Company adopted the new revenue standard Accounting Standards Codification (“ASC”) 606 since January 1, 2020, using the modified retrospective method for contracts that were not completed as of January 1, 2020. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements.

The following five steps are applied to achieve the core principle of the new revenue standard: (i) identify contract(s) with a client; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) the Company satisfies the performance obligation.

The Company’s revenues are recognized when persuasive evidence of an arrangement exists, service has occurred, and all performance obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable and collectability is reasonably assured. The Company revenue agreements generally do not include a right of return in relation to the delivered products or services. Depending on the terms of the agreement and the laws that apply to the agreement, control of the services may be transferred over time or at a point in time. Control of the services is transferred over time if the Company’s performance:

-	provides all of the benefits received and consumed simultaneously by the client;

-	creates and enhances an asset that the client controls as the Company performs; or

-	does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance complete to date.

If a service obligation is delivered over time, revenue is recognized over the period of the agreement by reference to progress toward complete satisfaction of that service obligation. Otherwise, revenue is recognized at a point in time when service obligation is delivered to the client.

The Company currently generate our revenues from the following main sources:

Revenues from advisory and transaction services

The Company delivers packaged advisory and transaction services to help design a financial plan, build up and maintain the corporate image of our clients, connect clients with potential investors, and present its client to the interested investors. Revenues from advisory and transaction services represent service fees associated with private fundraising transactions, which are recognized on a net basis. The service fee is charged based on a certain percentage of the fund raised by the clients and is only payable upon the completion of fundraising. Revenue is the amount of consideration that the Company expects to receive upon completing the fundraising transactions, which is the only performance obligation of the service. Revenue is recognized at the point when the advisory services have been performed and the fundraising transactions has been completed under the relevant contractual terms. The payment term of advisory and transaction services is three days when the performance obligation is completed.

Revenues from corporate consulting services

The Company provides a combination of corporate consulting services that are bundled and customized to fulfill each client’s unique financial needs. The corporate consulting services include a variety of specific services (e.g. due diligence service, business plans, financing solutions). The Company charges a fixed price for a specific service and recognizes revenue when the Company completes the specific services agreed in the contract. Each specific service is considered as a performance obligation. Each performance obligation is independent of the other and has a specific price identified in the contract. Clients can contract with the Company for any specific services. Since the clients can cancel each specific service without penalty before delivery, the Company does not have the enforceable right to collect payment from the client. Therefore, the services and prices are excluded from the contract until the individual specific service starts or advance payment is received. Before the full and complete delivery of the services, the clients cannot benefit from the performance and cannot control the work in progress. The Company control the rights to the services, and the services can easily be redirected to another client without incurring significant costs. As a result, the revenues do not meet the criteria of recognizing revenue over time, and such services shall only be useful to the client after delivered in full. The revenue is therefore recognized at the point in time when the deliverables, in the form of reports are delivered based on the specific terms of the contract.

Revenues from corporate business training services

Revenues from corporate business training services consist of two types (i) training fees and (ii) set-up fees. Each type of training services is considered as one performance obligation. Both service obligations are related to business training activities, but clients or third-party companies could contract with the Company for any one of the training services.

Training fees

The Company provides corporate business training services through diversified courses. The courses are provided in a short-term period. The revenue is recognized when the courses are delivered. Training fees are collected before providing any service.

Set-up fees

The Company offers the partners set-up services. The Company helps the partners familiarize themselves with the training and conduct the business in a short period. Thereafter, the partners have the right to promote the corporate business training services for the Company. A new partner is required to pay a non-refundable set-up fee. Any fees charged to the partners for the set-up activities are recognized as revenue at the point in time when the set-up services have been completed and the Company has the right to bill the partners.

Revenues from others

Revenue from others is mainly derived from the small amount from referral services and the income from site leasing of the Company’s conference room.

Advance from clients

Advance from clients is the amount will be invoiced and recognized as revenue in future periods when the Company completes its performance obligations.

Advance from clients is mainly consist of the fee for corporate consulting services and corporate business training services. The number of clients increased from 9 in 2020 to 32 in 2021 of corporate consulting services, also we held more large group business training programs and newly started the small group business training programs – Project Incubation Camp in 2021. As a result of the expansion of business, advance from clients significantly increased from 2020 to 2021. Due to the impact of the pandemic of COVID-19, we held less large group business training programs and small group business training programs and small group business training programs – Project Incubation Camp, and the number of clients of corporate consulting services decreased to 13 for the nine months ended September 30, 2022, resulting to a decrease of advance from clients.

Practical expedients

Cost to obtain a client – we pay certain costs to obtain a client contract such as commissions. As our client contracts have a contractual term of one year or less, we have elected to apply the practice expedient and expense these costs in selling, general and administrative expense as incurred.

Income Tax

The Company accounts for income taxes under ASC 740. Current income taxes are provided on the basis of net income (loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company does not believe that there was any uncertain tax position as of September 30, 2022 and December 31, 2021.

Recent Accounting Pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2023 after FASB delayed the effective date for non-public companies with ASU 2019-10. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (i) public business entities for periods for which financial statements have not yet been issued and (ii) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK AND CREDIT RISK

Interest Rate Risk

Our market risk is affected by changes in interest rates. Historically, we have used a combination of fixed rate and variable rate obligations to manage our interest rate exposure. Fixed rate obligations expose us to the risk that interest rates might fall. Variable rate obligations expose us to the risk that interest rates might rise. We currently do not have any interest rate swaps although we may enter into such swaps in the future.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Most of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

CORPORATE HISTORY AND STRUCTURE

The Company was incorporated under the laws of Cayman Islands on February 16, 2022 as an exempted company and structured as a holding company.

On March 15, 2022, KingWin BVI was incorporated under the laws of the British Virgin Islands as the Company’s wholly-owned subsidiary and its intermediate holding company to facilitate financing. KingWin HK was incorporated on April 19, 2022 as KingWin BVI’s wholly-owned subsidiary in Hong Kong.

On July 1, 2022, KingWin HK entered into a share transfer agreement with each of the four then shareholders of Tiancheng Jinhui, acquiring 100% equity interests in Tiancheng Jinhui by cash consideration. Following the share transfers, the Company owns 100% equity interests of KingWin BVI, KingWin HK and Tiancheng Jinhui.

On July 23, 2022, the Company and its shareholders undertook a series of corporate actions, including amending the Company’s authorized share capital, re-designating its ordinary shares into Class A Ordinary Shares and Class B Ordinary Shares, and issuing a total of 68,442 of Class A Ordinary Shares and 31,558 of Class B Ordinary Shares to 23 shareholders. Each Class A Ordinary Share of our Company is entitled to one (1) vote per share; each Class B Ordinary Share of our Company is entitled to twenty (20) votes per share. Following the reorganization, the controlling shareholder of the Company is the same as that of Tiancheng Jinhui prior to the reorganization.

On January 10, 2023, the Company issued a total of 8,144,598 Class A Ordinary Shares and 3,755,402 Class B Ordinary Shares to its existing shareholders, which increased pro rata the number of shares each shareholder owns and did not change their respective percentage of ownership in the Company.

Our existing 23 shareholders will hold approximately 96.55% of voting power after completion of the offering, assuming the completion of the offering and that the over-allotment option is not exercised. Of these shareholders, our largest shareholder is Xu Ruilin Capital CO., Ltd, an entity controlled by Mr. Ruilin Xu, Chairman of the Company’s board of directors and Chief Executive Officer, which controls approximately 90.79% of the voting power of the Company prior to the completion of this offering and will control approximately 87.66% of the voting power of the Company after the completion of this offering assuming no exercise of the underwriters’ over-allotment option. The controlling shareholder and ultimate beneficial owner of Xu Ruilin Capital CO., Ltd is Mr. Ruilin Xu, who is the Chairman of our board of directors and Chief Executive Officer. Accordingly, Mr. Xu has and will continue to have significant influence on the operation of our business.

As a result, we may be deemed to be a “controlled company” under Nasdaq Marketplace Rule 5615(c) (1); however, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules for at least one (1) year following completion of this offering.

The following diagram illustrates our corporate structure, including our subsidiaries as of the date of this prospectus:

BUSINESS

Overview

We mainly generate our revenues from corporate business training, corporate consulting, and advisory and transaction services, each constituting approximately 23%, 13%, and 62% of our business, respectively, during the fiscal year ended December 31, 2021. Our main clients are entrepreneurs and executives of SMEs in China.

We started as a corporate business training and consulting company, providing personal and management training and financial consulting services to our clients from 2020. Since our inception, the main focus of our business is offering capital market related education and support services through customized courses, seminars and consultancy, in order to increase clients’ awareness and professional knowledge of capital markets. Subsequently, with increasing brand recognition, trust built from past deals, and word-of-mouth referrals by clients, we commenced offering advisory and transaction services to extend our value chain and enhance our monetization capability. Our advisory and transaction services focus on (i) investment strategy planning services, i.e., helping our clients develop their business profiles, marketing solutions, development solutions, business networking opportunities, and capital resources from third parties; (ii) investor relations services, i.e., creating a channel of two-way communications between our clients and potential investors; and (iii) fundraising support services, i.e., providing advice on equity fundraising and helping clients prepare necessary documentation throughout the entire investment cycle. We believe our diverse services are not only complementary to each other but also constitute an integral value chain from which clients in different stages of development or with specific needs can derive benefits.

Our mission is to provide comprehensive services to address each client’s needs throughout all phases of their development and growth.

Our Services

Key Values and Drivers of Our Business

1.	Client-centric

We have centered our business model on forming long-standing relationships with our clients, who are mainly entrepreneurs and executives of SMEs in China. Our services focus on catalyzing and providing guidance on every stage of our clients’ business life cycle, as illustrated in the following section – Business Model.

We are dedicated to developing in-depth knowledge about our clients. In order to provide valuable business intelligence to the clients, our corporate trainers and experts take effort to learn about the clients, their industry and the competition they are facing. We believe that when we understand what our clients are trying to achieve in their businesses, we are better equipped to find ways to assist them in the areas that matter most to them. Furthermore, we help our clients track the progress they make through the whole process of employing our services. We strive to ensure that our clients will have a positive experience using our services. We also focus on the client feedback, which drives us to continuously improve our services. The continuous interactions with our clients create a positive cycle – on the one hand it constantly demonstrates to our clients our advanced knowledge of their operations and the business sectors they operate in, while on the other hand it continues to help us gain deeper knowledge of our clients and their industries which further enhances our ability to help them succeed throughout their entire business life cycle.

We believe that successful entrepreneurs will continue to play a transformative role in China’s economy, and our long-term relationships with them allow us to develop critical insights into a wide range of industries. Enhancing our knowledge and insights of different sectors of the economy in turn enables us to better service and advise our clients as a whole.

Client centricity is one of our key values, which we believe increases client satisfaction and loyalty and results in stronger client relationships. We believe this approach promotes our brand recognition and increases client stickiness that brings recurring revenue from the same clients. Such loyalty of clients also provides an opportunity for us to serve businesses at multiple stages in their lifecycle.

In addition, this client-centric approach yields powerful network effects. Over time, we continue to build a growing network of established entrepreneurs, investors, service professionals and influencers, each of which potentially could serve as an effective referral source. We believe that our network increases the value of services we can deliver to our clients, and therefore is critical to our long-term success.

2.	Value-maximizing and value-driven

Our model involves identifying and engaging entrepreneurs and the businesses they create and serving them throughout various stages of their growth. Our principal business lines are methodically arranged to service our clients according to their aptitude/suitability and needs/goals. From informative seminars to specific and tailored guidance and advice, we maintain a high professional standard and ensure that our services add meaningful value for clients in certain phases of their development.

Business Model

Our business model is to lay out a roadmap to guide our clients in every stage of their business life-cycle, as illustrated below. We seek to understand what our clients are thinking and doing at each stage of their business growth. These insights allow us to offer the most relevant services during each stage and turn more prospective clients into paying clients.

Equity Investors
Entrepreneurs and Executives of SMEs
Corporate Business Training Services
1st Level: Opportunities of Capital Markets
Corporate Business Training Services
2nd Level: System of Capital Markets and Model of Capital Markets
Corporate Business Training Services
3rd Level: Project Incubation Camp
Corporate Consulting Services
Advisory and Transaction Services
Start-up Stage
Growth Stage
Expansion Stage

I. Corporate Business Training Services

Approximately 23% of our total revenues for the fiscal year ended December 31, 2021 was generated from our corporate business training service. As of the end of 2021, more than 10,000 attendees had attended our seminars.

We offer diverse seminars, mainly focusing on basic knowledge and new perspectives on the capital markets. The seminars are mainly designed for entrepreneurs and executives of SMEs at the start-up stage of their business. Our goal is to help our clients at this stage to develop a general understanding of the capital markets and prepare them to embark on their financial journey.

We are specialized in providing professional seminars related to capital markets such as an initial understanding of the capital markets, guidance for business planning, preparation, financial guidance, and fundraising, as well as of an introduction of being a publicly listed company, such as the advantages and disadvantages of being a public company, the listing requirements, and basic knowledge of laws and regulations of different capital markets.

The trainings are typically delivered on-site. There are three different levels of trainings. We start to prepare all levels of seminars from the last quarter of the previous year, including scheduling and budgeting. First, we select topics focusing on the knowledge and skills that we consider the attendees may need to know in the capital markets and entrepreneurship based on past feedback or recent trends. Upon selecting the specific topics, together with a selected group of professionals in the industry, we design the syllabus for the seminars for the upcoming year. After we finish designing the seminars, we start to formulate specific plans for each seminar. The plans include: (1) inviting experts and celebrities in the industry to speak at our seminars, coordinating with them regarding their availability and confirming their attendance, (2) coordinating with venue owners to secure the event venue, and (3) engaging event set-up and other service providers. After the schedules and budgets are determined, we formulate, review and adjust the specific plan for each seminar. Sometimes we hire outside experts and celebrities in the industry or service personnel to conduct seminars on our behalf. In order to ensure the quality of the seminars, such third-party experts and celebrities follow our instructions and deliver the content as designed by us.

After the design of seminars we begin to solicit clients to our courses. The first-level seminars are free and serve the purposes of attracting more potential clients for courses in the subsequent stages. For clients who finish our first-level seminars and would like to further their study, they will purchase the second and third level of courses.

Growth of Corporate Business Training Services

We started providing corporate business training services in the PRC in 2020. In order to promote our business and establish a strong market presence, we held these seminars frequently to attract new clients and retain existing clients. In 2020 and 2021, we held more than one hundred seminars in the cities of Guangzhou, Shenzhen, Chengdu, Chongqing, Jinan, etc., in China. The seminars are usually held in company conference rooms or hotel ball rooms. If the seminars are held in a hotel ball room, we will pay a fee. Sometimes local governments invite us to offer corporate business training to the enterprises in their municipalities, which we consider is a good opportunity for us to approach more potential enterprises and promote our services. As a result, our revenue generated from seminars grew rapidly and our profitability for the past two years was 22% and 23% in 2020 and 2021, respectively. As of the date of this prospectus, all of our clients are based in the PRC.

Levels of Seminars

We have developed a portfolio of private offline seminars for entrepreneurs, business managers, and equity investors, which include three levels: (1) first-level seminar, Opportunities of Capital Markets; (2) second-level seminar, System of Capital Markets and Model of Capital Markets; (3) third-level seminar, Project Incubation Camp. As of the end of 2021, we have held over 140 first-level seminars, 21 second-level seminars, and 6 third-level seminars. This offline seminar program also offers good opportunities for us to market our corporate consulting services, and 72% of clients of our corporate consulting services previously attended our seminars.

In the first and second levels, the seminars are mostly provided by our own experts. In the third-level seminars, we hired third-party experts, including certified public accountants and attorneys. We have employment agreements or service agreements with these experts.

First Level: Opportunities of Capital Markets

Our first level of the courses, Opportunities of Capital Markets, is a collection of large-scale seminars that are offered free to attendees. Each seminar usually has 150-200 attendees. The purpose of the first-level courses is to attract more potential clients by sharing business intelligence with entrepreneurs and executive management of SMEs, and potential equity investors. The seminars introduce basic knowledge of capital markets, discuss newly published government policies, and share industry opportunities and perspectives on corporate growth and transformation.

Second Level: System of Capital Markets and Model of Capital Markets

Our second-level seminar, System of Capital Markets and Model of Capital Markets, provides more detailed knowledge of capital markets and provides training on real-world business skills (e.g., leadership training, corporate governance) for entrepreneurs and executive management of SMEs. The seminars last one to two days and usually have more than 100 attendees per seminars.

Third Level: Project Incubation Camp

Our third-level program, Project Incubation Camp, provides attendees with the opportunity to discuss and share insights on topics relating to capital markets in mainland China. The experts would also teach the attendees how to design their business and fundraising plans. This program is a small-group seminar launched in 2021 as requested by our clients. Each seminar has less than 10 attendees.

II. Corporate Consulting Services

Approximately 13% of our total revenues for the fiscal year ended December 31, 2021 was generated from corporate consulting service. As of the end of 2021, we have 42 corporate consulting services clients.

Starting from the second quarter of 2021, we have been providing corporate consulting services to SMEs that have the intention to raise funds or to go public in domestic or overseas markets, who are typically in the growth stage of their business. Our goal is to become a well-known corporate consulting services provider with clients and offices throughout the PRC. Leveraging our position as a hub in China’s relevant industry and our data collection, analytics, and presentation capabilities, we believe that we are well-positioned to provide our clients with relevant corporate consulting services.

We provide a combination of corporate consulting services that are bundled and customized to fulfill each client’s unique financial needs. After an initial due diligence study, if a client determines to go forward with our corporate consulting services for its fundraising or going public, we will enter into a service agreement with the client, where client can decide to contract a single modular service or a combination of services from the following clusters.

We charge a fixed price for our services and revenue is recognized when we complete the services agreed upon the contract. Each of the specific services is considered as one performance obligation. Each performance obligation is independent to each other with specific price identified in the contract.

Since the clients can cancel each specific service before it is delivered without any penalty, the Company does not have an enforceable right to payment from the client, and thus the services and prices are excluded from the contract until the individual specific service starts or advance payment is received. Before the full and complete delivery of the services, the clients cannot benefit from the performance and cannot control the work in progress. We control the rights to our customized services, and the services can easily be redirected to another client without incurring significant costs. As a result, the revenues do not meet the criteria of recognizing revenue over time, and such services shall only be useful to the client after delivered in full. The revenue is therefore recognized at the point in time when the deliverables, in the form of reports are delivered based on the specific terms of the contract.

Cluster I

Due Diligence	We deliver a due diligence report to the client by conducting a due diligence investigation, to provide a comprehensive exploration and explanation of the business and financial position of the client, including their business model, business outlook, management assets and liabilities, etc.;

Business Model	We deliver a business plan, assisting the clients to streamline and standardize their business model and organization structure in order to achieve more efficiently their desired results for fundraising or future listing plan; and

Resource Planning	We deliver a resource planning report, helping clients to identify, acquire, and allocate internal and external resources necessary to optimize their supply chain management, client service, capacity management and service competition, and ultimately achieve their plan of fundraising or future listing.

Cluster II

Reorganization	We assist the clients in preparation for investor presentations, due diligence materials required for interested investors or investment banks in financing the clients during the process of fundraising;

Pre-IPO	We connect clients with capital needs to venture capital funds, banks, or other financial institutions that can provide potential assistance for their financing needs; and

Regulation education	We help clients become familiar with regulations of the capital markets and assist them in meeting the standards for going public.

III. Advisory and Transaction Services

Approximately 62% of our total revenues for the fiscal year ended December 31, 2021 was generated from advisory and transaction services. Because the nature of our advisory and transaction services requires us to dedicate a large amount of time and resources to each client, we were able to generate relatively large revenue from a small number of clients. As of the end of 2021, we have 32 advisory and transaction services clients.

Our advisory and transaction services aim to connect entrepreneurs and businesses with diversified sources of capital. As their business grows, our clients may seek the capital required to fund the business’ ongoing operations and growth objectives at the expansion stage. However, SMEs often have limited access to resources and capital, in part due to their lack of a sound financial plan and exposure to established, robust fundraising networks. Revenues from advisory and transaction services represent service fees we charge associated with our tailored advisory services, which can cover a broad range of activities from helping to design a financial plan, build up and maintain the corporate image of our clients and plan to close the fundraising transactions. Revenues from providing advisory and transaction services to clients are recognized at a point in time when the fundraising transaction and the advisory services performance is completed under the terms of the respective contract.

The service fees were charged based on a certain percentage of the fund raised by our clients, which were only payable upon the completion of fundraising. Starting from the second half of 2022, as the bargaining power increased as our business developed, we plan to charge the service fee at an agreed-upon amount, which is determined on a case-by-case basis with reference to the scope of services to be provided and the size of the transactions, payable by installments upon the occurrence of the milestone events defined in the contracts.

We may introduce investors to our clients for their fundraising needs, but such activities would be limited to: 1) identifying, screening, and contacting potential investors; 2) distributing relevant requested materials of clients to investors; 3) discussing information included in any materials furnished to investors, provided that we do not provide advice to the valuation or advisability of the investment; and 4) arranging or participating in meeting with clients and investors.

Our PRC counsel advised us that based on their understanding of current PRC laws and consultation with relevant PRC administrative authority, the advisory and transaction services we provide do not require special/broker-dealer licenses in mainland China as they do not involve brokerage, securities dealings, asset management services, or other regulated activities under PRC law.

Our marketing-focused service package

During the course of providing corporate business training services and corporate consulting services, we have built a network of entrepreneurs and start-up projects, many of whom are willing to commit their personal wealth to attractive investment opportunities. Therefore, we are able to provide our advisory and transaction services to connect growth enterprises and entrepreneurs with potential investors.

Our advisory and transaction services include the following to provide necessary support to our clients in the whole fundraising process:

●	Corporate positioning (help the client understand the nature of their business, what benefits are available to them in their industry, what are their core products, who are their consumers, where they are in the competition);

●	Design and production of business plan and financing plan;

●	Design and production of corporate marketing materials;

●	Assess client to prepare for the business plan, financial plan and equity structure design;

●	Development and maintenance of investor/potential investor relations;

●	Event coordination services; and

●	Roadshow services: including logistic arrangement and online roadshow arrangement.

Our engagement approach

Our advisory and transaction service model begins with discovering and engaging a broad range of fast growing early-stage businesses and selectively guiding them through various stages of their fundraising.

Identification. The first step in engagement is identifying opportunities. We identify potential clients, both entrepreneurs and businesses, through a number of channels:

●	Inbound entrepreneur and business inquiries by our existing or past clients of corporate business training and corporate consulting services, which we believe are largely due to the trust on our brand built upon our track record of serving them;

●	Formal and informal networking led by our executive management team and over 10 professionals; and

●	Industry conferences, including those hosted by us, as of December 31, 2021, more than 10,000 attendees have attended our seminars.

Screening. Upon identifying potential opportunities, we conduct preliminary due diligence and feasibility study on the potential client based on information we gather and our understanding of the industry and capital markets. In this screening stage, we will consider the basic information about the potential client’s business, as well as our potential ability to match the potential client with appropriate investors.

Due diligence. If we consider a potential client worth further consideration, our designated teams, comprised of legal and financial experts with extensive knowledge and expertise in the industry and the market, perform due diligence on the potential client, including their assets and liabilities, share structure, management, development prospect, and business model.

Engagement. If we determine the new opportunity with advisory and capital needs is likely to have success in achieving its goals of fundraising, we will engage them as a client. Once they are engaged, we offer them our comprehensive package of services tailored to address their strategic financial needs, ranging from assistance in the design of business and financial plan, preparation of presentation and documents to deal execution support to chaperone clients throughout the fundraising process.

Our financing cycle coverage

Our typical financing cycle coverage is illustrated below:

Business Training

- We provide training program for enterprises that lack entrepreneurial experience or access to external financing

Preparation

- Assist client to review and update financial & business planning
- Adjust business structure and organization
- Develop equity story & prepare investor/company
- Advice funding type & identify potential sources

Due Diligence

- We conduct financial and legal due diligence and assist client to identify potential investor
- We help client to find out if an investment opportunity matches the potential investor's investment preferences
- Assist client to present business plan as requested and facilitate Q&A sessions with investors

Execution Support

- We assist in the execution of transactions by managing the equity fundraising process, directing external subject matter experts, and coordinating the preparation of necessary documents
- We help the client to effectively communicate with investors and equity markets, approach and engage with investors by developing an investor targeting strategy and manage investor
- Assist client for the preparation of finalized legal documents
- Facilitate signing of closing documents and transfer of funds

We aim to deliver in-depth corporate information of our clients to their investors/shareholders and to provide our clients with investors’ views and suggestions collected through a series of corporate activities, by way of providing services such as maintenance and development of Public Relations (“PR”) and Investor Relations (“IR”), assist client to arrange for conferences and roadshow meetings.

Our fundraising roadshow services include coordinating and managing the overall logistics of investor presentations to ensure that the investor presentations run smoothly, which allows our clients to concentrate on the marketing aspects of their roadshows. Our roadshow services can be categorized into (i) project management; (ii) logistics arrangements; and (iii) roadshow desk supporting functions.

Our Content and Intellectual Property

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on copyright, trademark and patent law in PRC, as well as confidentiality procedures and contractual provisions with our employees, contractors and others to protect our proprietary rights.

We develop our curriculum and content with the aim of growing our clients’ capital markets knowledge. To achieve this, we have established a systematic course development and update process that forms a virtuous cycle in producing high-quality seminar course offerings. Our content employs a large number of carefully selected topics. Our own experts designed and produced the content and we have full rights to use and distribute the content in our seminars.

The Company has registered five (5) copyrights. The following is a list of our approved copyrights materially essential to our business:

No.	Registration Number	Copyright Name	Copyright Type	Copyright Owner	Country of Registration	Publication Date	Registration Date
1	Guozuodengzi- 2021-L-00154580	Investment and Financing in a Good Way	Other copyrights	Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd.	China	2019.09.01	2021.07.09

2	Guozuodengzi - 2021-L-00154579	Systemic Investment Class of Capital System	Other copyrights	Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd.	China	2019.09.01	2021.07.09

3	Guozuodengzi - 2021-L-00154577	The Closed Loop of Premium	Other copyrights	Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd.	China	2019.09.01	2021.07.09

4	Guozuodengzi - 2021-F-00100238	Tiancheng Capital Logo	Artwork	Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd.	China	2019.11.01	2021.05.08

5	Guozuodengzi - 2021-F-00100239	Tiancheng Capital Logo	Artwork	Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd.	China	2019.11.01	2021.05.08

In addition, the Company has registered 86 trademarks with the following trademark names: , , and .

INDUSTRY

The estimates and information of this industry section is prepared by Frost & Sullivan Inc. (“Frost & Sullivan”), an independent market research firm, unless otherwise noted. The information in such sources may not be consistent with other information compiled in or outside of mainland China, and the following discussion includes projections for future growth, which may not occur at the rates that are projected or at all.

China: People’s Republic of China, but for the purpose of this prospectus and for geographical reference only and except where the context requires others, references in this prospectus to “China”, do not apply to Hong Kong, Macau Special Administrative Region and Taiwan.

Industry Overview

OVERVIEW OF CHINA’S FINANCING ADVISORY INDUSTRY

Financing advisors in China provide a series of services that assist high-growth enterprises to raise capital (such as, in the way of providing financing-related training, or directly matching investors with enterprises). In the initial stage of the financing advisory industry in China, a financing advisor was, in essence, considered as a transaction advisor who charges fees through simply connecting enterprises with external capital. After nearly 20 years of development, the business model of the financing advisory has become increasingly diversified, and the services of that are illustrated in the following table.

Source: Frost & Sullivan

Apart from being diversification, according to Frost & Sullivan, the financing advisory industry in China has experienced a rapid growth in the past few years (reflected in the following sections). According to Frost & Sullivan, the nominal GDP of China increased from $11.7 trillion (RMB74.6 trillion) in 2016 to $18.0 trillion (RMB114.4 trillion) in 2021, at a CAGR of 8.9%. Looking forward, the overall economy in China is projected to grow with a CAGR of 7.3% from 2021 to 2026. As China’s economy continues to experience robust growth, there are an increasing number of enterprises that seek growth through financing advisory services namely equity financing (e.g., private placement, initial public offering), or improvement of business knowledge or skills.

Capital Market behind Financing Advisory

Capital market refers to the arena where companies raise capital by selling equity through private placement or IPO, and its condition direct impact the financing advisory industry.

In private sector, according to Frost & Sullivan, the annual volume of private equity investments in China and the annual value of that was 12,327 and $223.3 billion (RMB1422.9 billion) by 2021, respectively, with CAGRs of 6.2% and 13.8% from 2016 to 2021. These trends indicate an active and positive development in China’s private equity market. In the first half year of 2022, however, affected by the complicated international situation and strict quarantine measures amid frequently repeated outbreaks of COVID-19, private placement activities in China have slowed down, with the value and volume of private equity investment dropping slightly.

Private Equity Investment in China, 2016-2021

	The value of private equity investment	The volume of private equity investment
CAGR	13.8%	6.2%

9,126
10,144
10,021
8,234
7,559
12,327
744.9
1,211.2
1,078.8
763.1
887.1
1,422.9
2016
2017
2018
2019
2020
2021
The value of private equity investment (RMB in Billion)
The volume of private equity investment

Source: Frost & Sullivan

According to Frost & Sullivan, from 2016 to 2021, the number of newly listed companies in China, and the amount of capital raised through IPO rapidly increased at CAGRs of 18.2% and 29.4%, respectively, reaching 524 and $85.2 billion (RMB542.7 billion) by the end of 2021. In the first half of 2022, the international situation and domestic pandemic have become more complicated and severe, which adversely impacts IPO activities to a certain extent. In the first half of 2022, the number of newly listed companies presents a significant downturn, but the capital raised remain close to the first half of last year.

The Number of Newly Listed Companies and Capital Raised in China, 2016-2022H1

	Capital raised through IPO	The number of newly listed companies
CAGR	29.4%	18.2%

150
227
230
437
138
105
253
203
480
436
543
524
312
171
2016
2017
2018
2019
2020
2021
2022H1
Capital raised through IPO (RMB in Billion)
The number of newly listed companies

Source: Frost & Sullivan

CORPORATE BUSINESS TRAINING IN CHINA

Definition and Market Size Analysis

According to Frost & Sullivan, corporate business training refers to training services provided to clients with personal and management training which normally entails the programs of leadership training, corporate governance training, corporate legal or financial compliance training, investor relationship training and so on. From 2016 to 2021, the market size of corporate business training by revenue in China experienced rapid growth from $23.0 billion (RMB146.4 billion) to $45.5 billion (RMB289.7 billion), representing a CAGR of 14.6%. Driven by the increasing number of companies and growing awareness of companies attending business training, the market size of corporate business training by revenue in China is projected to be at a CAGR of 10.4% from 2021 to 2026, attaining $74.6 billion (RMB475.3 billion) by the end of 2026.

Source: Frost & Sullivan

Capital Market Training Sub-Sector within the Corporate Business Training

Capital market training services are complementary to corporate business training services. They are designed to provide entrepreneurs and executives of SMEs with capital-market-related knowledge such as the articulation of business strategies, the preparation of business plans, financing plans, the listing requirements and regulations of different capital markets. Equipped with this knowledge, it is anticipated that SMEs could enhance their capabilities of accessing the capital markets thereby realizing a growth of the business.

Market Drivers and Trends

Rising Demand of SMEs for Training Services.

Supported by the rapid economic growth and friendly policy in China, the number of SMEs in China has increased significantly from 2016 to 2021. According to Frost & Sullivan, from 2016 to 2021, the number of SMEs in China increased from 13.9 million to 26.8 million with a CAGR of 14.0%; and looking forward, it is also expected that the number of SMEs in China will steadily increase at a CAGR of 9.8% from 2021 to 2026. Considering that SMEs usually face the problem of lacking access to professional business knowledge, the rapidly growing number of SMEs expands the pool of potential clients seeking business training services, which has created business opportunities for the corporate business training service industry.

Source: Frost & Sullivan

The friendly policy support for SMEs and the increasing number of SMEs as potential clients employing business training provide a solid foundation for the development of the corporate business training industry in China.

China’s Policy Supporting the Development of SMEs

Issued Authority	Issued Date	Policy Name	Part Description
State Council Leading Group Office for Promoting the Development of Small and Medium-Sized Enterprises of China	2022-05	The Several Measures to Provide Relief for Micro, SMEs

For promoting the development of SMEs, the Circular proposes policy measures in ten aspects (e.g., providing more relief funds, increase inclusive loans for Micro, SMEs, and carry out a special campaign to prevent and resolve the arrears of SMEs).

The National Development and Reform Commission and Other Departments	2021-12	The 1s4th Five-Year Plan for promoting the Development of Small and SMEs	The ‘Plan’ puts forward a series of quantitative targets around the key links to promote the development of small and medium-sized enterprises: By 2025, the per capita operating income of small and medium-sized enterprises will increase by more than 18%; the R&D expenditure of small industrial enterprises above designated size will increase by more than 10% annually, and patent applications will be applied for several years. The average growth rate is more than 10%, and the number of effective invention patents increases by more than 15% annually.

Ministry of Finance and Ministry of Industry and Information Technology	2021-01	Supporting the High-quality Development of Technologically Advanced SMEs	Central Finance shall arrange government awards and subsidies, guide provincial finance departments and the competent departments of SMEs to coordinate support SMEs “specialized, special and new” development.

State Council of China	2020-07	Regulation on Ensuring Payments to SMEs	Regulation safeguards the legitimate rights and interests of SMEs, and optimize the business environment. For example, a government organ or public institution that purchases any goods, project or services from a SME shall make payments within 30 days from the date of delivery of the goods, project or services.

Source: Frost & Sullivan

Growing awareness for professional business training

With the increase in the number of companies in China, most of the industries in China are becoming increasingly competitive. In such circumstances, founders, senior management teams, and key employees of companies have an increasing awareness of the importance of professional business education, in order to enhance their professional knowledge, boost the company’s strategic growth, and allow the company to compete in today’s economy.

Competitive Landscape

The corporate business training industry in China is considered a highly competitive and fragmented market. According to Frost & Sullivan, by the end of 2021, there were more than 20,000 corporate business training platforms in China. It is expected that those corporate business training services providers with well-established business relationship resources, professional training providers (e.g., experts, scholars, and mentors), high-quality training services, and access to industry professionals will expand market share.

Market Players

Market Participants	Year Founded	Description
Zero2IPO Holdings Inc. (HKEX:1945)	2006	A company providing comprehensive equity investment services including data, marketing, consulting, and training services. Training services provide professional training to start-ups and SMEs, and training regarding equity investments.

Dark Horse Venture (Beijing) Technology Co. Ltd (SZSE:300688)	2008	A company focusing on providing consulting and training services of entrepreneurship and innovation to entrepreneurs and enterprises.

Global Internet of People, Inc. (NASDAQ:SDH)	2014	A consulting company providing enterprise services to SMEs in China based on the peer-to-peer knowledge sharing and enterprise service platform.

CORPORATE CONSULTING IN CHINA

Corporate consulting provides company clients with one-to-one customized solutions for certain critical issues, such as strategy, marketing, digital transformation, corporate governance, ownership structure design, and financial activities. It is normally categorized into strategy consulting, management consulting, financial consulting, IT consulting and so on. Driven by robust economic growth in China in recent years, the corporate consulting industry has experienced a rapid growth. According to Frost & Sullivan, the market size of corporate consulting industry by revenue in China has increased from $180.0 billion (RMB1,147 billion) in 2016 to $259.8 billion (RMB1,655.7 billion) in 2021, representing a CAGR of 7.6%; and looking forward, it is forecasted that the revenue of corporate consulting services in China continues to grow with a CAGR of 7.1% from 2021 to 2026.

Source: Frost & Sullivan

Financial Consulting Sub-Sector within the Corporate Consulting

Financial consulting aims to assist clients with customized services in relation to financial activities (e.g., initial public offering, equity financing). Underpinned by factors such as rising IPO activities, the financial consulting market has grown rapidly in recent years. From 2016 to 2021, the overall financial consulting market in China increased from $45.3 billion (RMB288.6 billion) to $77.2 billion (RMB492.2 billion) at a CAGR of 11.3%. Looking forward, it is forecasted that the financial consulting market will reach $96.4 billion (RMB648.5 billion), at a CAGR of 5.7% from 2021 to 2026.

Source: Frost & Sullivan

ADVISORY AND TRANSACTION IN CHINA

Definition

China’s advisory and transaction services refer to a wide range of value-added services in efforts to bridge SMEs that seek business expansion through equity raising and investors who are willing to invest in their equity. It is in essence the third party between SMEs and investors, mainly helping the SMEs to access capital and investment where it matters most, and to reduce the economic cost. The typical duties of an advisor providing advisory and transaction services include the follows:

Integration of Information.

Most founders and managements of SMEs have limited experience in interacting with investors and equity markets, resulting in difficulties in accessing external equity financing. At an early stage, the transaction advisor integrates all information collected from the enterprises. The transaction advisor identifies appropriate ways of fundraising, helps enterprises to develop their business profile, and adjusts their business strategy and model catering for investors’ preferences. In addition, the transaction advisor not only shares dynamic industry and equity capital market information, but also helps SMEs’ founders and managements better understand the needs of investors in certain specific industries.

Education for SMEs

During the whole fundraising process, the transaction advisor provides relevant education for SMEs on an ongoing basis. For example, in the case of SMEs seeking fundraising through the IPO process, SMEs’ founders and managements need to understand and become familiar with the characteristics of equity investment, as well as the listing requirements and regulations of different capital markets. Starting at the initial stage of negotiating the investment term sheet, SMEs need to obtain knowledge of the rights, responsibilities, and potential risks underlying the term sheet.

Investor Engagement

The investor engagement provided by the transaction advisor includes describing an investment opportunity for potential investors. A high-quality investor engagement entails extensive work such as the preparation of financial & business planning, company due diligence, the arrangement of roadshow or referral meetings, and so on, all efforts of which aim to facilitate effective and smooth communication between both sides.

Source: Frost & Sullivan

Market Size Analysis

According to Frost & Sullivan, from 2016 to 2021, the market size of advisory and transaction industry in China rapidly increased from $289.9 billion (RMB1,847.3 billion) to $414.9 billion (RMB2,643.7 billion). Looking forward, the market size of advisory and transaction industry in China is forecasted to steadily grow at a CAGR of 4.7% from 2021 to 2026, reaching $522.8 billion (RMB3,331.9 billion) by the end of 2026.

Source: Frost & Sullivan

Market Drivers and Trends

Rapidly growing new economy industries in China.

China’s economy is shifting from being primarily focused on traditional real estate investment and manufacturing toward new economy industries such as internet-driven or technology-driven industries. Currently, the new economy industry has been a vital driving force in the growth of the economy in China. According to Frost & Sullivan, from 2016 to 2021, the market size of new economy industries by revenue in China experienced significant growth with a CAGR of 28.2%, which was much higher than the synchronized growth rate of 8.9% in China’s nominal GDP, attaining $4.0 trillion (RMB25.2 trillion) by the end of 2021.

Market Size of New Economy Industries by Revenue in China (RMB in Trillion), 2016-2021

2016 - 2021 CAGR
28.2%
7.3
10.1
13.2
17.3
21.4
25.2
2016
2017
2018
2019
2020
2021

Source: Frost & Sullivan

A large number of good and promising companies in China are emerging amid the rapid growth of China’s new economy. The rapidly increasing number of good companies expands the pool of underlying assets for investors, which is expected to stimulate the development of advisory and transaction industry in China in next few years.

Increasing capital available to companies in China.

The increase in capital raised for private equity investments in China underpins potential capital used to support SMEs’ growth. According to Frost & Sullivan, the number of newly established private equity investment funds in China has grown at a CAGR of 23.4%, from 2,438 in 2016 to 6,979 in 2021; and the amount of capital raised from private equity funds in China has grown at a CAGR of 10.0%, from $215.3 billion (RMB1372.1 billion) in 2016 to $346.6 billion (RMB2208.5 billion) in 2021. The increasing number of private equity investment funds and amount of capital raised from private equity funds in 2021, lay a solid foundation for frequent equity fundraising activities in China.

Newly Established Private Equity Funds in China, 2016-2021

	Capital raised from newly established private funds	The number of newly established private equity funds
CAGR	10.0%	23.4%

6,979.0
3,574.0
3,637.0
3,478.0
2,438.0
2,710.0
2,208.5
1,788.9
1,372.1
1,331.8
1,244.4
1,197.2
2016
2017
2018
2019
2020
2021
Capital raised from newly established private funds (RMB in Billion)
The number of newly established private equity funds

Source: Frost & Sullivan

Rising demand of SMEs for transaction advisory services.

SMEs in China have long been facing challenges in accessing external equity financing as a result of their lack of a sound financial plan, robust fundraising networks and financing experience in the equity market, as well as assessing external debt financing as a result of limited collateral, intangible intellectual property rights and unstable cash flow.

Despite these difficulties discussed above, the SMEs’ demand for capital continues to rise. According to Frost & Sullivan, the balance of SMEs loans has increased at a CAGR of 12.7% from 2016 to 2021, attaining $7.8 trillion (RMB49.7 trillion) by the end of 2021. Looking forward, the balance of SMEs loans is forecasted to continue to rise at a CAGR of 18.8% from 2021 to 2025. These trends suggest potentials of growth of demand for equity fundraising for SMEs.

Source: Frost & Sullivan

Competitive Landscape

The advisory and transaction market in China is considered to be highly competitive and fragmented. According to Frost & Sullivan, by the end of 2021, there were more than 500 transaction advisory service providers in China. It is expected that the transaction advisory with extensive experience in equity fundraising through going public or private placement, constantly accumulated brand awareness and reputation, and steady and strong business relationship networking will expand market share and become leading market participants in the advisory and transaction market in China.

Market Players

Market Participants	Year Founded	Description
Zero2IPO Holdings Inc (HKEX: 1945)	2006	A company providing comprehensive equity investment services including data, marketing, consulting, and training services. Consulting services provide offline channels facilitating equity investment between investors and companies.

ATIF Holdings Limited (NASDAQ: ATIF)	2015	A company providing consulting services to SMEs in China. The focus of consulting business is to provide comprehensive consulting services designed to help SMEs to become public companies.

FUTURE TRENDS OF FINANCING ADVISORY INDUSTRY

The traditional business of financing advisory industry is concentrated in the field of transaction advisory service, and financing advisory firms that focus on entrepreneurial financing do not need to obtain a financial license. However, in recent years, several large financing advisory firms in China have entered sectors of financial business which require licenses, transforming from the past third-party consulting institutions to financial institutions directly involved in capital market investment.

Furthermore, according to Frost and Sullivan, from 2016 to 2019, due to the economic downturn in China, most financing advisory firms have been driven out of the market, while institutions that can provide professional services, such as organizing well-prepared presentations and matching companies to suitable investors, manage to stay in business. Therefore, financing advisory firms that are unable to provide a wider range of business and provide knowledge-intensive services in China are expected to gradually marginalized in the industry.

Source: Frost & Sullivan

Competitive Advantages

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	Highly qualified professional service team with extensive experience in services of corporate training and corporate consulting.

We launched our corporate consulting services in 2020. Our aim was to assist these Chinese enterprises by filling the gaps and forming a bridge between SMEs in China and potential investors. We have a team of third-party qualified and experienced personnel with legal, regulatory, and financial expertise. Our services are designed to help SMEs in China achieve their goal of becoming public companies. We create a fundraising and/or going public strategy for each client based on many factors, including our assessment of the client’s financial and operational situations, market conditions, and the client’s business and financial requirements. We rely heavily on the expertise of our service providers, including corporate trainers and experts to maintain our core competence. As of the date hereof, we have 3 internal corporate trainers, experts, and a team of outsourced professional consultants as our knowledge sharing providers. Our experts are professionals in their specialized fields. Our team of consultants consists of professional with an average of five years of industrial experiences.

●	Our management team possesses a wide personal and business network, which provides us a valuable source of potential clients.

Our management team has been selected based on values emphasizing the importance of standardized operations, cohesiveness, continuous learning and performance excellence and places stringent quality control on our services. They strive to keep abreast of the equity market laws and regulations in the PRC. In addition to the management of our Company, CEO Mr. Xu have also participated in seminars provided by our internal corporate trainers and external experts, their professional knowledge and views on the trending topics in the PRC so as to promote our “Tiancheng” brand.

●	Corporate culture committed to client success.

Named for our primary brand, our corporate culture reflects our employees’ energy, passion and focus on client success. Our culture is widely regarded as one of our greatest assets and is consistently cited as a key differentiator by clients, prospective clients and employees.

●	We develop a comprehensive range of services designed to meet the evolving demands of our clients

We incorporate our self-developed corporate business training services in the corporate consulting projects carried out by our team, in order to enhance and expand our service offerings to meet the evolving demands from the clients and to capture different market opportunities. For example, we regularly conduct research and studies on the trending topics and commonly raised client enquiries in the capital finance sectors, including but not limited to questions concerning the issuance of new related laws and regulations by the PRC government, in order to provide timely updates to our clients.

●	We are able to offer services to clients from a diversified range of industry sectors

By keeping abreast of the relevant PRC laws and regulations as well as economic development of the PRC, we are able to assist our clients to react and adapt to the changes through our corporate consulting and advisory and transaction service projects. In addition, in the course of providing services to our clients, we attempt to gain insights as to the actual needs and difficulties that our clients are facing, which would in turn provide us with first-hand experience in our services. We believe that our ability to keep up with the fast-changing business environment in the PRC and our effects to offer updated and timely advice to our clients may provide us with a competitive advantage in capturing growth opportunities in our business.

●	Powerful network effect.

Our highly complementary organization and participant offerings drive multiple revenue opportunities. The continued growth of attendances results in more participants intend to engage our corporate consulting and advisory and transaction services. This growing audience create a powerful network effect where our platform become increasingly valuable, driving more registrations to the participant’s activities while simultaneously offering participants additional relevant activities from which to choose. In addition, growth in our participant audience attracts incremental clients who view our resources as an effective medium for marketing their activities and events to a targeted demographic of participants.

●	Established long-term cooperative relationships with local chambers of commerce.

We offer corporate training and seminar tailored for local business needs, helping them to capture the recent equity investment trend and facilitate their decision-making process regarding equity investment opportunity. With the rise of government support funds in China in recent years, we also helped the local business community to cut through the complexities of the funding procedure to unlock substantial financial government benefits and incentives.

Growth Strategies

SMEs are the driving force behind the economic growth of China, they play a vital role in providing employment opportunities, keeping the market active by introducing enticing fresh business while maintaining competitiveness against larger firms. SMEs in China contributed 79.4% of jobs, more than 50% of tax income and more than 60% of GDP in 2021. As such, the China government continues to show support to SMEs through various tax cuts and offering financial support. During the COVID-19 outbreak in 2020, the China government made it easier for SMEs to apply for loans even when SMEs business owners were unable to provide guarantees. The China government further provided SMEs and other enterprises with a boost by waiving or deferring employer contributions to workers’ social insurance in order to ease their burden during the COVID pandemic period. Driven by increasing number of SMEs, it is expected that demand for corporate services and assistance in obtaining fund in China will continue to increase in the future. Our goal is to become a leading service provider for entrepreneurs and SMEs in China, bringing a wealth of knowledge and advanced skills to those with interests or needs in equity investment and providing a full range of corporate consulting and advisory and transaction services to help them in their pursuit of business success. We intend to pursue the following strategies to strengthen our market position and further grow our business:

Enhance and expand our service offerings

We aim to continuously deliver high quality targeted services to our clients by adhering to our client-centric approach and further expand our client base through our rigorous marketing efforts and client referrals. To consolidate our market position and maintain a competitive edge amid the shifts in the fast-expanding financial market, we believe it is also crucial to innovate and improve services which we provide to our clients. With respect to these objectives, we intend to:

(i) attract and recruit new highly qualified professionals to join our team. The quality of services to a great extent is based on the knowledge, expertise and insight of our professional team. In order to maintain the service quality and grow our business, we need to recruit and retain talented personnel well versed in the operations of financial markets and with knowledge spanning a wide range of industry verticals;

(ii) increase the scope of our service offerings. Previously, we have mainly focused on providing services to entrepreneurs and SME clients in China, hence our corporate business training courses, corporate consulting sessions and advisory and transaction services were devised to cater towards these clients, which predominantly were interested in, or intend to, list on the National Equities Exchange and Quotations and Beijing Stock Exchange. To keep abreast of market developments and expand our client base, we are continuously updating our services by, among other things, devising new syllabi, expanding corporate consulting service coverage, namely mergers and acquisitions (“M&A”), and expanding our scope of service from corporate business training and corporate consulting to human resource, ideas for developing the business. We believe more comprehensive service offerings will be driver of future growth in our business; and

(iii) expand our geographical coverage in China. Expanding our business to new tier 1 cities, such as Hefei, Chengdu, Chongqing, etc. China’s new tier 1 cities have presented enormous addressable market opportunities for equity investment service providers.

Promote our brand and enhance our marketing capabilities

We believe that maintaining and enhancing our brand is significant to the success of our business. We utilize a variety of marketing and promotion strategies to attract potential clients and enhance our brand recognition in the following:

(i) We promote our brand through large-scale offline activities such as forums and customized events where we distribute informational brochures, posters, and flyers, have our CEO as well as the mentors and experts participate as guest speakers and regularly invite influential entrepreneurs and business/opinion leaders, who tend to attract media attention that generate public interest. We also plan to make advertisement arrangements with media outlets, including newspapers, industry publications and advertisements on metro stations’ display boards and online promotional advertisements on Baidu, WeChat Moments and other social media websites.

(ii) We will also build and maintain long-term relationships with existing clients by striving to provide high-quality service that consistently meets or exceeds our clients’ expectations. As such, many of our new clients contact us and engage our service as a result of referrals and word of mouth from existing clients and our business connections.

Invest in new complementary/synergistic business ventures to facilitate the growth of our business

We intend to selectively seek strategic investments and acquisitions that can have complementary and synergistic effects on our current main line of business, including, among others, offline event service providers and data services providers focusing on equity investment markets, in order to consolidate our market position and enter into new markets.

In selecting potential investment and acquisition targets, we will diligently consider a wide range of factors, including the degree of potential synergies, market position, experience of management team, valuation, historical operating metrics, financial performance and suitability with our strategic planning. We believe that strategic investments and acquisitions will drive our business growth, enhance our technological and operational capabilities, supplement our service offerings, and expand our client base in a cost-effective manner. As of the date of this prospectus, we have not identified any potential target company for investment or acquisition. Our goal is to become a leading corporate business training, corporate consulting services enterprise and transaction and advisory service provider in order to meet the growing and evolving needs of SMEs in Asia. Our primary strategies to achieve our goal include:

●	to attract and recruit highly qualified professionals to join our team;

●	to invest in new complementary business ventures to facilitate the growth of our corporate consulting services business and create more sources of revenue; and

●	to promote our brand and enhance marketing capabilities.

Facility

Our headquarters and executive offices are located in Guangzhou, China and consist of approximately 1,796.26 square meters (approximately 19,334.78 square feet) of office space under two leases which will both expire in October 2025.

We lease our facility and do not own any real property.

Employees

As of the date of this prospectus, we had a total of 40 full-time employees, of which 13 are in sales and marketing, 8 are in client services, 10 are in finance department, and 9 are in general administration.

We have standard employment, comprehensive confidentiality with our management and standard confidentiality and non-compete terms with all other employees. As required by laws and regulations in China, we participate in various social security plans that are organized by municipal and provincial governments, including pension insurance, medical insurance, unemployment insurance, maternity insurance, job-related injury insurance and housing fund. We are required by PRC laws to make contributions to employee social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employee is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

PRC REGULATION

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration of Foreign Exchange, or SAFE, the Ministry of Commerce, or MOFCOM, the National Development and Reform Commission, or NDRC, the State Administration for Market Regulation, or SAMR, formerly known as the State Administration for Industry and Commerce, or SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulation Relating to Foreign Investment

All limited liability companies incorporated and operating in the PRC are governed by the Company Law of the People’s Republic of China, or the Company Law, which was amended and promulgated by the Standing Committee of the National People’s Congress on October 26, 2018. However, on December 24, 2021, the Standing Committee of the National People’s Congress issued the Company Law of the People’s Republic of China (Draft for Comments) (the “Draft Revised Company Law”), which was open for public comments until January 22, 2022. The Draft Revised Company Law further stipulates the establishment and withdrawal of the company, the organizational structure and the capital system of the company, and strengthens the responsibilities of shareholders and management personnel and Corporate Social Responsibility. As of the date of this prospectus, the Draft Revised Company Law has not been promulgated. Foreign invested projects must also comply with the Company Law, with exceptions as specified in foreign investment laws.

With respect to the establishment and operation of wholly foreign-owned projects, or WFOE, the MOFCOM and NDRC, promulgated the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) on December 27, 2021, which became effective on January 1, 2022. The 2021 Negative List will replace the Special Administrative Measures for the Access of Foreign Investment (2020 Version) (the “2020 Negative List”) and serve as the main basis for management and guidance for the MOFCOM to manage and supervise foreign investments. Those industries not set out on the 2021 Negative List shall be classified as industries permitted for foreign investment. The negative List is subject to review and update by the PRC government from time to time. None of our businesses are on the 2021 Negative List. Therefore, the Company is able to conduct its business through its wholly owned PRC subsidiary without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

The Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”) was adopted by the second meeting of the 13th National People’s Congress on March 15, 2019, which became effective on January 1, 2020. On December 26,2019, the State Council promulgated Regulation for Implementing the Foreign Investment Law of the People’s Republic of China (the “Regulation”), which became effective on January 1, 2020.

The Foreign Investment Law and the Regulation apply the administrative system of pre-establishment national treatment plus negative list to foreign investment and clarify the state shall develop a catalogue of industries for encouraging foreign investment to specify the industries, fields, and regions where foreign investors are encouraged and directed to invest, which refers to the Catalogue of Industries for Guiding Foreign Investment Industries (amended in 2020) (the “Catalogue”). Specifically, the special administrative measures to be implemented are the restricted and prohibited industry categories as well as encouraged industry categories having shareholding and executive management requirements prescribed in the Catalogue (the Special Administrative Measures for the Access of Foreign Investment specified in the Catalogue was replaced by the 2020 Negative List, and the Catalogue of Industries for Encouraged Foreign Investment specified in the Catalogue was replaced by the Catalogue of Industries for Encouraged Foreign Investment (2020 Version).

Regulation Relating to Wholly Foreign-owned Enterprises

The abovementioned Company Law of the People’s Republic of China provides that companies established in the PRC may take the form of company of limited liability or company limited by shares. Each company has the status of a legal person and owns its assets itself. Assets of a company may be used in full for the company’s liability. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.

The Foreign Investment Law replaced Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. It stipulates that the PRC implements a system of pre-establishment national treatment plus negative list for the administration of foreign investment. Foreign investors are not allowed to invest in fields or sectors prohibited in the market access negative list for foreign investment. Foreign investors that intend to invest in the fields subject to access restrictions stipulated in market access negative list for foreign investment shall satisfy the conditions stipulated in such negative list. The PRC policies supporting enterprise development are equally applicable to foreign-invested enterprises. The PRC does not impose expropriation on foreign investment. Under special circumstances, if it requires imposing expropriation on foreign investment due to the need of public interest, expropriation shall be imposed according to legal procedures, and the foreign-invested enterprises concerned shall receive fair and reasonable compensation. Foreign-invested enterprises can raise funds through public issuance of stocks, corporate bonds and other securities in accordance with the law. Overall, The Foreign Investment Law establishes the clear principle of applying national treatment to FIEs except those engaged in industries on the negative List. Since our current and planned business is not on the 2021 Negative List, to the best of our knowledge, it will not create any material adverse effect to our Company’s business.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiary

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, all as amended from time to time, and their respective implementing rules; the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors; and the Notice of the State Administration on Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment. Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to submission of information to and registration with certain PRC government authorities, including MOFCOM, SAMR, SAFE or their local counterparts. Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange. Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE, or its local counterparts.

Regulations Relating to Intellectual Property

Copyright

China has adopted comprehensive legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the WTO in December 2001.

In September 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, effective in June 1991 and amended in 2001, 2010 and 2020 respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Centre of China.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council in December 2001 and amended in 2011 and 2013 respectively, the National Copyright Administration issued Measures for the Registration of Computer Software Copyright in February 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China, promulgated by the SCNPC in August 1982, and amended in 1993, 2001, 2013 and 2019 respectively, the Trademark Office of China National Intellectual Property Administration is responsible for the registration and administration of trademarks and is also responsible for resolving trademark disputes in China. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. In April 2014, the State Council issued the revised Implementing Regulations of the Trademark Law, which specified the requirements of applying for trademark registration and review.

Patent

According to the Patent Law of the People’s Republic of China promulgated by the SCNPC in 1984 and amended in 1992, 2000, 2008 and 2020, respectively, a patentable invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date.

Domain Names

In August 2017, the MIIT promulgated the Administrative Measures on Internet Domain Names, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the top-level domain name “.cn”. The MIIT is in charge of the administration of PRC internet domain names and the domain name services follow a “first come, first file” principle.

Regulations Relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless SAFE’s prior approval is obtained and prior registration with SAFE is made. In May 2013 SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles or the SAFE Circular 37, promulgated by SAFE and which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas SPV, that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties.

Pursuant to the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or the SAFE Notice 13, which was promulgated on February 13, 2015 and with effect from June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks.

Regulation on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in a FIE is considered to be foreign debt in China and is regulated by various laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of the Statistical Monitoring of Foreign Debts, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen (15) business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of a FIE shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the People’s Bank of China, or PBOC, promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC entities, including FIEs and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing £ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing =∑ outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor * type risk conversion factor +∑ outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of one year or less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Circular 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises, or Net Asset Limits, shall be 200% of its net assets. The PBOC Circular 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Circular 9 provided for a one-year transitional period, or the Transitional Period, from its promulgation date for FIEs, during which period FIEs could choose to calculate their maximum amount of foreign debt based on either (i) the Total Investment and Registered Capital Balance, or (ii) the Risk-Weighted Approach and the Net Asset Limits. Under the PBOC Circular 9, after the Transitional Period ends on January 11, 2018, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Circular 9. In addition, according to PBOC Circular 9, a foreign loan must be filed with SAFE through the online filing system of SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, our PRC subsidiary, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations Relating to Overseas Listings

On December 24, 2021, the CSRC issued the Administrative Provisions of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Administrative Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Filing Measures”) (collectively, the “Draft Rules Regarding Overseas Listings”), which were open for public comments until January 23, 2022.

The Draft Rules Regarding Overseas Listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

According to Relevant Officials of the CSRC Answered Reporter Questions (“CSRC Answers”), after the Draft Rules Regarding Overseas Listings are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to clear guidelines for filing, which means it will still take time to put the Draft Rules Regarding Overseas Listings into effect. As the Draft Rules Regarding Overseas Listings have not yet come into effect, the Company is currently unaffected by them.

However, according to CSRC Answers, only new initial public offerings and refinancing by existing overseas listed Chinese companies will be required to go through the filing process; and other existing overseas listed companies will be allowed a sufficient transition period to complete their filing procedure, which means the Company will certainly go through the filing process in the future, perhaps because of refinancing, or after being given a sufficient transition period to complete the filing procedure as an existing overseas listed Chinese company.

In August 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV that is controlled by PRC companies or individuals and that has acquired PRC domestic companies’ equities with the SPV’s shares shall obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

As advised by our PRC legal counsel, Jingtian & Gongcheng, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the approval of the CSRC or the MOFCOM under the M&A Rules. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Regulations Relating to Employment

The Labor Law of the People’s Republic of China, or the Labor Law, which became effective in January 1995 and was amended in 2018, and the Employment Contract Law of the People’s Republic of China, or the Employment Contract Law, effective in January 2008 and amended in 2012, require employers to provide written contracts to their employees, restrict the use of temporary workers and aim to give employees long-term job security. Employers must pay their employees’ wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training on workplace safety. In September 2008, the State Council promulgated the Implementing Regulations for the PRC Employment Contract Law which became effective immediately and interprets and supplements the provisions of the Employment Contract Law.

Under the Labor Contract Law, an employer shall limit the number of dispatched workers so that they do not exceed a certain percentage of its total number of workers. In January 2014, the MOHRSS issued the Interim Provisions on Labor Dispatching, which became effective in March 2014, pursuant to which it provides that the number of dispatched workers used by an employer shall not exceed 10% of the total number of its employees.

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing funds from time to time, including, among others, the Social Insurance Law of the People’s Republic of China, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Regulations Concerning the Collection and Payment of Social Insurance Premiums and the Administrative Regulations on the Housing Provident Fund.

According to the Social Insurance Law of PRC, which issued by the SCNPC on October 28, 2010 and came into effect on July 1, 2011 and was latest revised on December 29, 2018, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and other welfare plans. The employer shall apply to the local social insurance agency for social insurance registration within 30 days from the date of its formation. And it shall, within 30 days from the date of employment, apply to the social insurance agency for social insurance registration for the employee. Any employer who violates the regulations above shall be ordered to make correction within a prescribed time limit; if the employer fails to rectify within the time limit, the employer and its directly liable person will be fined.

According to the Administrative Regulations on the Housing Provident Fund, implemented since April 3, 1999 and latest amended on March 24, 2019, any newly established entity shall make deposit registration at the housing accumulation fund management center within 30 days as of its establishment. After that, the entity shall open a housing accumulation fund account for its employees in an entrusted bank. Within 30 days as of the date an employee is recruited, the entity shall make deposit registration at the housing accumulation fund management center and seal up the employee’s housing accumulation fund account in the bank mentioned above within 30 days from termination of the employment relationship. Any entity that fails to make deposit registration of the housing accumulation fund or fails to open a housing accumulation fund account for its employees shall be ordered to complete the relevant procedures within a prescribed time limit. Any entity failing to complete the relevant procedure within the time limit will be fined RMB10,000 to RMB50,000. Any entity fails to make payment of housing provident fund within the time limit or has shortfall in payment of housing provident fund will be ordered to make the payment or make up the shortfall within the prescribed time limit, otherwise, the housing provident management center is entitled to apply for compulsory enforcement with the People’s Court.

Regulations Relating to Consumer Rights Protection

The PRC consumer Rights and Interests Protection Law, or consumer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the consumers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of consumers.

Regulations Relating to Tax in the PRC

Income Tax

The PRC Enterprise Income Tax Law was promulgated in March 2007 and was most recently amended in December 2018. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or the Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, amended in June 2018. The SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in installments, the installments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value Added Tax

The PRC Provisional Regulations on Value Added Tax were promulgated by the State Council on December 13, 1993, which became effective on January 1, 1994 and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value Added Tax (2011 Revision) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC territory are VAT taxpayers. On March 20, 2019, the Ministry of Finance, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepen the Reform of Value Added Tax, according to which for general VAT payers’ sales activities or imports that are subject to VAT at a current applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9%, respectively, from April 1, 2019.

Regulations Relating to Leasing Property

Pursuant to the Law of the People’s Republic of China on the Administration of the Urban Real Estate, promulgated by the SCNPC on July 5, 1994 and last amended on August 26, 2019 and effective on January 1, 2020, in the lease of a house, the leaser and the lessee shall conclude a written lease contract defining such matters as the term, purpose and price of the lease, liability for repair, as well as other rights and obligations of both parties. They shall register the lease contract with the department of housing administration for the record. Pursuant to the Administrative Measures on Commodity Housing Leasing, issued by Ministry of Housing and Urban-Rural Development on December 1, 2010 and became effective on February 1, 2011, without the mentioned registration above, the leaser and the lessee may be imposed a fine by the development (real estate) department.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the board of directors and management of the Company.

Name	Age	Position(s)
Ruilin Xu	31	Chief Executive Officer, Chairman of the Board of Directors, and Director
Dan Wu	37	Chief Financial Officer
Siqi Cao	41	Director
Kenneth K. Cheng	39	Independent Director Nominee*
Richard W.Y Seow	60	Independent Director Nominee*
Tzun Chan	42	Independent Director Nominee*

*	The appointment onto the board of directors as well as each of the committees of the board will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors:

Ruilin Xu has been serving as our sole Director since February 16, 2022, and Chief Executive Officer and Chairman of the board of directors since August 22, 2022. He has approximately ten years of experience in training, consulting and advisory industry. Mr. Xu founded and has been serving as Chief Executive Officer for our operating subsidiary, Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd., since October 2018. From August 2020, he has been serving as a Director of Chengdu Red Eagle Equity Investment Fund Management Co., Ltd., focusing on private placement, mergers and acquisitions and investment in National Equities Exchange and Quotations and Beijing Stock Exchange. Mr. Xu founded and has been serving as Deputy General Manager of Guangzhou Tiancheng Capital Management Group Co., Ltd., a company specialized in venture capital financing, in July 2019, and served as Deputy General Manager until September 30, 2021. From December 2012 to February 2019, Mr. Xu served as the Chief Executive Officer and Chief Instructor of Chengdu Chengbang Enterprise Management Consulting Co., Ltd., the main business of which is enterprise management consulting and it has provided consulting services for hundreds of small and medium-sized enterprises in China. Mr. Xu holds a bachelor’s degree with a major in business administration from Apollos University, USA and is currently pursuing his MBA studies at the EU Business School, Switzerland. We believe that Mr. Xu’s experience in the training, consulting and advisory industry and extensive knowledge of the Company from his various roles on the management team qualify him to serve on our board of directors.

Dan Wu has been serving as our Chief Financial Officer since July 23, 2022, where she is responsible for overseeing the Company’s financial functions including accounting, financial and management reporting, financing, capital management and financial analysis. Ms. Wu has approximately 12 years of experience in the industry of corporate finance and auditing. Since June 2021, Ms. Wu has been holding a senior associate position in Fern Win Capital, a venture capital firm in China. Ms. Wu served as auditor (from August 2011 to June 2016) and corporate finance manager (from July 2016 to March 2021) in Crowe Horwath First Trust LLP (Singapore), one of the leading accounting, tax and advisory services firms in Singapore, where she led and managed statutory audits of various listed companies, as well as provided Generally Accepted Accounting Principles (“US GAAP”) and International Financial Reporting Standards (“IFRS”) advice to a wide range of clients. Ms. Wu holds a bachelor’s degree with a major in economics from the China University of Mining and Technology and a Master of Science in Finance from the University of Stirling, UK.

Siqi Cao has served as our director since July 23, 2022. Mr. Cao has more than 10 years of experience in investment and management. Since April 2016, he has been serving as the managing director and Chief Executive Officer of Fern Win Capital (China) Co., Ltd., a Hong Kong based asset management and venture capital firm, overseeing the firm’s project management and performance. In August 2012, Mr. Cao founded Beijing Shengshi Jiahe Trading Co., Ltd., specializing in corporate advisory services, where he provided professional guidance, assistance, advice and solutions with respect to corporate financial activities. Mr. Cao holds a bachelor’s degree with a major in business administration from the University of Toronto, Canada and a Master of Business Administration from the EU Business School, Switzerland. We believe that Mr. Cao is qualified to serve on our board of directors because of his experience in investment and management.

Kenneth K. Cheng is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Cheng has over 15 years of experience in accounting, finance and operations. Since October 2021, he has been serving as Senior Director of Finance & Operations at Race Capital, a venture capital firm based in Silicon Valley. Between August 2016 and October 2021, he served as a Controller of 500 Startups, a global venture capital firm and accelerator program. From July 2014 to August 2016, he was the Accounting Manager for Paine & Partners in San Mateo. He also had four years of experience with public accounting firms including PricewaterhouseCoopers LLP from September 2010 to June 2014 as manager and KPMG LLP from January 2006 to December 2008 as Senior Audit Associate. He also worked as Structured Products Manager at HSBC (Hong Kong) from June 2009 to December 2009. Mr. Cheng holds a bachelor’s degree in Economics from University of California, Berkeley. He also holds the Chartered Financial Analysis (“CFA”) designation and is an American Institute of Certified Public Accounting (“CPA”) (inactive) in California. We believe Mr. Cheng is qualified to serve on our board of directors and on the audit committee because of his extensive experience in finance and accounting along with his in-depth knowledge of finance operation and internal control of public companies.

Richard S.Y Seow is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Seow currently serves as Chief Executive Officer of Frontier Capital Advisory Pte Ltd, a business consulting company that he founded in July 2009. Mr. Seow was the Executive Director and a Board Member of Hin Fah Medical Company Limited, a public company limited by shares registered in Singapore, from December 2012 to May 2019, and currently is Alternate Executive Director and Alternate Board Member since May 2019. From June 2017 to September 2019, Mr. Seow served as Director and Consultant of SBI E2 Family Advisory Company Limited, a company registered in Hong Kong, listed on the Stock Exchange of Hong Kong Limited and registered with the Securities and Futures Commission of Hong Kong with Type 1, 4 and 9 regulated activities. Mr. Seow served as Vice President of Rycal Asia-Pacific Group, a subsidiary of Rycal Investment Group Limited (UK), focusing on Real Estate Investment. Mr. Seow holds a Bachelor of Science in Electrical Engineering (BSEE) from California State University, USA and Master of Business Administration (MBA) from Oklahoma City University, USA. We believe Mr. Seow is qualified to serve on our board of directors because of his extensive experience in investment and management.

Tzun Chan is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Chan has more than 17 years of investment banking experience advising on public listings, mergers & acquisitions and corporate advisory transactions. He has been the Chief Executive Officer of Crowe Horwath Capital Pte. Ltd. since June 2020 and was Director from April 2017 to May 2020. Prior to joining Crowe Horwath Capital Pte Ltd, he held positions at various financial institutions including Partners Capital (Singapore) Pte. Ltd. from November 2009 to March 2017 as Director, Phillip Securities Pte Ltd from November 2006 to November 2009 as Assistant Vice President, and KBC Bank N.V. from December 2004 to October 2006 as Officer. Mr. Chan holds a degree of Bachelor of Science from the London School of Economics and Political Science with a First Class Honours in Economics. We believe Mr. Chan is qualified to serve on our board of directors because of his extensive experience in finance and accounting along with his in-depth knowledge of finance operation and internal control of listed companies.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon the effectiveness of the registration statement of which this prospectus forms a part. Our board of directors have determined that each of our three independent director nominees, Kenneth K. Cheng, Richard S.Y Seow, and Tzun Chan, satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. The Company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our board of directors, which currently consists of Ruilin Xu and Siqi Cao and will also consist of three independent directors whose appointments will be effective as of the effectiveness of the registration statement of which this prospectus forms a part, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part: an audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Kenneth K. Cheng, Richard S.Y Seow, and Tzun Chan. Kenneth K. Cheng will be the chairman of our audit committee. We have determined that Kenneth K. Cheng, Richard S.Y Seow, and Tzun Chan will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Kenneth K. Cheng qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Kenneth K. Cheng, Richard S.Y Seow, and Tzun Chan. Richard S.Y Seow will be the chairman of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Kenneth K. Cheng, Richard S.Y Seow, and Tzun Chan. Tsun Chan will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we currently intend to voluntarily follow all Nasdaq corporate governance rules, including rules regarding committee structure and director independence, as described above, we may in the future choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from the requirement that a majority of our board of directors consists of independent directors.

●	Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

●	Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

●	Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

●	Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

●	Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

●	Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Furthermore, as a “controlled company” as defined under Nasdaq Marketplace Rule 5615(c), we are permitted to elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to these corporate governance requirements.

Interested Party Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must disclose the nature of his interest to all other directors at a meeting of the board after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice given to the board by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

For the fiscal years ended December 31, 2022 and 2021, we paid an aggregate of RMB627,346 (approximately $93,230) and RMB85,000 (approximately $13,177), respectively, which is the total amount of base salary plus bonus, in cash to our CEO. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our PRC subsidiary is required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits and housing provident fund.

Agreements with Named Executive Officers

We entered into one-year employment agreements with Ruilin Xu as CEO on August 22, 2022, and Dan Wu as CFO on July 23, 2022. Pursuant to their respective employment agreements, we agreed to pay to each of them a monthly remuneration of $3,000. Each of the employment agreement will be renewed automatically for additional one (1) year terms if neither the Company nor the executive officer provides a notice of termination of the employment to the other party within thirty (30) days prior to the expiration of the applicable term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the convictions or pleads guilty to certain criminal offenses, gross negligence, dishonesty, willful misconducts or willful disobedience of a lawful directive of the board. We may also terminate the employment without cause, at any time, upon thirty (30) days’ prior written notice to the executive officers. An executive officer may terminate his or her employment at any time with a thirty (30) days’ written notice for certain good reasons. Each executive has agreed at all times during the term of the employment and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for twelve (12) months following termination of the employment. In addition, the executive officers are also eligible for cash bonus and equity incentives, as determined by the board.

Compensation of Directors

For the fiscal years ended December 31, 2022 and 2021, we did not compensate our directors.

PRINCIPAL SHAREHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our Ordinary Shares (including Class A Ordinary Shares and Class B Ordinary Shares) and as adjusted to reflect the sale of the Class A Ordinary Shares offered by us in our initial public offering, for:

●	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding Class A Ordinary Shares or Class B Ordinary Shares;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

The beneficial ownership of our Class A Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, and includes the Class A Ordinary Shares issuable upon the conversion of the outstanding Class B Ordinary Shares and the Class A Ordinary Shares issuable pursuant to share options that are exercisable within 60 days of the date of this prospectus. Class A Ordinary Shares issuable pursuant to share options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. As of the date of this prospectus, there were no Class A Ordinary Shares issuable pursuant to share options exercisable within 60 days thereof.

The percentage of beneficial ownership owned prior to the Offering is based on 8,213,040 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares outstanding as of the date of this prospectus. Except as otherwise set forth in the footnotes to the table below, the percentage of beneficial ownership owned after the Offering is based on 11,663,040 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares outstanding, assuming the full exercise of the over-allotment option by the underwriters.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Class A Ordinary Shares and Class B Ordinary Shares listed below have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Room 1304, Building No. 25, Tian’an Headquarters Center, No. 555, North Panyu Avenue, Donghuan Street, Panyu District, Guangzhou, Guangdong Province, PRC 511400.

	Beneficial Ownership Prior to the Offering				Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Class A Ordinary Shares		Class B Ordinary Shares		Class A Ordinary Shares		Class B Ordinary shares
	Shares	% of Total Voting Power*	Shares	% of Total Voting Power*	Shares	% after the Offering*	Shares	% of Total Voting Power*

Directors and Named Executive Officers
Ruilin Xu (1)	480,000	0.57%	3,786,960	90.22%	480,000	0.55%	3,786,960	86.66%
Dan Wu	-	-%	-	-%	-	-%	-	-%
Siqi Cao (2)	384,000	0.46%	-	-%	384,000	-%	-	-%
Kenneth K. Cheng	-	-%	-	-%	-	-%	-	-%
Richard W.Y Seow	-	-%	-	-%	-	-%	-	-%
Tzun Chan	-	-%	-	-%	-	-%	-	-%
All directors and executive officers as a group (six persons)	864,000	1.03%	3,786,960	90.22%	864,000	0.99%	3,786,960	86.66%
5% Beneficial Owner
Xu Ruilin Capital CO., Ltd (1)	480,000	0.57%	3,786,960	90.22%	480,000	0.55%	3,786,960	86.66%
Fern Win Talent Holding Co., Ltd (2)	960,000	1.14%	-	-%	960,000	1.10%	-	-%
TIANCHENGYIHAO Holding Ltd (3)	1,141,920	1.36%	-	-%	1,141,920	1.31%	-	-%
Astra Capital Ltd (4)	720,000	0.86%	-	-%	720,000	0.82%	-	-%
Huang Fei Holding Co., Ltd (5)	694,320	0.83%	-	-%	694,320	0.79%	-	-%

*	Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. According to our Amended and Restated Articles of Association, each Class A Ordinary Shares entitles to 1 vote and each Class B Ordinary Share entitles to 20 votes. (See “Description of Share Capital” on page 129).

(1)	Includes 480,000 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares held by Xu Ruilin Capital CO., Ltd (“Xu Ruilin Capital”), which is a limited liability company incorporated under the British Virgin Islands laws and wholly-owned by Mr. Ruilin Xu. The address of Xu Ruilin Capital is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Xu Ruilin Capital is Mr. Xu.

(2)	Includes 960,000 Class A Ordinary Shares held by Fern Win Talent Holding Co., Ltd (“Fern Win”), 40% of which are ultimately beneficially owned through certain holding companies by Siqi Cao and 60% by Jiaqi Hao. Mr. Cao is the sole director of Fern Win; as a result, Mr. Cao may be deemed to have voting and investment control over the shares owned by Fern Win. Mr. Cao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Fern Win is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)	TIANCHENGYIHAO Holding Ltd is a limited liability company incorporated under the British Virgin Islands laws. The address of TIANCHENGYIHAO is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over TIANCHENGYIHAO is Youjun Tan.

(4)	Astra Capital Ltd (“Astra Capital”) is a limited liability company incorporated under the British Virgin Islands laws. The address of Astra Capital is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Astra Capital is Dong Meng.

(5)	Huang Fei Holding Co., Ltd (“Huang Fei Holding”) is a limited liability company incorporated under the British Virgin Islands laws and wholly-owned by Fei Huang. The address of Huang Fei Holding is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Huang Fei Holding is Fei Huang.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

A related party is defined as any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) (a) an enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company; (b) an associate, which is an unconsolidated enterprise in which the Company has a significant influence or which has significant influence over the Company; (c) an individual owning, directly or indirectly, more than 10% of any class of the Company’s voting securities, and immediate family members of such individual; (d) an executive officer, director or nominee for director of the Company and immediate family members of such individual; and (e) an enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence (which includes enterprises owned by directors or major shareholders of the Company and enterprises that have a member of key management in common with the Company).

Set forth below are the related party transactions that we have entered into during the last three fiscal years and up to the date of this prospectus.

Material Transactions with Related Part

1) Related party balances

	Note	December 31, 2022 (Unaudited)	December 31, 2021	December 31, 2020
Accounts receivable - related party
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$-	$-	$245,211
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	-	91,954
		$-	$-	$337,165

Interest receivable - shareholder
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$-	$4,825	$-

Accounts payable - related party
Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd.	(c)	$-	$1,285	$-
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	-	15,326
		$-	$1,285	$15,326
Due to a related party
Mr. Ruilin Xu (the Company’s Chief Executive Officer)		$29,662	$85,784	$32,337
Mr. Siqi Cao (the Company’s Director)		709,640	-	-
		$739,302	$85,784	$32,337

(a)

Guangzhou Tiancheng Capital Management Group Co., Ltd. (“Tiancheng Capital”) is the shareholder of Tiancheng Jinhui from June 18, 2020 to June 30, 2022. The Company provided advisory and transaction services for Tiancheng Capital. On June 1, 2021, the amount of accounts receivable - related party had been fully repaid to the Company.

The Company lent a short-term loan of $1,550,192 to Tiancheng Capital, at a rate of 6.75% per annum from December 8, 2021 to December 28, 2021. For the year ended December 31, 2021, interest income amounted to $4,767. As of December 31, 2021, the principal had been repaid according to the agreement and $4,825 interest receivable accrued accordingly.
(b)	Mr. Ruilin Xu, the Company’s Chief Executive Officer, holds 70% equity interest in Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd. (“Tianting”) until October 14, 2020. Tianting is one of the Company’s suppliers before October 2020. The Company provided advisory and transaction services for Tianting started from November 2020.
(c)	Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd. is one of the Company’s suppliers, and Tiancheng Capital holds 52% equity interest in the party until December 8, 2021.

Except for the short-term loan, the above balances are due on demand, interest-free and unsecured. The Company used the funds for its operations.

2) Related party transactions

For the years ended December 31, 2022, 2021 and 2020

Name of related parties		December 31, 2022 (Unaudited)	December 31, 2021	December 31, 2020
Revenues
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$-	$1,025,937	$717,091
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	-	81,985
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(e)	-	-	8,174
		-	$1,025,937	$807,250

Cost of revenues
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(e)	$-	$1,289	$-
Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd.	(c)	-	1,257	-
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	-	127,387
		-	$2,546	$127,387

Selling expense
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(e)	-	$1,302	$-

Interest income
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	-	$4,767	$-

(e)	Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd. is one of the Company’s suppliers, and Tiancheng Capital holds 51% equity interest in the party since March 3, 2020.

Employment Agreements

See “Executive Compensation—Agreements with Named Executive Officers”.

Policies and Procedures for Related Party Transactions

Our board of directors has established an audit committee, upon the effectiveness of the registration statement of which this prospectus forms a part, which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum of association (“Memorandum”) and articles of association (“Articles”), as amended and restated from time to time, and the Companies Act of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of the prospectus, the authorized share capital of the Company is $50,000, divided into 300,000,000 Class A Ordinary Shares, par value $0.0001 each, and 200,000,000 Class B Ordinary Shares, par value $0.0001 each. As of the date of this prospectus, 8,213,040 Class A Ordinary Shares and 3,786,960 Class B Ordinary Shares are issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid. Immediately upon the completion of the Offering assuming no exercise of the over-allotment option by the underwriters, there will be 11,213,040 Class A Ordinary Shares (which will be 11,663,040 Class A Ordinary Shares assuming the full exercise of the over-allotment option) and 3,786,960 Class B Ordinary Shares issued and outstanding.

As of the date of the prospectus, we have not granted any options to purchase our ordinary shares.

Our Memorandum and Articles

The following are summaries of material provisions of our amended and restated Memorandum and Articles and of the Companies Act, insofar as they relate to the material terms of our ordinary shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital. Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to 1 vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of Memorandum and Articles, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder.

The holders of Class B Ordinary Shares shall have the right to twenty (20) votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the Memorandum and Articles, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder.

Dividends. The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to our Memorandum and Articles. Our amended and restated articles of association provide that our board of directors may pay interim dividends or declare final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid. In addition, our shareholders may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders, but no dividend may exceed the amount recommended by our directors.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to 20 votes, and each Class A Ordinary Share is entitled to 1 vote, voting together as one class. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll which shall be taken at such time and in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall be a quorum for all purposes provided always that if the Company has one (1) member of record, the quorum shall be that one (1) member present in person or by proxy. To avoid confusion for the purpose, when counting the quorum, each issued and outstanding Class A Ordinary Share has one (1) vote and each issued and outstanding Class B Ordinary Share has twenty (20) votes. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

Conversion. Class A Ordinary Shares are not convertible. Class B Ordinary Shares will be automatically and immediately converted into an equal and corresponding number of Class A Ordinary Shares (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”, subject to adjustment) upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder or an affiliate or such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company.

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A person who holds office as an alternate director shall be counted in the quorum. A director who also acts as an alternate director shall be counted twice towards the quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our board of directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any calendar year as our board may determine.

Winding-Up/Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares. The Companies Act and our amended and restated articles of association permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Companies Act, our amended and restated memorandum and articles of association and any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Under the Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share capital account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, subject to certain conditions, out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the amended and restated memorandum and articles of association) has first been authorized by a resolution of our shareholders. In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of shareholders in the requisite majorities:

●	increase or decrease the authorized share capital of our Company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable. Our authorized, but unissued Class A Ordinary Shares and Class B Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued Class A Ordinary Shares and Class B Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise:

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Preferred Shares

As at the date of this prospectus, we have not issued any preferred shares. Under the amended and restated Articles, our directors may so deal with the unissued Shares of the Company: (a) either at a premium or at par; (b) with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. The directors may call a general meeting at any time. At least five clear days’ notice of a general meeting must be given to the shareholders. But a meeting may be convened on shorter notice with the consent of the shareholders who collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles provide that our directors must call a general meeting if there is a requisition in writing given by shareholders who together hold at least 10% of the rights to vote at such general meeting. Should the directors fail to call a general meeting within 21 clear days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period. The requisition must specify the purpose of the meeting; be signed by or on behalf of each requisitioner; and be delivered in accordance with the notice provisions in our Articles. Otherwise, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before any general meetings not called by such shareholders.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act of the Cayman Islands. The Companies Act of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may not issue negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Capital Market rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiaries or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Those provisions provide that if a majority in number representing 75% in value of the creditors or class of creditors (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the creditors or the class of creditors, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. Alternatively, if 75% in value of the members or class of members (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the members or the class of members, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of our directors and officers for costs, charges, expenses, losses, or damages incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that, on the requisition of any shareholders who hold not less than 10 percent of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested, our board of directors shall convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, any of our directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our amended and restated memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, 11,213,040 Class A Ordinary Shares will be outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Ordinary Shares. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares. While we intend to list the Class A Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in the Class A Ordinary Shares.

Lock-Up Agreements

All of our directors and officers, and holders of 5% or more of our Class A Ordinary Shares, on a fully diluted and converted basis, have agreed with the underwriters not to, without the prior written consent of the Representative, for a period of six months following the effective date of this registration statement, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any Class A Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Ordinary Shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the effective date of this prospectus).

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Class A Ordinary Shares, which will equal approximately Class A Ordinary Shares immediately after this offering; or

●	the average weekly trading volume of our Class A Ordinary Shares on the Nasdaq Capital Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Class A Ordinary Shares, nor will gains derived from the disposal of Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares except those which hold interests in land in the Cayman Islands.

People’s Republic of China Taxation

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, became effective on January 1, 2008, and was last amended on April 23, 2019, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the PRC EIT Law and its implementation rules, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Circular of the SAT on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our Company is a company incorporated outside the PRC. As a holding company, the key assets and records of our Company (including the resolutions of its board of directors and the resolutions of its shareholders) are located and maintained, outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. As such, we do not believe that our Company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders. In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, as if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our Company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. We will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” on page 52 of this prospectus.

United States Federal Income Taxation Considerations

The following does not address the tax consequences to any particular investor or to person in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperative;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

WE URGE POTENTIAL PURCHASERS OF OUR CLASS A ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the U.S. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent that the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in USD) for the share and your tax basis (in USD) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, other than Kenneth K. Cheng, an independent director nominee, who is a U.S. citizen, all of other our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. Our CEO, Ruilin Xu, CFO, Dan Wu and Director, Siqi Cao are all nationals of the PRC, and our other two independent director nominees, Richard W.Y Seow and Tzun Chan are Singapore citizens. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons who are not nationals of or located in the United States, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc., located at 122 E 42nd St., 18th Floor, New York, NY 10168 to receive service of process with respect to any action brought against us in the United States.

Service of Process and Enforcement of Civil Liabilities in Cayman Islands

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (a) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re- examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained by fraud; and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Service of Process and Enforcement of Civil Liabilities in BVI

We believe that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. We believe that the United States and the BVI do not have a treating providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. A final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation. Furthermore, it is uncertain that BVI courts would (1) recognize or enforce judgments of U.S. courts obtained in actions against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws, or (2) entertain original actions brought against us or other persons predicated upon the Securities Act.

Service of Process and Enforcement of Civil Liabilities in Hong Kong

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may been forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

Service of Process and Enforcement of Civil Liabilities in the PRC

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that (1) there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Jingtian & Gongcheng has advised us that the recognition and enforcement of foreign judgments are provided under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Jingtian & Gongcheng has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest of the PRC may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement entered into by and between the Company and Univest Securities, LLC, acting as the representative of the several underwriters (the “Representative”), the underwriters have severally agreed to purchase from us on a firm commitment basis the following respective number of Class A Ordinary Shares at the public price less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of Class A Ordinary Shares
Univest Securities, LLC	[●]
[●]	[●]
Total	3,000,000

The underwriters are committed to purchase all the Class A Ordinary Shares offered by us if any Class A Ordinary Shares are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters are offering the Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

All sales of Class A Ordinary Shares in the United States will be made through United States registered broker-dealers. Sales of Class A Ordinary Shares made outside the United States may be made by affiliates of the underwriters.

The address of Univest Securities, LLC is 75 Rockefeller Plaza, Suite 1838, New York, NY 10019, United States.

Over-Allotment Option

If the underwriters sell more Class A Ordinary Shares than the total number set forth in the table above, we have granted to the underwriters a 45-day option following the effective date of this prospectus to purchase up to 450,000 additional Class A Ordinary Shares from us at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Class A Ordinary Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Class A Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class A Ordinary Shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell Class A Ordinary Shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A Ordinary Shares. They may also cause the price of the Class A Ordinary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts, Commissions and Expenses

We have agreed to pay the underwriters a cash fee equal to 7% of the aggregate gross proceeds raised in this offering. The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price
Underwriting commissions and discounts (7%) (1)
Proceeds, before expenses, to us

(1)	Does not include accountable and non-accountable expenses discussed below.

We have agreed to pay reasonable and documented underwriters’ accountable out-of-pocket expenses of up to $200,000, which includes, without limitation, travel, due diligence expenses, reasonable fees and expenses of legal counsel, roadshow and background check expenses. The Company has agreed to advance $100,000 to the Representative to partially cover its out-of-pocket expenses. The advance will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advance in accordance with FINRA Rule 5110(g).

We have also agreed to pay the underwriters non-accountable expenses equal to 1.0% of the gross proceeds received by us from the sale of our Class A Ordinary Shares.

Right of First Refusal

We have agreed to grant the Representative, for the one-year period following the closing date of this offering a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company, which right is exercisable in the Representative’s sole discretion. For these purposes, investment banking services shall include (a) acting as lead or joint-lead manager for any underwritten public offering; and (b) acting as lead or joint book-runner and/or lead or joint placement agent or initial purchaser in connection with any private offering of securities of the Company. Any decision by the Representative to act in any such capacity will be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of the Representative and will be subject to general market conditions. This right of first refusal may be terminated by the Company for “Cause,” which shall mean a material breach by the Representative of the engagement letter with the Company or a material failure by the Representative to provide the services as contemplated by such engagement letter.

Electronic Offer, Sale and Distribution of Class A Ordinary Share

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Class A Ordinary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-up Agreements

All of our directors and officers and holders of 5% or more of our Class A Ordinary Shares on a fully diluted basis immediately prior to this offering have agreed or are otherwise contractually restricted for a period of six months after the effective date of this registration statement, without the prior written consent of the Representative, to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Class A Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of Class A Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Class A Ordinary Share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our Class A Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Class A Ordinary Share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our Class A Ordinary Share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock-up does not apply to the issuance of shares upon the exercise of rights to acquire Class A Ordinary Shares pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Stabilization

Prior to this offering, there has been no public market for our Class A Ordinary Shares. Consequently, the initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the Representative. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. Neither we nor the underwriters can assure investors that an active trading market will develop for Class A Ordinary Shares, or that our Class A Ordinary Shares will trade in the public market at or above the initial public offering price.

We intend to apply to have our Class A Ordinary Shares approved for listing on The Nasdaq Capital Market under the symbol “TCJH”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the Class A Ordinary Share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our Class A Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class A Ordinary Share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our Class A Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of Class A Ordinary Shares. As a result, the price of Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq, or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Class A Ordinary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their clients and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notices to Foreign Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Class A Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Class A Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Class A Ordinary Shares have not authorized and do not authorize the making of any offer of Class A Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Class A Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Class A Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Class A Ordinary Shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Class A Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Class A Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. The Class A Ordinary Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The Class A Ordinary Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Class A Ordinary Shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the Class A Ordinary Shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the Class A Ordinary Shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Class A Ordinary Shares.

The Class A Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Class A Ordinary Shares shall be deemed to be made to such recipient and no applications for the Class A Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Class A Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Class A Ordinary Shares, you will not transfer any interest in the Class A Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Class A Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Class A Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Class A Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Hong Kong or Macau.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the Class A Ordinary Shares have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class A Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A Ordinary Shares offered should conduct their own due diligence on the Class A Ordinary Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of Class A Ordinary Shares being registered, other than the underwriting discounts and commissions, and accountable and non-accountable expenses reimbursable to the underwriters. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$1,901
FINRA filing fee	3,088
Nasdaq Capital Market listing fee	50,000
Legal fees and expenses	404,058
Accounting fees and expenses	19,850
Transfer Agent fees	20,000
Financial printing	24,000
Miscellaneous expenses	197,103
Total	$720,000

LEGAL MATTERS

The validity of the Ordinary Shares and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Robinson & Cole LLP. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Robinson & Cole LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Olshan Frome Wolosky LLP. Legal matters as to PRC law will be passed upon for the underwriters by Allbright Law Offices (Fuzhou). Olshan Frome Wolosky LLP may rely upon Allbright Law Offices (Fuzhou) with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Top KingWin Ltd as of and for the years ended December 31, 2021 and 2020 included in this prospectus have been included in reliance upon the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The main office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective September 1, 2022, Friedman LLP combined with Marcum LLP and continues to operate as an independent registered public accounting firm. On November 1, 2022, we engaged Marcum Asia CPAs LLP to serve as our independent registered public accounting firm. The services previously provided by Friedman LLP are now provided by Marcum Asia CPAs LLP.

Friedman LLP’s reports on our consolidated financial statements for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through November 1, 2022, there have been no disagreements with Friedman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman LLP’s satisfaction, would have caused Friedman LLP to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years and the subsequent interim period through November 1, 2022, there were no ‘reportable events’ as that term is described in Item 16F(a)(1)(v) of the Form 20-F, other than the material weaknesses and significant deficiencies reported by management in the Risk Factors section on page 62 of this prospectus.

During our two most recent fiscal years and through November 1, 2022, neither our Company nor anyone acting on our behalf consulted Marcum Asia CPAs LLP with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Class A Ordinary Shares.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC.

As a foreign private issuer, we will be exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TOP KINGWIN LTD

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm (PCAOB ID 711)	F-2

Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3

Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2021 and 2020	F-4

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2021 and 2020	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-6

Notes to Consolidated Financial Statements	F-7

Unaudited Interim Condensed Consolidated Balance Sheets as of September 30, 2022 and 2021	F-23

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2022 and 2021	F-24

Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity for the nine months ended September 30, 2022 and 2021	F-25

Unaudited Interim Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-26

Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Top KingWin Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Top KingWin Ltd and Subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, change in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor from 2021 through 2022.

New York, New York

August 26, 2022

TOP KINGWIN LTD

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

(In USD)

	2021	2020

ASSETS
CURRENT ASSETS
Cash	$3,816,940	$171,332
Restricted cash	78,461	-
Accounts receivable, net	921,235	393,911
Accounts receivable - related party	-	337,165
Interest receivable - related party	4,825	-
Prepayments	104,307	86,923
Prepaid and other receivables	36,706	15,403
Total current assets	4,962,474	1,004,734

NON-CURRENT ASSETS
Property and equipment, net	236,166	135,454
Intangible assets, net	20,063	-
Operating lease right-of-use assets	623,236	623,101
Other non-current assets	36,809	31,698
Total non-current assets	916,274	790,253

TOTAL ASSETS	$5,878,748	$1,794,987

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$836,787	$258,541
Accounts payable - related party	1,285	15,326
Operating lease liabilities - current	130,198	98,750
Advance from clients	587,396	205,881
Due to a related party	85,784	32,337
Taxes payable	508,149	95,455
Accruals and other payables	437,770	99,080
Total current liabilities	2,587,369	805,370

Operating lease liabilities - non-current	494,425	540,365
Total non-current liabilities	494,425	540,365

TOTAL LIABILITIES	3,081,794	1,345,735

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A ordinary shares, $0.0001 par value, 300,000,000 shares authorized, 68,442 shares issued and outstanding as of December 31, 2021 and 2020*	$7	$7
Class B ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 31,558 shares issued and outstanding as of December 31, 2021 and 2020*	3	3
Share subscription receivables	(10)	(10)
Additional paid-in capital	114,726	114,726
Statutory reserve	282,545	24,320
Retained earnings	2,335,046	284,645
Accumulated other comprehensive income	64,637	25,561
Total shareholders’ equity	2,796,954	449,252

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,878,748	$1,794,987

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on July 23, 2022

The accompanying notes are an integral part of these consolidated financial statements.

TOP KINGWIN LTD

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In USD)

	2021	2020

REVENUES
-- Third parties	$5,268,730	$526,680
-- Related parties	1,025,937	807,250
	6,294,667	1,333,930

COST OF REVENUES	(1,356,798)	(461,038)

GROSS PROFIT	4,937,869	872,892

OPERATING EXPENSES
Selling expenses	(979,097)	(279,043)
General and administrative expenses	(915,550)	(213,991)
Total operating expenses	(1,894,647)	(493,034)

INCOME FROM OPERATIONS	3,043,222	379,858

OTHER INCOME (EXPENSE), NET
Other income	44,040	2,253
Other expense	(1,415)	(2,628)
Total other income (expenses), net	42,625	(375)

NET INCOME BEFORE INCOME TAXES	3,085,847	379,483

Income tax expense	(777,221)	(39,515)

NET INCOME	2,308,626	339,968

Other comprehensive income
Foreign currency translation income	39,076	25,897

TOTAL COMPREHENSIVE INCOME	$2,347,702	$365,865

Basic and diluted earnings per share*	$23.09	$3.40

Weighted average number of common shares outstanding - basic and diluted*	100,000	100,000

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on July 23, 2022

The accompanying notes are an integral part of these consolidated financial statements.

TOP KINGWIN LTD

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In USD)

	Class A ordinary shares		Class B ordinary shares		Share subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’
	Shares*	Amount	Shares*	Amount	receivables	capital	reserve	earnings	income (loss)	equity
Balance, December 31, 2019	68,442	$7	31,558	$3	$(10)	$43,427	$-	$(31,003)	$(336)	$12,088
Net income	-	-	-	-	-	-	-	339,968	-	339,968
Statutory reserve	-	-	-	-	-	-	24,320	(24,320)	-	-
Capital contribution from a former shareholder	-	-	-	-	-	71,299	-	-	-	71,299
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	25,897	25,897

Balance, December 31, 2020	68,442	$7	31,558	$3	$(10)	$114,726	24,320	$284,645	$25,561	$449,252

Net income	-	-	-	-	-	-	-	2,308,626	-	2,308,626
Statutory reserve	-	-	-	-	-	-	258,225	(258,225)	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	39,076	39,076
Balance, December 31, 2021	68,442	$7	31,558	$3	$(10)	$114,726	$282,545	$2,335,046	$64,637	$2,796,954

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on July 23, 2022

The accompanying notes are an integral part of these consolidated financial statements.

TOP KINGWIN LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(In USD)

	2021	2020

Cash flows from operating activities
Net income	$2,308,626	$339,968
Adjustments to reconcile net income to cash provided by operating activities:
Provision for doubtful accounts	13,952	-
Depreciation and amortization	35,428	9,454
Changes in assets and liabilities
Accounts receivable	(525,576)	(372,277)
Prepaid and other receivables	(20,682)	(14,557)
Prepayments	(15,118)	(82,149)
Accounts receivable - related party	341,042	(318,647)
Interest receivable - related party	(4,767)	-
Other non-current assets	(4,301)	(29,958)
Accounts payable	565,127	244,341
Accruals and other payables	332,242	93,639
Advance from clients	372,025	194,574
Accounts payable - related party	(14,234)	14,484
Taxes payable	405,436	90,214
Operating lease liabilities	(14,828)	15,134
Net cash provided by operating activities	3,774,372	184,220

Cash flows from investing activities
Purchase of property and equipment	(131,577)	(129,589)
Purchase of intangible asset	(19,961)	-
Loan to a shareholder	(1,550,192)	-
Loan repaid by a shareholder	1,550,192	-
Net cash used in investing activities	(151,538)	(129,589)

Cash flows from financing activities
Capital contribution from a former shareholder	-	71,299
Due to a related party	52,034	30,561
Net cash provided by financing activities	52,034	101,860

Effect of exchange rates on cash	49,201	10,406

Net increase in cash and restricted cash	3,724,069	166,897

Cash and restricted cash at beginning of year	171,332	4,435

Cash and restricted cash at end of year	$3,895,401	$171,332

Cash at end of year	$3,816,940	$171,332
Restricted cash at end of year	78,461	-
Cash and restricted cash at end of year	$3,895,401	$171,332

Cash paid for interest expenses	$-	$-
Cash paid for income tax	$398,044	$1,363
Supplemental disclosure of non-cash financing activities:
Operating lease asset obtained in exchange for operating lease obligation	$627,176	$614,432

The accompanying notes are an integral part of these consolidated financial statements.

TOP KINGWIN LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31 2021 AND 2020

(In USD)

Note 1 - ORGANIZATION AND BUSINESS

Top KingWin Ltd and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide three main corporate services, including corporate business training, corporate consulting, advisory and transaction services to its clients in the People’s Republic of China (the “PRC”).

Top KingWin Ltd (“KingWin”) is a holding company incorporated in Cayman Island on February 16, 2022 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Sky Kingwin Ltd (“KingWin BVI”) established under the laws of the British Virgin Islands on March 15, 2022. KingWin BVI is also a holding company holding all of the outstanding equity of SKY KINGWIN (HK) LIMITED (“KingWin HK”) which was incorporated in Hong Kong on April 19, 2022. KingWin HK is a holding company holding all of the outstanding equity of Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd. (“Tiancheng Jinhui”) which was established on October 25, 2018 under the law of the PRC.

Reorganization

A reorganization of the Company’s legal structure was completed on July 1, 2022, the former shareholders transferred their 100% ownership interest in Tiancheng Jinhui to KingWin HK, which is 100% owned by KingWin through KingWin BVI. After the reorganization, KingWin owns 100% equity interests of KingWin BVI, KingWin HK and Tiancheng Jinhui. The controlling shareholder of KingWin is the same as that of Tiancheng Jinhui prior to the reorganization.

The reorganization involved the incorporation of KingWin, and its wholly owned subsidiaries, KingWin BVI, and KingWin HK; and the transfer of all equity ownership of Tiancheng Jinhui to KingWin HK from the former shareholders of Tiancheng Jinhui. Following the transfer, the Company issued 68,442 of Class A ordinary shares (“Class A Ordinary Share”) and 31,558 of Class B ordinary shares (“Class B Ordinary Shares”) with par value $0.0001 per share to the former shareholders of Tiancheng Jinhui.

The transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling-of-interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

The consolidated financial statements reflect the activities of Tiancheng Jinhui, the Company’s PRC operating subsidiary. KingWin, KingWin BVI and KingWin HK have no operations or activity other than being the holding company of their respective immediate subsidiary.

Name of Entity	Background	Ownership	Principle activities
Sky Kingwin Ltd	British Virgin Islands (“BVI”) Company	KingWin (100% Hold)	Holding company

SKY KINGWIN (HK) LIMITED	Hong Kong (“HK”) Limited Company	KingWin BVI (100% Hold)	Holding company

Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd. (formerly known as “Guangdong Tiancheng Education Consulting Co., Ltd.” and “Vipshop (Guangdong) Food Co., Ltd.”)	The People’s Republic Of China (“PRC”) Company	KingWin HK (100% Hold)	Corporate consulting, corporate business training, advisory–and transaction services

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”).

(b) Use of Estimates

The preparation of these consolidated financial statements requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates required to be made by management, include, but are not limited to, the assessment of a provision for doubtful accounts, the useful lives of property and equipment and intangible asset, and valuation of deferred tax assets. Actual results may differ from those estimates under different assumptions or conditions.

(c) Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated upon consolidation.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove a majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

(d) Fair value measurements

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that may reflect the Company’s own assumptions that cannot be corroborated with observable market data.

Management of the Company is responsible for considering the carrying amount of cash, restricted cash, accounts receivable, net, prepayments, prepaid and other receivables, accounts receivable - related party, interest receivable - related party, accounts payable, operating lease liabilities -current, advance from clients, accounts payable - related party, due to a related party, taxes payable, and accruals and other payables based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

(e) Cash

Cash primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains most of its bank accounts in the PRC.

(f) Restricted Cash

Restricted cash represents restricted cash held by banks as guarantee deposit for a contractual dispute which closed as of December 31, 2021 and the restricted cash has been released on February 8, 2022.

(g) Accounts Receivable, Net

Accounts receivable include trade accounts due from clients. Accounts are considered overdue over 90 days. Management reviews its receivables on a regular basis to determine if the provision of doubtful accounts is adequate and provides provision when necessary. The provision is based on management’s best estimates of specific losses on individual client exposures, as well as the historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

(h) Prepayments

Prepayments primarily consist of the prepayments to the service suppliers for the Company event hosting, planning, and execution. The Company maintains a provision for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of releasing the prepayments into service, significant one-time events, and historical experience. As of December 31, 2021 and 2020, no provision for doubtful accounts for prepayments was made.

(i) Prepaid and Other Receivables

Prepaid and other receivables represent advance payments made to cooperative parties for expenses and money owed to the Company by third parties, which normally includes insignificant receivable amounts.

(j) Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated useful lives (years)
Leasehold improvement	Shorter of useful life or lease term
Vehicle	4
Office equipment	5
Electronic equipment	3

(k) Intangible Assets, net

Intangible assets are stated at cost less accumulated amortization and amortized in a method which reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. The balance of intangible assets represents a production copyright that the Company purchased externally and is amortized straight-line over 10 years in accordance with the way the Company estimates to generate economic benefits from such copyright.

The estimated useful lives of the Company’s intangible assets are listed below:

Estimated useful lives (years)
Copyright	10
Trademarks	10

(l) Impairment of Long-lived Assets

Long-lived assets, including property and equipment with finite lives and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the non-discounted future cash flows generated from the assets and recognizes an impairment loss when estimated discounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. No impairment was recorded by the Company as of December 31, 2021 and 2020.

(m) Lease

On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02. Under this guidance, the Company determines if an arrangement is a lease or contains a lease at inception, operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use (“ROU”) assets represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the operating lease liabilities. Lease expense is recognized on a straight-line basis over the lease term. The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating lease associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

The Company has one operating lease for office, including an option to renew which is not at the Company’s sole discretion. The initial amount of ROU assets and operating lease liabilities amounted $665,688. The renewal to extend the lease term is not included in the Company’s ROU assets and operating lease liabilities as they are not reasonably certain of exercise. The Company regularly evaluates the renewal option, and, when it is reasonably certain of exercise, the Company will include the renewal period in its lease term. New lease modifications result in re-measurement of the ROU assets and operating lease liabilities. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

The Company recognized no impairment of ROU assets as of December 31, 2021 and 2020.

The operating lease is included in operating lease right-of-use assets, operating lease liabilities-current and operating lease liabilities-non-current on the consolidated balance sheets.

(n) Revenue Recognition

The Company adopted the new revenue standard Accounting Standards Codification (“ASC”) 606 since January 1, 2020, using the modified retrospective method for contracts that were not completed as of January 1, 2020. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements.

The following five steps are applied to achieve the core principle of the new revenue standard: (i) identify contract(s) with a client; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) the Company satisfies the performance obligation.

The Company’s revenues are recognized when persuasive evidence of an arrangement exists, service has occurred, and all performance obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable and collectability is reasonably assured. The Company revenue agreements generally do not include a right of return in relation to the delivered products or services. Depending on the terms of the agreement and the laws that apply to the agreement, service obligations may be delivered over time or at a point in time. Control of the services is transferred over time if the Company’s performance:

-	provides all of the benefits received and consumed simultaneously by the client;
-	creates and enhances an asset that the client controls as the Company performs; or
-	does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance complete to date.

If control of services transfers over time, revenue is recognized over the period of the agreement by reference to progress toward complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the client obtains control of the services.

The Company currently generates its revenue from the following main sources:

Revenues from advisory and transaction services

The Company deliver packaged advisory and transaction services to help design a financial plan, build up and maintain the corporate image of our clients, connect clients with potential investors, and present its client to the interested investors. Revenues from advisory and transaction services represent service fees associated with private fundraising transactions, which are recognized on net basis. The service fees were charged based on a certain percentage of the fund raised by the clients, which were only payable upon the completion of fundraising. The revenues are the amount of consideration to which the Company expects to be entitled in complete the fundraising transactions, the only performance obligation of the service. Revenue is recognized at the point when the advisory services have conducted and the underlying fundraising transactions are completed under the terms of the respective contract. Payment term of advisory and transaction services is three days when the performance obligation completed.

Revenues from corporate consulting services

The Company provides a combination of corporate consulting services that are bundled and customized to fulfill each client’s unique financial needs. The corporate consulting services include various specific services (e.g., due diligence service, business plans, financing solutions). The Company charged a fixed price for a specific service and revenue is recognized when the Company completes the specific services agreed upon in the contract. Each of the specific services is considered as one performance obligation. Each performance obligation is independent to each other with specific price identified in the contract and the clients could contract with the Company for any one of the specific services. Since clients can cancel each specific service before it is delivered without any penalty, the Company does not have an enforceable right to payment from the client, and thus the services and prices are excluded from the contract until the individual specific service starts or advance payment is received. Before the full and complete delivery of the services, the clients cannot benefit from the performance and cannot control the work in progress. The Company control the rights to the services, and the services can easily be redirected to another client without incurring significant costs. As a result, the revenues do not meet the criteria of recognizing revenue over time, and such services shall only be useful to the client after delivered in full. The revenue is therefore recognized at the point in time when the deliverables, in the form of reports are delivered based on the specific terms of the contract.

Revenues from corporate business training services

Revenues from corporate business training services consist of two types (i) training fees and (ii) set-up fees. Each type of the training services is considered as one performance obligation. Each performance obligation is independent to each other and its clients could contract with the Company for any one of the training services.

(i)	Training fees

The Company provides corporate business training services through diversified courses. The courses are provided in a short-term period. The revenue is recognized when the courses are delivered. Training fees are collected before providing any service and is recorded as advances from clients.

(ii)	Set-up fees

The Company offers the partners set-up services. The Company staffs help the partners familiar with the training and conduct the business in a short period. Thereafter, the partners have the right to promote the corporate business training services for the Company. A new partner is required to pay a non-refundable set-up fee. Any fees charged to the partners for the set-up activities are recognized as revenue at the point in time when the set-up services have been completed and the Company has the right to bill the partners.

Revenues from others

Revenue from others is mainly derived from the small amount from referral services.

Advance from clients

Advance from clients is the amount will be invoiced and recognized as revenue in future periods when the Company completes its performance obligations.

Changes in advance from clients as follows:

	Years Ended December 31,
	2021	2020

Advance from clients, beginning of the period	$205,881	$-
Revenue deferred during the period	484,364	205,881
Recognition of revenue deferred in prior periods	(102,849)	-
Advance from clients, end of the period	$587,396	$205,881

Advance from clients is mainly consist of the fee for corporate consulting services and corporate business training services. The Company started its corporate services from late 2020.

Practical expedients

Cost to obtain a client – the Company pays certain costs to obtain a client contract such as commissions. As the Company’s client contracts have a contractual term of one year or less, it has elected to apply the practice expedient and expense these costs in selling, general and administrative expense as incurred.

Revenues by services:

	Years Ended December 31,
	2021	2020
Revenues
Advisory and transaction service	$3,878,847	$715,909
Corporate business training service	1,467,563	294,577
Corporate consulting service	839,531	287,714
Others	108,726	35,730
Total revenues	$6,294,667	$1,333,930

Revenue by recognition over time vs at point in time:

	Years Ended December 31,
	2021	2020
Revenue by recognition over time	$-	$-
Revenue by recognition at a point in time	6,294,667	1,333,930
Total revenues	$6,294,667	$1,333,930

(o) Cost of Revenues

The Company’s service costs primarily include (1) referral fees paid to agent companies for the recommendation of potential clients, (2) service fees paid to outsourcing providers, and (3) commission fees of service personnel paid to third parties and the Company’s staff.

(p) Income Tax

The Company accounts for income taxes under ASC 740. Current income taxes are provided based on net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2018 to 2021 are subject to examination by any applicable tax authorities.

(q) Value Added Tax (“VAT”)

The Company was subject to VAT at the rate of 6% and related surcharges on revenues generated from provided services for the years ended December 31, 2021 and 2020. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The Company reports revenues net of PRC VAT for all the periods presented in the consolidated statements of income and comprehensive income.

(r) Foreign Currency Translation and transaction

The reporting currency of the Company is the USD. Tiancheng Jinhui conducts its business in the local currency, Chinese Yuan (“RMB”), as its functional currency. Except for Tiancheng Jinhui, the Company and its subsidiaries in Cayman Islands, BVI and HK use USD as its functional currency. An entity’s functional currency is the currency of the primary economic environment in which it operates; normally, that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Gains and losses resulting from foreign currency re-measurement are included in the consolidated statements of income and comprehensive income.

The consolidated financial statements are presented in USD. Assets and liabilities are translated into USD at the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average of the exchange rates in effect during the reporting period. Shareholders’ equity accounts, except for the change in retained earnings, are translated using the historical exchange rates at the date of entry to shareholder equity; the change in retained earnings uses historical exchange rates of each period’s statement of income. Differences resulting from translating functional currencies to the reporting currency are recorded in accumulated other comprehensive income in the consolidated balance sheets.

Translation of amounts from RMB into USD has been made at the following exchange rates from Board of Governors of the Federal Reserve System:

Balance sheet items, except for equity accounts
December 31, 2021	RMB6.3726 to $1
December 31, 2020	RMB6.5250 to $1

Statement of income and comprehensive income, and cash flows items
For the year ended December 31, 2021	RMB6.4508 to $1
For the year ended December 31, 2020	RMB6.9042 to $1

(s) Earning Per Share (“EPS”)

The Company computes earnings per share (EPS) in accordance with ASC 260, Earnings per Share (ASC 260). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The Company has no dilutive securities as of and for the years ended December 31, 2021 and 2020.

(t) Advertising Cost

Advertising costs are expensed as incurred and included in selling expenses. Advertising costs amounted to $21,654 and $6,752 for the years ended December 31, 2021 and 2020, respectively.

(u) Employee Benefit

The Company is required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of its employees up to a maximum amount specified by the local government from time to time at locations where the Company operates its businesses.

(v) Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment and its articles of association, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distribute as cash dividends. The WFOEs were established as foreign-invested enterprises and therefore are subject to the above mandated restrictions on attributable profits.

(w) Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to USD is reported in other comprehensive income in the consolidated statements of income and comprehensive income.

(x) Segments Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

(y) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management, and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 10.

(z) Recent Accounting Pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2023 after FASB delayed the effective date for non-public companies with ASU 2019-10. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (i) public business entities for periods for which financial statements have not yet been issued and (ii) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial statements.

Note 3 - ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	December 31, 2021	December 31, 2020

Accounts receivable	$935,358	$393,911
Less: provision for doubtful accounts	(14,123)	-
	$921,235	$393,911

The following table sets forth the movement of provision for doubtful accounts:

	December 31, 2021	December 31, 2020

Beginning	$-	$-
Additions	13,952	-
Exchange rate difference	171	-
Balance	$14,123	$-

Note 4 - PREPAYMENTS

Prepayments consist of the following:

	December 31, 2021	December 31, 2020
Prepayments for the services cost	$104,307	$86,923

Note 5 - PREPAID AND OTHER RECEIVABLES

Prepaid and other receivables consist of the following:

	December 31, 2021	December 31, 2020

Prepaid expenses	$-	$14,419
Other receivables	36,706	984
	$36,706	$15,403

Note 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31, 2021	December 31, 2020

Leasehold improvement	$181,564	$129,292
Vehicle	74,076	-
Office equipment	13,385	7,251
Electronic equipment	8,467	4,386
Less: Accumulated depreciation	(41,326)	(5,475)
	$236,166	$135,454

For the years ended December 31, 2021 and 2020, depreciation expenses amounted to $35,287 and $4,380 respectively.

Note 7 - INTANGIBLE ASSETS, NET

Intangible assets, net, consist of the following:

	December 31, 2021	December 31, 2020

Copyrights	$2,703	$-
Trademarks	17,503	-
	20,206	-
Less: Accumulated amortization	(143)	-
	$20,063	$-

For the years ended December 31, 2021 and 2020, amortization expenses amount to $141 and $5,074, respectively. During the year ended December 31, 2020, $5,620 intangible assets were disposed.

Note 8 - OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	December 31, 2021	December 31, 2020

Deposits for operating lease	$36,809	$31,698

Note 9 - ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	December 31, 2021	December 31, 2020

Salary payable	$436,042	$77,619
Others	1,728	21,461
	$437,770	$99,080

Note 10 RELATED PARTY BALANCES AND TRANSACTIONS

1) Related party balances

	Note	December 31, 2021	December 31, 2020
Accounts receivable - related party
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$-	$245,211
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	91,954
		$-	$337,165

Interest receivable - related party
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$4,825	$-

Accounts payable - related party
Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd.	(c)	$1,285	$-
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	15,326
		$1,285	$15,326

Due to a related party
Mr. Ruilin Xu (the Company’s Chief Executive Officer)		$85,784	$32,337

(a)

Guangzhou Tiancheng Capital Management Group Co., Ltd. (“Tiancheng Capital”) is the former shareholder of Tiancheng Jinhui from June 18, 2020 to June 30, 2022. The Company provided advisory and transaction services for Tiancheng Capital. On June 1, 2021, the amount of accounts receivable - related party had been fully repaid to the Company.

The Company lent a short-term loan of $1,550,192 to Tiancheng Capital, at a rate of 6.75% per annum from December 8, 2021 to December 28, 2021. For the year ended December 31, 2021, interest income amounted to $4,767. As of December 31, 2021, the principal had been repaid according to the agreement and $4,825 interest receivable accrued accordingly.

(b)

Mr. Ruilin Xu, the Company’s Chief Executive Officer, holds 70% equity interest in Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd. (“Tianting”) till October 14, 2020. Tianting is one of the Company’s suppliers before October 2020. The Company provided advisory and transaction services for Tianting started from November 2020.

(c)	Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd. is one of the Company’s suppliers, and Tiancheng Capital holds 52% equity interest in the party till December 8, 2021.

Except for the short-term loan, the above balances are due on demand, interest-free and unsecured. The Company used the funds for its operations.

2) Related party transactions

Name of related parties		December 31, 2021	December 31, 2020
Revenues
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$1,025,937	$717,091
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	81,985
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(e)	-	8,174
		$1,025,937	$807,250

Cost of revenues
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(e)	$1,289	$-
Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd.	(c)	1,257	-
Guangzhou Tiantinghui Enterprise Management Consulting Co., Ltd.	(b)	-	127,387
		$2,546	$127,387

Selling expense
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(e)	$1,302	$-

Interest income
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$4,767	$-

(e)	Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd. is one of the Company’s suppliers, and Tiancheng Capital holds 51% equity interest in the party since March 3, 2020.

Note 11 - TAXES

(a) Income taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. From year of assessment of 2019/2020 onwards, Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. However, the Company’s HK subsidiary did not generate any assessable profits arising in or derived from Hong Kong for the fiscal years ended December 31, 2021 and 2020, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

The Company is subject to PRC Enterprise Income Tax Laws (“EIT Laws”) with the statutory income tax rate of 25% with the following exceptions for the year ended December 31, 2020.

On January 17, 2019, the State Taxation Administration issues the notice on the scope of small-scale and low-profit corporate income tax preferential policies of the Ministry of Finance and the State Administration of Taxation, [2019] No. 13 for small-scale and low-profit enterprises whose annual taxable income is less than RMB1,000,000 (including RMB1,000,000), approximately $155,003, their income is reduced by 25% to the taxable income, and enterprise income tax is paid at 20% tax rate, which is essentially resulting in a favorable income tax rate of 5%. While the portion of annual taxable income exceeding RMB1,000,000, approximately $155,003, but not more than RMB3,000,000, approximately $465,008, which is essentially resulting in a favorable income tax rate of 10%. The qualifications of small-scale and low-profit enterprises were examined annually by the Tax Bureau. Tiancheng Jinhui was eligible to enjoy a preferential tax rate of 10% for 2020.

The components of the income tax provision are as follows:

	December 31, 2021	December 31, 2020
Current
Cayman Islands	$-	$-
BVI	-	-
Hong Kong	-	-
PRC	777,221	39,515
Deferred
Cayman Islands	-	-
BVI	-	-
Hong Kong	-	-
PRC	-	-
	$777,221	$39,515

A reconciliation of the income tax expense determined at the statutory income tax rate to the Company’s income taxes is as follows:

	2021	2020

Income before income taxes	$3,085,847	$379,483
PRC statutory income tax rate	25%	25%
Income tax expense computed at statutory corporate income tax rate	771,462	94,871
Reconciling items:
Effect of tax preferential tax rate	-	(59,273)
Non-deductible expenses	5,759	3,917
Income tax expense	$777,221	$39,515

Tax payable for the years presented were as follows:

	December 31, 2021	December 31, 2020

Value added tax payable	$20,605	$48,036
Income tax payable	425,250	40,369
Other tax payable	62,294	7,050
	$508,149	$95,455

(b) Deferred taxes

The approximate tax effects of temporary differences, which give rise to the deferred tax assets and liabilities. For the fiscal years ended December 31, 2021 and 2020, the Company had immaterial deferred taxes.

(c) Uncertain tax positions

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the fiscal years ended December 31, 2021 and 2020, the Company had no unrecognized tax benefits.

(d) Value added tax

The Company is subject to VAT and related surcharges in China for providing member services and other in-depth services. The applicable VAT rate is 6% for general taxpayers. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of services provided (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). VAT liability is recorded in the line item of accrued expenses and other current liabilities on the consolidated balance sheets. Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued.

All of the tax returns of the Company have been and remain subject to examination by the PRC tax authorities for five years from the date of filing.

Note 12 - CHINA CONTRIBUTION PLAN

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, and medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; and the Company has no further commitments beyond their monthly contributions. For the years ended December 31, 2021 and 2020, the Company contributed a total of $180,082 and $36,866, respectively, to these funds.

Note 13 - OPERATING LEASE

The Company has operating lease for its office facility. The lease for year ended December 31, 2020 is located at Room 1301, 1302 and 1305, Building 25, Tianan Headquarters Central Road, 555, Panyu Avenue North, Donghuan Street, Panyu District, which consist of approximately 1,306.91 square meters. The Company’s leases have remaining terms of approximately 60 months for a lease term commencing on October 9, 2020 and ending on October 8, 2025. The lease deposit is $24,035, with a rent-free period from October 9, 2020 to November 8, 2020. The Company changed the leased property address and area to Room 1302-1305, Building 25, Tianan Headquarters Central Road, 555, Panyu Avenue North, Donghuan Street, Panyu District and 1,451.04 square meters. The renew lease term starting from December 9, 2021 and ending by October 8, 2025. The lease deposit increased to $28,963 without any rent-free period. Leases with an initial term of 12 months or less are not recorded on the balance sheet; and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company does not separate non-lease components from the lease components to which they relate, and instead accounts for each separate lease and non-lease component associated with that lease component as a single lease component for all underlying asset classes.

The following table provides a summary of leases by balance sheet location as of December 31, 2021 and 2020:

Assets/Liabilities	December 31, 2021	December 31, 2020
Assets
Operating lease right-of-use assets	$623,236	$623,101

Liabilities
Operating lease liability - current	$130,198	$98,750
Operating lease liability - non-current	494,425	540,365
Total lease liabilities	$624,623	$639,115

The operating lease expenses for the years ended December 31, 2021 and 2020 were as follows:

Lease Cost	Classification	December 31, 2021	December 31, 2020
Operating lease cost	General and administrative expenses	$164,209	$37,849

Maturities of operating lease liabilities at December 31, 2021 were as follows:

Maturity of Lease Liabilities	Operating Leases
12 months ending December 31,
2022	$175,520
2023	186,063
2024	197,238
2025	172,506
Total lease payments	731,327
Less: interest	(106,704)
Present value of lease payments	$624,623

Future minimum lease payments, which do not include the non-lease components, as of December 31, 2021 were as follows:

12 months ending December 31,
2022	$190,419
2023	190,419
2024	190,419
2025	158,683
Total	$729,940

Lease Term and Discount Rate	December 31, 2021	December 31, 2020
Weighted-average remaining lease term (years)
Operating leases	3.83	4.75

Weighted-average discount rate (%)
Operating leases	8%	8%

Note 14 - SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was established under the laws of the Cayman Islands on February 16, 2022. The Company’s authorized share capital is $50,000, divided into 500,000,000 ordinary shares consisting of 300,000,000 Class A Ordinary Shares and 200,000,000 Class B Ordinary Shares, par value $0.0001 per share. On July 23, 2022, the Company had 68,442 Class A Ordinary Shares and 31,558 Class B Ordinary Shares, issued and outstanding, respectively. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes. The Class A Ordinary Shares are not convertible into shares of any other class. Upon any direct or indirect sale, transfer, assignment or disposition, the Class B Ordinary Shares will be automatically and immediately convertible into Class A Ordinary Shares on a one-to-one basis.

Capital contribution

On July 7, 2020, Tiancheng Capital, the shareholder of Tiancheng Jinhui, contributed $71,299 in additional paid-in capital to the Company.

Statutory reserves

In accordance with the Regulations on Enterprises of PRC, Tiancheng Jinhui in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. It is required to allocate 10% of its after-tax profits to fund statutory reserves until such reserves have reached 50% of its respective registered capital. The reserve funds, however, may not be distributed as cash dividends.

As of December 31, 2021 and 2020, the balances of the statutory reserves were $282,545 and $24,320, respectively.

Note 15 - CONCENTRATIONS AND CREDIT RISK

(a) Concentrations

In the year ended December 31, 2021, one third-party client accounted for 15% and one related party client accounted for 14% of the Company’s revenues, respectively. In the year ended December 31, 2020, two third-party clients each accounted for 17%, 13% and one related party client accounted for 10% of the Company’s revenues, respectively. No other client accounts for more than 10% of the Company’s revenues in the years ended December 31, 2021 and 2020.

As of December 31, 2021, three third-party clients accounted for 37%, 27% and 13% of the Company’s accounts receivable, respectively. As of December 31, 2020, four third-party clients each accounted for 35%, 31%, 14% and 12% of the Company’s accounts receivable, respectively. No other client accounts for more than 10% of the Company’s accounts receivable for the years ended December 31, 2021 and 2020.

As of December 31, 2021, two third-party suppliers each accounted for 20% and 16% of the Company’s accounts payable, respectively. As of December 31, 2020, three third-party suppliers each accounted for 18%, 12% and 11% of the Company’s accounts payable, respectively. No other supplier accounts for over 10% of the Company’s accounts payable.

(b) Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of December 31, 2021 and 2020, substantially all of the Company’s cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

The ongoing coronavirus pandemic that surfaced in China and is spreading throughout the world has had a material adverse effect on the Company’s industry and the markets in which it operates. The Company’s revenues and workforce are concentrated in China. The epidemic has caused its clients to take longer time to make payments, which subjects it to increased credit exposures.

For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its clients and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

Note 16 - COMMITMENTS AND CONTINGENCIES

(a) Commitment

The Company has following commercial commitments:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Leases	$729,940	$190,419	$380,838	$158,683	$-

(b) Contingencies

The Company incurred a contractual dispute on and around December 2021, where RMB500,000, approximately $78,461 of cash was frozen, but the counterparty voluntarily withdrew the case in December 2021 and reached a settlement with Tiancheng Jinhui. Tiancheng Jinhui made a payment of RMB400,000, approximately $62,769 to the counterparty in December 2021. As such, there was no contingent liabilities as at end of 2021.

Note 17 - SUBSEQUENT EVENT

The Company has analyzed its operations subsequent to August 26, 2022, which is the date of the issuance of these consolidation financial statements. There are no material subsequent events to be disclosed in these consolidated financial statements.

Note 18 - CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Rule 4-08 (e)(3) of Regulation S-X, “General Notes to Financial Statements” and concluded that it was applicable to the Company; and, therefore, the financial statements for the parent company are included herein.

The Company did not pay any dividend to the shareholders for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income (loss) of the subsidiary is presented as “share of income (loss) of subsidiary”. Certain information and footnote disclosures are generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

As of December 31, 2021 and 2020, the Company did not have any outstanding guarantees, long-term obligations, or significant capital and other commitments.

TOP KINGWIN LTD

BALANCE SHEETS

(In USD)

	December 31, 2021	December 31, 2020
Non-current assets
Investment in subsidiary	$2,796,954	$449,252

Total assets	$2,796,954	$449,252

LIABILITIES AND SHAREHOLDERS’ EQUITY

TOTAL LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A ordinary shares, $0.0001 par value, 300,000,000 shares authorized, 68,442 shares issued and outstanding	$7	$7
Class B ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 31,558 shares issued and outstanding	3	3
Shares subscription receivables	(10)	(10)
Additional paid-in capital	114,726	114,726
Statutory reserve	282,545	24,320
Retained earnings	2,335,046	284,645
Accumulated other comprehensive income	64,637	25,561
Total shareholders’ equity	2,796,954	449,252

Total liabilities and shareholders’ equity	$2,796,954	$449,252

TOP KINGWIN LTD

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In USD)

	Years Ended
	December 31, 2021	December 31, 2020

INCOME FROM SUBSIDIARIES	$2,308,626	$339,968

NET INCOME	2,308,626	339,968
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	39,076	25,897
COMPREHENSIVE INCOME	$2,347,702	$365,865

TOP KINGWIN LTD

STATEMENTS OF CASH FLOWS

(In USD)

Years Ended
	December 31, 2021	December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,308,626	$339,968
Adjustments to reconcile net loss to cash used in operating activities:
Equity income of subsidiary	(2,308,626)	(339,968)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021

(In USD)

	September 30, 2022	December 31, 2021

ASSETS
CURRENT ASSETS
Cash	$2,554,803	$3,816,940
Restricted cash	-	78,461
Accounts receivable, net	849,090	921,235
Interest receivable - related party	-	4,825
Prepayments	3,577	104,307
Prepaid and other receivables	52,840	36,706
Total current assets	3,460,310	4,962,474

NON-CURRENT ASSETS
Property and equipment, net	201,973	236,166
Intangible assets, net	30,418	20,063
Operating lease right-of-use assets	573,151	623,236
Other non-current assets	39,149	36,809
Deferred offering costs	439,640	-
Total non-current assets	1,284,331	916,274

TOTAL ASSETS	$4,744,641	$5,878,748

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$251,540	$836,787
Accounts payable - related party	-	1,285
Operating lease liabilities - current	162,202	130,198
Advance from clients	285,300	587,396
Due to related parties	739,302	85,784
Taxes payable	87,255	508,149
Accruals and other payables	411,613	437,770
Total current liabilities	1,937,212	2,587,369

Operating lease liabilities - non-current	424,726	494,425
Total non-current liabilities	424,726	494,425

TOTAL LIABILITIES	2,361,938	3,081,794

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Class A ordinary shares, $0.0001 par value, 300,000,000 shares authorized, 68,442 shares issued and outstanding as of September 30, 2022 and December 31, 2021*	7	7
Class B ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 31,558 shares issued and outstanding as of September 30, 2022 and December 31, 2021*	3	3
Share subscription receivables	(10)	(10)
Additional paid-in capital	114,726	114,726
Statutory reserve	282,545	282,545
Retained earnings	2,227,265	2,335,046
Accumulated other comprehensive income (loss)	(241,833)	64,637
Total shareholders’ equity	2,382,703	2,796,954

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,744,641	$5,878,748

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on July 23, 2022

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In USD)

	Nine Months Ended September 30,
	2022	2021
REVENUES
-- Third parties	$2,801,724	$2,431,755
-- Related parties	-	862,500
	2,801,724	3,294,255

COST OF REVENUES	(665,389)	(763,995)

GROSS PROFIT	2,136,335	2,530,260

OPERATING EXPENSES
Selling expenses	(671,181)	(432,488)
General and administrative expenses	(1,517,205)	(480,554)
Total operating expenses	(2,188,386)	(913,042)

INCOME (LOSS) FROM OPERATIONS	(52,051)	1,617,218

OTHER INCOME, NET
Other income	25,248	1,999
Other expense	(4,048)	(614)
Total other income, net	21,200	1,385

NET INCOME (LOSS) BEFORE INCOME TAXES	(30,851)	1,618,603

Income tax expense	(76,930)	(409,356)

NET INCOME (LOSS)	(107,781)	1,209,247

Other comprehensive income (loss)
Foreign currency translation income (loss)	(306,470)	10,694

TOTAL COMPREHENSIVE INCOME (LOSS)	$(414,251)	$1,219,941

Basic and diluted earnings per share*	$(1.08)	$12.09

Weighted average number of common shares outstanding - basic and diluted*	100,000	100,000

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on July 23, 2022

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In USD)

	Class A ordinary shares		Class B ordinary shares		Share subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’
	Shares*	Amount	Shares*	Amount	receivables	capital	reserve	earnings	income (loss)	equity
Balance, December 31, 2020	68,442	$7	31,558	$3	$(10)	$114,726	$24,320	$284,645	$25,561	$449,252
Net income	-	-	-	-	-	-	-	1,209,247	-	1,209,247
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	10,694	10,694
Balance, September 30, 2021	68,442	$7	31,558	$3	$(10)	$114,726	24,320	$1,493,892	$36,255	$1,669,193
Balance, December 31, 2021	68,442	$7	31,558	$3	$(10)	$114,726	$282,545	$2,335,046	$64,637	$2,796,954
Net loss	-	-	-	-	-	-	-	(107,781)	-	(107,781)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(306,470)	(306,470)
Balance, September 31, 2022	68,442	$7	31,558	$3	$(10)	$114,726	$282,545	$2,227,265	$(241,833)	$2,382,703

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on July 23, 2022

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In USD)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income (loss)	$(107,781)	$1,209,247
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Provision for doubtful accounts	24,223	13,910
Depreciation and amortization	48,245	24,011
Changes in assets and liabilities
Accounts receivable	(49,859)	34,879
Prepaid and other receivables	(21,491)	(33,065)
Prepayments	96,778	(74,154)
Accounts receivable - related party	-	216,381
Interest receivable - related party	4,655	-
Other non-current assets	(6,648)	-
Accounts payable	(536,406)	87,980
Accruals and other payables	(32,912)	56,107
Advance from clients	(259,448)	500,727
Accounts payable - related party	(1,240)	(15,034)
Taxes payable	(396,274)	187,387
Operating lease liabilities	13,499	12,089
Net cash provided by (used in) operating activities	(1,224,659)	2,220,465

Cash flows from investing activities
Purchase of property and equipment	(35,977)	(47,394)
Purchase of intangible asset	(15,336)	(12,028)
Net cash used in investing activities	(51,313)	(59,422)

Cash flows from financing activities
Advances from related parties	658,823	-
Deferred offering costs	(389,640)	-
Net cash provided by financing activities	269,183	-

Effect of exchange rates on cash	(333,809)	11,118

Net increase (decrease) in cash and restricted cash	(1,340,598)	2,172,161

Cash and restricted cash at beginning of the period	3,895,401	171,332

Cash at end of period	$2,554,803	$2,343,493

Cash paid for interest	$-	$-
Cash paid for income tax	$93,591	$173,206
Supplemental disclosure of non-cash financing activities:
Operating lease asset obtained in exchange for operating lease obligation	$131,369	$-
Deferred offering costs in accrual and other payables	$50,000	$-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TOP KINGWIN LTD

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In USD)

Note 1 - ORGANIZATION AND BUSINESS

Top KingWin Ltd and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide three main corporate services, including corporate business training, corporate consulting, advisory and transaction services to its clients in the People’s Republic of China (the “PRC”).

Top KingWin Ltd (“KingWin”) is a holding company incorporated in Cayman Island on February 16, 2022 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Sky Kingwin Ltd (“KingWin BVI”) established under the laws of the British Virgin Islands on March 15, 2022. KingWin BVI is also a holding company holding all of the outstanding equity of SKY KINGWIN (HK) LIMITED (“KingWin HK”) which was incorporated in Hong Kong on April 19, 2022. KingWin HK is a holding company holding all of the outstanding equity of Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd. (“Tiancheng Jinhui”) which was established on October 25, 2018 under the law of the PRC.

Reorganization

A reorganization of the Company’s legal structure was completed on July 1, 2022, the former shareholders transferred their 100% ownership interest in Tiancheng Jinhui to KingWin HK, which is 100% owned by KingWin through KingWin BVI. After the reorganization, KingWin owns 100% equity interests of KingWin BVI, KingWin HK and Tiancheng Jinhui. The controlling shareholder of KingWin is the same as that of Tiancheng Jinhui prior to the reorganization.

The reorganization involved the incorporation of KingWin, and its wholly owned subsidiaries, KingWin BVI, and KingWin HK; and the transfer of all equity ownership of Tiancheng Jinhui to KingWin HK from the former shareholders of Tiancheng Jinhui. Following the transfer, the Company issued 68,442 of Class A ordinary shares (“Class A Ordinary Share”) and 31,558 of Class B ordinary shares (“Class B Ordinary Shares”) with par value $0.0001 per share to the former shareholders of Tiancheng Jinhui.

The transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling-of-interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

The consolidated financial statements reflect the activities of Tiancheng Jinhui, the Company’s PRC operating subsidiary. KingWin, KingWin BVI and KingWin HK have no operations or activity other than being the holding company of their respective immediate subsidiary.

Name of Entity	Background	Ownership	Principle activities
Sky Kingwin Ltd	British Virgin Islands (“BVI”) Company	KingWin (100% Hold)	Holding company

SKY KINGWIN (HK) LIMITED	Hong Kong (“HK”) Limited Company	KingWin BVI (100% Hold)	Holding company

Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd. (formerly known as “Guangdong Tiancheng Education Consulting Co., Ltd.” and “Vipshop (Guangdong) Food Co., Ltd.”)	The People’s Republic Of China (“PRC”) Company	KingWin HK (100% Hold)	Corporate consulting, corporate business training, advisory and transaction services

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the nine months ended September 30, 2022 are not necessarily indicative of results to be expected for the full year of 2022. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements thereto as of and for the years ended December 31, 2021 and 2020.

(b) Use of Estimates

The preparation of these unaudited interim condensed consolidated financial statements requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates required to be made by management, include, but are not limited to, the assessment of a provision for doubtful accounts, the useful lives of property and equipment and intangible asset, and valuation of deferred tax assets. Actual results may differ from those estimates under different assumptions or conditions.

(c) Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated upon consolidation.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove a majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

(d) Fair value measurements

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value, and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that may reflect the Company’s own assumptions that cannot be corroborated with observable market data.

Management of the Company is responsible for considering the carrying amount of cash, restricted cash, accounts receivable, net, prepayments, prepaid and other receivables, accounts receivable - related party, interest receivable - related party, accounts payable, operating lease liabilities current, advance from clients, accounts payable - related party, due to a related party, taxes payable, and accruals and other payables based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

(e) Cash

Cash primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains most of its bank accounts in the PRC.

(f) Restricted Cash

Restricted cash represents restricted cash held by banks as guarantee deposit for a contractual dispute which closed as of December 31, 2021 and the restricted cash has been released on February 8, 2022.

(g) Accounts Receivable, Net

Accounts receivable include trade accounts due from clients. Accounts are considered overdue over 90 days. Management reviews its receivables on a regular basis to determine if the provision of doubtful accounts is adequate and provides provision when necessary. The provision is based on management’s best estimates of specific losses on individual client exposures, as well as the historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

(h) Prepayments

Prepayments primarily consist of the prepayments to the service suppliers for the Company event hosting, planning, and execution. The Company maintains a provision for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of releasing the prepayments into service, significant one-time events, and historical experience. For the nine months ended September 30, 2022 and 2021, no provision for doubtful accounts for prepayments was made.

(i) Prepaid and Other Receivables

Prepaid and other receivables represent advance payments made to cooperative parties for expenses and money owed to the Company by third parties, which normally includes insignificant receivable amounts.

(j) Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated useful lives (years)
Leasehold improvement	Shorter of useful life or lease term
Vehicle	4
Office equipment	5
Electronic equipment	3

(k) Intangible Assets, net

Intangible assets are stated at cost less accumulated amortization and amortized in a method which reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. The balance of intangible assets represents a production copyright that the Company purchased externally and is amortized straight-line over 10 years in accordance with the way the Company estimates to generate economic benefits from such copyright.

The estimated useful lives of the Company’s intangible assets are listed below:

Estimated useful lives (years)
Copyright	10
Trademarks	10
Software	10

(l) Impairment of Long-lived Assets

Long-lived assets, including property and equipment with finite lives and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the non-discounted future cash flows generated from the assets and recognizes an impairment loss when estimated discounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. No impairment was recorded by the Company for the nine months ended September 30, 2022 and 2021.

(m) Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be expensed.

(n) Lease

The Company determines if an arrangement is a lease or contains a lease at inception, operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use (“ROU”) assets represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the operating lease liabilities. Lease expense is recognized on a straight-line basis over the lease term. The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating lease associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

The Company has two operating leases for office, each including an option to renew which is not at the Company’s sole discretion. The renewal to extend the lease term is not included in the Company’s ROU assets and operating lease liabilities as they are not reasonably certain of exercise. The Company regularly evaluates the renewal option, and, when it is reasonably certain of exercise, the Company will include the renewal period in its lease term. New lease modifications result in re-measurement of the ROU assets and operating lease liabilities. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

The Company recognized no impairment of ROU assets as of September 30, 2022 and December 31, 2021.

The operating lease is included in operating lease right-of-use assets, operating lease liabilities-current and operating lease liabilities-non-current on the consolidated balance sheets.

(o) Revenue Recognition

The following five steps are applied to achieve the core principle of the new revenue standard: (i) identify contract(s) with a client; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) the Company satisfies the performance obligation.

The Company’s revenues are recognized when persuasive evidence of an arrangement exists, service has occurred, and all performance obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable and collectability is reasonably assured. The Company revenue agreements generally do not include a right of return in relation to the delivered products or services. Depending on the terms of the agreement and the laws that apply to the agreement, service obligations may be delivered over time or at a point in time. Control of the services is transferred over time if the Company’s performance:

-	provides all of the benefits received and consumed simultaneously by the client;

-	creates and enhances an asset that the client controls as the Company performs; or

-	does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance complete to date.

If control of services transfers over time, revenue is recognized over the period of the agreement by reference to progress toward complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the client obtains control of the services.

The Company currently generates its revenue from the following main sources:

Revenues from advisory and transaction services

The Company deliver packaged advisory and transaction services to help design a financial plan, build up and maintain the corporate image of our clients, connect clients with potential investors, and present its client to the interested investors. Revenues from advisory and transaction services represent service fees associated with private fundraising transactions, which are recognized on net basis. The service fees were charged based on a certain percentage of the fund raised by the clients, which were only payable upon the completion of fundraising. The revenues are the amount of consideration to which the Company expects to be entitled in complete the fundraising transactions, the only performance obligation of the service. Revenue is recognized at the point when the advisory services have been conducted and the underlying fundraising transactions are completed under the terms of the respective contract. Payment term of advisory and transaction services is three days when the performance obligation completed.

Revenues from corporate consulting services

The Company provides a combination of corporate consulting services that are bundled and customized to fulfill each client’s unique financial needs. The corporate consulting services include various specific services (e.g., due diligence service, business plans, financing solutions). The Company charged a fixed price for a specific service and revenue is recognized when the Company completes the specific services agreed upon in the contract. Each of the specific services is considered as one performance obligation. Each performance obligation is independent to each other with specific price identified in the contract and the clients could contract with the Company for any one of the specific services. Since clients can cancel each specific service before it is delivered without any penalty, the Company does not have an enforceable right to payment from the client, and thus the services and prices are excluded from the contract until the individual specific service starts or advance payment is received. Before the full and complete delivery of the services, the clients cannot benefit from the performance and cannot control the work in progress. The Company control the rights to the services, and the services can easily be redirected to another client without incurring significant costs. As a result, the revenues do not meet the criteria of recognizing revenue over time, and such services shall only be useful to the client after delivered in full. The revenue is therefore recognized at the point in time when the deliverables, in the form of reports are delivered based on the specific terms of the contract.

Revenues from corporate business training services

Revenues from corporate business training services consist of two types (i) training fees and (ii) set-up fees. Each type of the training services is considered as one performance obligation. Each performance obligation is independent to each other and its clients could contract with the Company for any one of the training services.

(i)	Training fees

The Company provides corporate business training services through diversified courses. The courses are provided in a short-term period. The revenue is recognized when the courses are delivered. Training fees are collected before providing any service and is recorded as advances from clients.

(ii)	Set-up fees

The Company offers the partners set-up services. The Company staffs help the partners familiar with the training and conduct the business in a short period. Thereafter, the partners have the right to promote the corporate business training services for the Company. A new partner is required to pay a non-refundable set-up fee. Any fees charged to the partners for the set-up activities are recognized as revenue at the point in time when the set-up services have been completed and the Company has the right to bill the partners.

Revenues from others

Revenue from others is mainly derived from the small amount from referral services.

Advance from clients

Advance from clients is the amount will be invoiced and recognized as revenue in future periods when the Company completes its performance obligations.

Changes in advance from clients as follows:

	Nine Months Ended	Year Ended
	September 30, 2022	December 31, 2021
Advance from clients, beginning of the period	$587,396	$205,881
Revenue deferred during the period	209,635	484,364
Recognition of revenue deferred in prior periods	(324,368)	(102,849)
Refund to clients	(126,183)	-
Foreign currency translation adjustment	(61,180)	-
Advance from clients, end of the period	$285,300	$587,396

Advance from clients is mainly consist of the fee for corporate consulting services and corporate business training services.

Practical expedients

Cost to obtain a client – the Company pays certain costs to obtain a client contract such as commissions. As the Company’s client contracts have a contractual term of one year or less, it has elected to apply the practice expedient and expense these costs in selling, general and administrative expense as incurred.

Revenues by services:

	Nine Months Ended September 30,
	2022	2021
Revenues
Advisory and transaction service	$1,945,838	$1,904,162
Corporate business training service	201,650	1,020,386
Corporate consulting service	650,554	323,784
Others	3,682	45,923
Total revenues	$2,801,724	$3,294,255

Revenue by recognition over time vs at point in time:

	Nine Months Ended September 30,
	2022	2021
Revenue by recognition over time	$-	$-
Revenue by recognition at a point in time	2,801,724	3,294,255
Total revenues	$2,801,724	$3,294,255

(p) Cost of Revenues

The Company’s service costs primarily include (1) referral fees paid to agent companies for the recommendation of potential clients, (2) service fees paid to outsourcing providers, and (3) commission fees of service personnel paid to third parties and the Company’s staff.

(q) Income Tax

The Company accounts for income taxes under ASC 740. Current income taxes are provided based on net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2018 to 2021 are subject to examination by any applicable tax authorities.

(r) Value Added Tax (“VAT”)

The Company was subject to VAT at the rate of 6% and related surcharges on revenues generated from provided services for the nine months ended September 30, 2022 and 2021. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The Company reports revenues net of PRC VAT for all the periods presented in the consolidated statements of income and comprehensive income.

(s) Foreign Currency Translation and transaction

The reporting currency of the Company is the USD. Tiancheng Jinhui conducts its business in the local currency, Chinese Yuan (“RMB”), as its functional currency. Except for Tiancheng Jinhui, the Company and its subsidiaries in Cayman Islands, BVI and HK use USD as its functional currency. An entity’s functional currency is the currency of the primary economic environment in which it operates; normally, that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Gains and losses resulting from foreign currency re-measurement are included in the consolidated statements of income and comprehensive income.

The consolidated financial statements are presented in USD. Assets and liabilities are translated into USD at the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average of the exchange rates in effect during the reporting period. Shareholders’ equity accounts, except for the change in retained earnings, are translated using the historical exchange rates at the date of entry to shareholder equity; the change in retained earnings uses historical exchange rates of each period’s statement of income. Differences resulting from translating functional currencies to the reporting currency are recorded in accumulated other comprehensive income in the consolidated balance sheets.

Translation of amounts from RMB into USD has been made at the following exchange rates from Board of Governors of the Federal Reserve System:

Balance sheet items, except for equity accounts
September 30, 2022	RMB7.1135 to $1
December 31, 2021	RMB6.3726 to $1

Statement of income (loss) and comprehensive income (loss), and cash flows items
For the nine months ended September 30, 2022	RMB6.6054 to $1
For the nine months ended September 30, 2021	RMB6.4701 to $1

(t) Earning Per Share (“EPS”)

The Company computes earnings per share (EPS) in accordance with ASC 260, Earnings per Share (ASC 260). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The Company has no dilutive securities as of and for the nine months ended September 30, 2022 and 2021.

(u) Advertising Cost

Advertising costs are expensed as incurred and included in selling expenses. Advertising costs amounted to $52,079 and $18,148 for the nine months ended September 30, 2022 and 2021, respectively.

(v) Employee Benefit

The Company is required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of its employees up to a maximum amount specified by the local government from time to time at locations where the Company operates its businesses.

(w) Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment and its articles of association, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distribute as cash dividends. The WFOEs were established as foreign-invested enterprises and therefore are subject to the above mandated restrictions on attributable profits.

(x) Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to USD is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income (loss).

(y) Segments Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

(z) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management, and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 10.

(aa) Recent Accounting Pronouncements

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2023 after FASB delayed the effective date for non-public companies with ASU 2019-10. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (i) public business entities for periods for which financial statements have not yet been issued and (ii) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial statements.

Note 3 - ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	September 30, 2022	December 31, 2021

Accounts receivable	$884,235	$935,358
Less: provision for doubtful accounts	(35,145)	(14,123)
	$849,090	$921,235

The following table sets forth the movement of provision for doubtful accounts:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021

Beginning	$14,123	$-
Additions	22,493	13,952
Exchange rate difference	(1,471)	171
Balance	$35,145	$14,123

Note 4 - PREPAYMENTS

Prepayments consist of the following:

	September 30, 2022	December 31, 2021
Prepayments for the services cost	$3,577	$104,307

Note 5 - PREPAID AND OTHER RECEIVABLES

Prepaid and other receivables consist of the following:

	September 30, 2022	December 31, 2021

Prepaid expenses	$44,606	$-
Other receivables	8,234	36,706
	$52,840	$36,706

Note 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	September 30, 2022	December 31, 2021

Leasehold improvement	$185,381	$181,564
Vehicle	66,360	74,076
Office equipment	7,480	13,385
Electronic equipment	21,077	8,467
Less: Accumulated depreciation	(78,325)	(41,326)
	$201,973	$236,166

For the nine months ended September 30, 2022 and 2021, depreciation expenses amounted to $46,311 and $23,937 respectively.

Note 7 - INTANGIBLE ASSETS, NET

Intangible assets, net, consist of the following:

	September 30, 2022	December 31, 2021
Copyrights	$2,422	$2,703
Trademarks	15,680	17,503
Software	14,240	-
	32,342	20,206
Less: Accumulated amortization	(1,924)	(143)
	$30,418	$20,063

For the nine months ended September 30, 2022 and 2021, amortization expenses amount to $1,934 and $74 respectively.

Note 8 - OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	September 30, 2022	December 31, 2021

Deposits for operating lease	$39,149	$36,809

Note 9 - ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	September 30, 2022	December 31, 2021

Salary payable	$344,978	$436,042
Others	66,635	1,728
	$411,613	$437,770

Note 10 - RELATED PARTY BALANCES AND TRANSACTIONS

1) Related party balances

	Note	September 30, 2022	December 31, 2021
Interest receivable - related party
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$-	$4,825

Accounts payable - related party
Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd.	(b)	$-	$1,285

Due to related parties
Mr. Ruilin Xu (the Company’s Chief Executive Officer)		$29,662	$85,784
Mr. Siqi Cao (the Company’s Director)	(d)	709,640	-
		$739,302	$85,784

(a)

Guangzhou Tiancheng Capital Management Group Co., Ltd. (“Tiancheng Capital”) is the former shareholder of Tiancheng Jinhui from June 18, 2020 to June 30, 2022. The Company provided advisory and transaction services for Tiancheng Capital.

(b)	Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd. is one of the Company’s suppliers, and Tiancheng Capital holds 52% equity interest in the party till December 8, 2021.

Except for the short-term loan, the above balances are due on demand, interest-free and unsecured. The Company used the funds for its operations.

2) Related party transactions

Name of related parties		Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Revenues
Guangzhou Tiancheng Capital Management Group Co., Ltd.	(a)	$-	$862,500

Cost of revenues
Shaanxi Tiancheng Enterprise Management Consulting Co., Ltd.	(b)	$-	$418

Selling expense
Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd.	(c)	$-	$1,298

(c)	Tiancheng New Retail Investment Holding (Guangdong) Co., Ltd. is one of the Company’s suppliers, and Tiancheng Capital holds 51% equity interest in the party since March 3, 2020.
(d)	Mr. Siqi Cao, the Company’s director, paid certain professional fees on behalf the Company.

Note 11 - TAXES

(a) Income taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. From year of assessment of 2019/2020 onwards, Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. However, the Company’s HK subsidiary did not generate any assessable profits arising in or derived from Hong Kong for the nine months ended September 30, 2022 and 2021, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

The Company is subject to PRC Enterprise Income Tax Laws (“EIT Laws”) with the statutory income tax rate of 25% with the following exceptions for the nine months ended September 30, 2022 and 2021.

The components of the income tax provision are as follows:

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Current
Cayman Islands	$-	$-
BVI	-	-
Hong Kong	-	-
PRC	76,930	409,356
Deferred
Cayman Islands	-	-
BVI	-	-
Hong Kong	-	-
PRC	-	-
	$76,930	409,356

A reconciliation of the income tax expense determined at the statutory income tax rate to the Company’s income taxes is as follows:

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021

Income before income taxes	$289,149	$1,618,603
PRC statutory income tax rate	25%	25%
Income tax expense computed at statutory corporate income tax rate	72,287	404,651
Reconciling items:
Non-deductible expenses	4,643	4,705
Income tax expenses	$76,930	$409,356

Tax payable for the years presented were as follows:

	September 30, 2022	December 31, 2021

Value added tax payable	$50,759	$20,605
Income tax payable	2,033	425,250
Other tax payable	34,463	62,294
	$87,255	$508,149

(b) Deferred taxes

The approximate tax effects of temporary differences, which give rise to the deferred tax assets and liabilities. For the nine months ended September 30, 2022 and 2021, the Company had immaterial deferred taxes.

(c) Uncertain tax positions

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the nine months ended September 30, 2022 and 2021, the Company had no unrecognized tax benefits.

(d) Value added tax

The Company is subject to VAT and related surcharges in China for providing member services and other in-depth services. The applicable VAT rate is 6% for general taxpayers. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of services provided (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). VAT liability is recorded in the line item of accrued expenses and other current liabilities on the consolidated balance sheets. Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued.

All of the tax returns of the Company have been and remain subject to examination by the PRC tax authorities for five years from the date of filing.

Note 12 - CHINA CONTRIBUTION PLAN

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, and medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; and the Company has no further commitments beyond their monthly contributions. For the nine months ended September 30, 2022 and 2021, the Company contributed a total of $187,471 and $122,752, respectively, to these funds.

Note 13 - OPERATING LEASE

The Company has operating lease for its office facility. The lease for year ended December 31, 2020 is located at Room 1301, 1302 and 1305, Building 25, Tianan Headquarters Central Road, 555, Panyu Avenue North, Donghuan Street, Panyu District, which consist of approximately 1,306.91 square meters. The Company’s leases have remaining terms of approximately 60 months for a lease term commencing on October 9, 2020 and ending on October 8, 2025. The lease deposit is $24,035, with a rent-free period from October 9, 2020 to November 8, 2020. The Company changed the leased property address and area to Room 1302-1305, Building 25, Tianan Headquarters Central Road, 555, Panyu Avenue North, Donghuan Street, Panyu District and 1,451.04 square meters. The renew lease term starting from December 9, 2021 and ending by October 8, 2025. The lease deposit increased to $28,963 without any rent-free period. The Company entered into a new operating lease for its office facility on June 9, 2022, located at Room 1301, Building 25, Tianan Headquarters Central Road, 555, Panyu Avenue North, Donghuan Street, Panyu District, which consist of approximately 345.22 square meters. The new lease term starting from June 9, 2022 and ending by October 8, 2025. The lease deposit increased to $6,173 without any rent-free period. Leases with an initial term of 12 months or less are not recorded on the balance sheet; and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company does not separate non-lease components from the lease components to which they relate, and instead accounts for each separate lease and non-lease component associated with that lease component as a single lease component for all underlying asset classes.

The following table provides a summary of leases by balance sheet location as of September 30, 2022 and December 31, 2021:

Assets/Liabilities	September 30, 2022	December 31, 2021
Assets
Operating lease right-of-use assets	$573,151	$623,236

Liabilities
Operating lease liability - current	$162,202	$130,198
Operating lease liability - non-current	424,726	494,425
Total lease liabilities	$586,928	$624,623

The operating lease expenses for the nine months ended September 30, 2022 and 2021 were as follows:

Lease Cost	Classification	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Operating lease cost	General and administrative expenses	$145,915	$115,971

Maturities of operating lease liabilities at September 30, 2022 were as follows:

Maturity of Lease Liabilities	Operating Leases
12 months ending December 31,
Remainder of 2022	$50,109
2023	206,340
2024	218,733
2025	191,305
Total lease payments	666,487
Less: interest	(79,559)
Present value of lease payments	$586,928

Lease Term and Discount Rate	September 30, 2022	December 31, 2021
Weighted-average remaining lease term (years)
Operating leases	3.08	3.83

Weighted-average discount rate (%)
Operating leases	8%	8%

Note 14 - SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was established under the laws of the Cayman Islands on February 16, 2022. The Company’s authorized share capital is $50,000, divided into 500,000,000 ordinary shares consisting of 300,000,000 Class A Ordinary Shares and 200,000,000 Class B Ordinary Shares, par value $0.0001 per share. On July 23, 2022, the Company had 68,442 Class A Ordinary Shares and 31,558 Class B Ordinary Shares, issued and outstanding, respectively. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes. The Class A Ordinary Shares are not convertible into shares of any other class. Upon any direct or indirect sale, transfer, assignment or disposition, the Class B Ordinary Shares will be automatically and immediately convertible into Class A Ordinary Shares on a one-to-one basis.

Statutory reserves

In accordance with the Regulations on Enterprises of PRC, Tiancheng Jinhui in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. It is required to allocate 10% of its after-tax profits to fund statutory reserves until such reserves have reached 50% of its respective registered capital. The reserve funds, however, may not be distributed as cash dividends.

Note 15 - CONCENTRATIONS AND CREDIT RISK

(a) Concentrations

In the nine months ended September 30, 2022, three third-party clients accounted for 23%, 22% and 19% of the Company’s revenues, respectively. In the nine months ended September 30, 2021, one related party client accounted for 26% and one third-party clients accounted for 18% of the Company’s revenues, respectively. No other client accounts for more than 10% of the Company’s revenues in the nine months ended September 30, 2022 and 2021.

As of September 30, 2022, one third-party client accounted for 87% of the Company’s accounts receivable. As of December 31, 2021, three third-party clients accounted for 37%, 27% and 13% of the Company’s accounts receivable, respectively. No other client accounts for more than 10% of the Company’s accounts receivable as of September 30, 2022 and December 31, 2021.

As of September 30, 2022, four third-party suppliers each accounted for 32%, 23%, 13% and 12% of the Company’s accounts payable, respectively. As of December 31, 2021, two third-party suppliers each accounted for 20% and 16% of the Company’s accounts payable, respectively. No other supplier accounts for over 10% of the Company’s accounts payable.

(b) Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of September 30, 2022 and December 31, 2021, substantially all of the Company’s cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

The ongoing coronavirus pandemic that surfaced in China and is spreading throughout the world has had a material adverse effect on the Company’s industry and the markets in which it operates. The Company’s revenues and workforce are concentrated in China. The pandemic has caused its customers to take longer time to make payments, which subjects it to increased credit exposures.

For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its clients and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

Note 16 - COMMITMENTS AND CONTINGENCIES

(a) Commitment

The Company has following commercial commitments:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Leases	$666,487	$203,330	$444,027	$19,130	$-

(b) Contingencies

The Company incurred a contractual dispute on and around December 2021, where RMB500,000, approximately $78,461 of cash was frozen, but the counterparty voluntarily withdrew the case in December 2021 and reached a settlement with Tiancheng Jinhui. Tiancheng Jinhui made a payment of RMB400,000, approximately $62,769 to the counterparty in December 2021. As such, there was no contingent liabilities as of September 30, 2022 and December 31, 2021.

Note 17 - SUBSEQUENT EVENT

The Company has analyzed its operations up to the date of the issuance of these consolidated financial statements, and has determined that there are no additional material subsequent events to disclose in these consolidated financial statements other than noted below.

On January 10, 2023, the Company issued additional 8,144,598 Class A ordinary shares and 3,755,402 Class B ordinary shares to its existing shareholders.

Note 18 - CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Rule 4-08 (e)(3) of Regulation S-X, “General Notes to Financial Statements” and concluded that it was applicable to the Company; and, therefore, the financial statements for the parent company are included herein.

The Company did not pay any dividend to the shareholders for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income (loss) of the subsidiary is presented as “share of income (loss) of subsidiary”. Certain information and footnote disclosures are generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

As of September 30, 2022 and December 31, 2021, the Company did not have any outstanding guarantees, long-term obligations, or significant capital and other commitments.

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED BALANCE SHEETS

(In USD)

	September 30, 2022	December 31, 2021
ASSETS
Non-current assets
Investment in subsidiary	$2,702,703	$2,796,954
Deferred offering costs	439,640	-

TOTAL ASSETS	$3,142,343	$2,796,954

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Other payables	$50,000	$-
Amount due to a related party	709,640	-

TOTAL LIABILITIES	$759,640	$-

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Class A ordinary shares, $0.0001 par value, 300,000,000 shares authorized, 68,442 shares issued and outstanding	$7	$7
Class B ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 31,558 shares issued and outstanding	3	3
Shares subscription receivables	(10)	(10)
Additional paid-in capital	114,726	114,726
Statutory reserve	282,545	282,545
Retained earnings	2,227,265	2,335,046
Accumulated other comprehensive income	(241,833)	64,637
Total shareholders’ equity	2,382,703	2,796,954

Total liabilities and shareholders’ equity	$3,142,343	$2,796,954

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)

(In USD)

	Nine Months Ended
	September 30, 2022	September 30, 2021
INCOME FROM SUBSIDIARIES	$212,219	$1,209,247

GENERAL AND ADMINISTRATIVE EXPENSES	(320,000)	-

NET INCOME (LOSS)	(107,781)	1,209,247
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(306,470)	10,694
COMPREHENSIVE INCOME (LOSS)	$(414,251)	$1,219,941

TOP KINGWIN LTD

UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS

(In USD)

	Nine Months Ended
	September 30, 2022	September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(107,781)	$1,209,247
Adjustments to reconcile net loss to cash used in operating activities:
Equity income of subsidiary	(212,219)	(1,209,247)
Net cash used in operating activities	(320,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Advance from a related party	709,640	-
Deferred offering costs	(389,640)	-
Net cash provided in financing activities	320,000	-

CHANGES IN CASH	-	-

CASH, beginning of period	-	-

CASH, end of period	$-	$-

Supplemental disclosure of non-cash financing activities:
Deferred offering costs in other payables	$50,000	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to the provisions of the Companies Act and in the absence of fraud or willful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)	is or was, at the request of the Company, serving as a director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Indemnification Agreements

We have also entered into indemnification agreements, the form of which will be filed as Exhibit 10.3 to this registration statement, with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

On July 23, 2022, the Company issued a total of 68,442 Class A Ordinary Shares and 31,558 Class B Ordinary Shares to 23 shareholders.

On January 10, 2023, the Company issued a total of 8,144,598 Class A Ordinary Shares and 3,755,402 Class B Ordinary Shares to its existing shareholders, which increased pro rata the number of shares each shareholder owns and did not change their respective percentage of ownership in the Company.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1.1*	Memorandum of Association of Top KingWin Ltd, dated February 16, 2022
3.1.2*	Articles of Association of Top KingWin Ltd, dated February 16, 2022
3.2.1*	Amended and Restated Memorandum of Association of Top KingWin Ltd, dated July 23, 2022
3.2.2*	Amended and Restated Articles of Association of Top KingWin Ltd, dated July 23, 2022
4.1*	Registrant’s Specimen Certificate for Class A Ordinary Shares
5.1*	Form of opinion of Ogier regarding the validity of the ordinary shares being registered
8.1	Form of opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.1)
10.1*	Employment Agreement between Top KingWin Ltd and its CEO Ruilin Xu, dated August 22, 2022
10.2*	Employment Agreement between Top KingWin Ltd and its CFO, Dan Wu, dated August 22, 2022
10.3*	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4*	Loan Agreement between Guangzhou Tiancheng Capital Management Group Co., Ltd. and Tiancheng Jinhui, dated December 8, 2021
10.5*	English Translation of Lease Agreement between Guangzhou Panyu Energy Saving Technology Park Development Co., Ltd. and Tiancheng Jinhui, dated November 26, 2021
10.6*	English Translation of Lease Agreement between Guangzhou Panyu Energy Saving Technology Park Development Co., Ltd. and Tiancheng Jinhui, dated June 6, 2022
10.7*	English Translation of Purchase Agreement between Guangdong Tiancheng Education Consulting Co., Ltd. and Guangzhou Juxing Consulting Co., Ltd, dated November 30, 2021
10.8*	English Translation of Purchase Agreement between Guangdong Tiancheng Education Consulting Co., Ltd. and Guangzhou Baiyun District Yongping Xuqi Information Service Office, dated January 28, 2021
10.9*	English Translation of the form of Sales Agreement (for a few customers)
10.10*	English Translation of the form of Sales Agreement (for a few customers)
10.11*	English Translation of the form of Sales Agreement (for a few customers)
14.1*	Code of Business Conduct and Ethics of the Registrant
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Friedman LLP, an independent registered public accounting firm
23.2*	Form of consent of Ogier (included in Exhibit 5.1)
23.3	Form of consent of Jingtian & Gongcheng, PRC counsel to the Registrant (included in Exhibit 99.1)
99.1	Form of opinion of Jingtian & Gongcheng, PRC counsel to the Registrant, regarding certain PRC law matters
99.2*	Audit Committee Charter
99.3*	Compensation Committee Charter
99.4*	Nominating & Corporate Governance Committee Charter
99.5*	Consent of Kenneth K. Cheng, Independent Director Nominee
99.6*	Consent of Richard W.Y Seow, Independent Director Nominee
99.7*	Consent of Tzun Chan, Independent Director Nominee
99.8*	Consent of Frost & Sullivan
99.9	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

*	Previously filed

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

4.	For the purpose of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou City, PRC, on February 8, 2023.

Top KingWin Ltd

By:	/s/ Ruilin Xu
	Name:	Ruilin Xu
	Title:	Chief Executive Officer

By:	/s/ Dan Wu
	Name:	Dan Wu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ruilin Xu and Dan Wu, and each of them, as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ruilin Xu	Chief Executive Officer, Chairman and Director	February 8, 2023
Name: Ruilin Xu	(Principal Executive Officer)

/s/ Dan Wu	Chief Financial Officer	February 8, 2023
Name: Dan Wu	(Principal Financial and Accounting Officer)

/s/ Siqi Cao	Director	February 8, 2023
Name: Siqi Cao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, on February 8, 2023.

U.S. AUTHORIZED REPRESENTATIVE Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.